   As filed with the Securities and Exchange Commission on July 26, 2000
                                            Registration Statement No. 333-32600

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                            AMENDMENT NO. 3 TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                                INTRALINKS, INC.
             (Exact name of registrant as specified in its charter)
          Delaware                    7374                   13-3899047
                          (Primary Standard Industrial    (I.R.S. Employer
      (State or other      Classification Code Number) Identification Number)
      jurisdiction of
      incorporation or
       organization)            ----------------
                               1372 Broadway, 12A
                            New York, New York 10018
                                 (212) 543-7700
   (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)
                                 Mark S. Adams
                       Chairman of the Board of Directors
                                IntraLinks, Inc.
                               1372 Broadway, 12A
                            New York, New York 10018
                                 (212) 543-7700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
         Stephen M. Davis, Esq.                     Alan Dean, Esq.
  Heller Ehrman White & McAuliffe LLP            Davis Polk & Wardwell
            711 Fifth Avenue                      450 Lexington Avenue
        New York, New York 10022                New York, New York 10017
             (212) 832-8300                          (212) 450-4000
  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of the Registration Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Proposed       Proposed
 Title of Each Class of                   Maximum         Maximum      Amount of
       Securities        Amount to be  Offering Price    Aggregate    Registration
    to be Registered      Registered      per Unit    Offering Price      Fee
--------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........  6,244,500 (1)     $12.00     $74,934,000 (2) $19,783 (3)
----------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Includes 814,500 shares subject to the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(3) $13,200 of this fee was paid with the original filing on March 15, 2000 and $3,559 was paid with Amendment No. 1 on July 5, 2000.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Prospectus
                             Subject to Completion

                            Dated July 25, 2000
5,430,000 Shares



[LOGO OF INTRALINKS/TM/]


Common Stock


This is our initial public offering and no public market currently exists for our common stock. We estimate that the initial public offering price will be between $10.00 and $12.00 per share.

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the symbol "ILNX."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

           Price to Underwriting Proceeds to
           Public   Discounts    IntraLinks
--------------------------------------------
Per Share  $        $            $
--------------------------------------------
Total      $        $            $

--------------------------------------------------------------------------------

IntraLinks has granted the underwriters the right to purchase up to an additional 814,500 shares of common stock to cover overallotments.

J.P. Morgan & Co.
            Banc of America Securities LLC
                                                         William Blair & Company

    , 2000

ONE DIGITAL WORKSPACE . MANY INDUSTRIES

                                          . INTRALINKS COLLABORATIVE ENVIRONMENT

                                          . COMMERCIAL BANK

                                          . LAW FIRM

                                          . PROFESSIONAL SERVICE FIRM

                                          . INVESTMENT BANK

                                          . GLOBAL 1000 COMPANY

     diagram

   GLOBAL 1000
     COMPANY

                             diagram

                            COMMERCIAL
                               BANK

                                                         diagram

                                                         LAW FIRM
            diagram

         PROFESSIONAL
         SERVICE FIRM

                                                                    IntraLinksTM
                                                 is it work if you love it?TM
it works the way people do

IntraLinks provides secure digital workspaces to help enterprises and individuals communicate and collaborate.

INTRALINKS' GROWTH

Clients introduce their partners into their collaborative workspaces and these partners may, in turn, become IntraLinks clients.


                                                                         diagram


                                                                     GLOBAL 1000
                                                                       COMPANY

              diagram


             COMMERCIAL
                BANK

                                                   diagram


                                                  INVESTMENT
                                                     BANK

MANY INDUSTRIES

IntraLinks offers applications for financial services, legal, pharmaceutical, accounting, consulting and other industries.

the new
economy
has a new
building
block

                                                                diagram

                               Table of Contents

Prospectus Summary..................   1
Risk Factors........................   7
Use of Proceeds.....................   17
Dividend Policy.....................   17
Forward-looking Statements..........   17
Capitalization......................   18
Dilution............................   20
Selected Consolidated Financial
 Information........................   21
Management's Discussion and Analysis
 of
 Financial Condition and Results of
 Operations.........................   24
Business............................   32

Management.........................  46
Certain Relationships and Related
 Transactions......................  54
Principal Stockholders.............  58
Description of Capital Stock.......  60
Underwriting.......................  63
Shares Eligible For Future Sale....  65
Legal Matters......................  67
Experts............................  67
Available Information..............  67
Index to Consolidated Financial
 Statements........................  F-1


                               ----------------

Until         , 2000, all dealers that buy, sell or trade IntraLinks common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Prospectus Summary

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, especially the discussion of "Risk Factors" and the consolidated financial data and related notes, before making an investment decision.

                                    Overview

IntraLinks provides services that enable business-to-business collaboration and secure messaging over the Internet. In business-to-business collaboration, individuals from multiple businesses work together on a project on-line, and in secure messaging, users send and receive point-to-point encrypted messages and documents. Our secure workspaces allow members of a community of interest--for example bankers, lawyers and accountants working together on a corporate financing--to exchange information and communicate within a framework that enhances collaboration and more rapid completion of high-value projects. Our services integrate our software applications designed for managing critical business-to-business communication with high levels of security and 24-hour customer support to provide a comprehensive and easily outsourced service.

To accelerate adoption of our services, we work with industry leaders to design and promote our services. We seek to establish our services as industry standards within the markets we target. Our services for syndicated corporate loan transactions, in which a syndicate of lenders extend a loan to a corporation, were used to help manage approximately 34% of all domestically originated loan syndications in the first quarter of 2000. During 1999, 22 of the top 25 syndicated lenders, as ranked by Loan Pricing Corporation, used IntraLinks to facilitate one or more of their transactions. Our goal is to become the leading provider of Internet-based services for business-to-business collaboration and secure messaging across a broad range of markets.

Each secure environment we establish has the capability to address business processes of varying degrees of complexity. For example, our DealSpace service facilitates the complex business processes underlying global corporate finance, while IntraLinks ASAP enables secure transmission of basic business-to-business messaging. Our initial target market for IntraLinks ASAP is the 56 million worldwide users of Lotus Notes.

By fostering enhanced collaboration and stronger links among communities of interest, our solutions enable substantial increases in employee productivity and decreases in project cycle time, the period required to complete a project. In addition, our clients report that the use of our services results in significant cost savings by reducing the inefficiencies and administrative burdens associated with paper-based and other traditional means of communication.

Our solutions enable businesses to:

  . rapidly exchange and efficiently manage large volumes of business-critical information;
  . enhance collaboration among dispersed project group members and communities of interest;
  .  combine standard Internet access with high levels of security;
  . control and monitor users' access to information; and . manage project assignments and monitor progress and completion.

Our services can best benefit markets with business processes characterized by:

  .  multiple collaborating parties;
  .  large volumes of information;
  . repeated cycles of revision and review of documents; and . need for high levels of security.

We currently serve the financial services, legal and professional services markets. In 1999, we began developing services for the pharmaceutical market, and we have targeted the insurance sector as another market that can benefit from our services. We distribute our services principally through our direct sales force. As of June 30, 2000, we have more than 50 signed annual subscription agreements for the use of our services, including agreements with Chase Securities Inc., J.P. Morgan, Bank of America, Ernst & Young LLP and GE Capital.

Recent Developments

For the quarter ended June 30, 2000, our revenues were approximately $3.3 million, an increase of approximately 77% from the previous quarter. In addition, for the quarter ended June 30, 2000, we expect to record a net loss attributable to common stockholders of approximately $13.0 million. These estimates are preliminary and may change when we complete our review of the second quarter results. The increase in revenues from the first quarter of 2000 principally resulted from the recognition of revenue relating to our enterprise service agreements, which accounted for approximately 52% of the second quarter of 2000 revenue as compared to 7% from the previous quarter. We expect that enterprise service agreements will continue to generate an increasing percentage of our revenue in the future.

The quarter ended June 30, 2000 was the first full quarter that we sold our services using enterprise service agreements. During the quarter ended June 30, 2000, we recognized revenue from 46 enterprise service agreements, up from 5 for the prior quarter. In addition, during the quarter ended June 30, 2000, we signed 15 contracts which had a service start date after June 30, 2000 and that we began recognizing revenue during the third quarter of 2000.

In addition, in the quarter ended September 30, 2000, we will record non-cash related charges of approximately $8.3 million in connection with the immediate vesting of previously contingent options and warrants.

                                  The Offering

 Common Stock Offered.........................  5,430,000 shares
 Common Stock to be Outstanding after the
  Offering....................................  22,653,656 shares
 Over-allotment Option........................  814,500 shares
 Use of Proceeds..............................  For general corporate purposes, including working capital,
                                                expansion of sales and
                                                marketing capabilities and
                                                capital expenditures.
 Proposed Nasdaq National
  Market Symbol...............................  ILNX

The outstanding share information above is based on shares outstanding as of July 15, 2000 and excludes:

  . 8,266,298 shares of common stock issuable as of July 15, 2000 upon exercise of outstanding options granted pursuant to our stock incentive plan, of which options to purchase 2,548,016 shares of common stock are exercisable and options to purchase an additional 620,617 shares of common stock will become exercisable upon consummation of this offering;

  . 634,330 additional shares of common stock reserved for future option grants under our stock incentive plan;

  . 4,198,024 shares of common stock issuable as of July 15, 2000 upon exercise of outstanding warrants, of which warrants to purchase 3,031,254 shares of common stock are exercisable and warrants to purchase an additional 936,000 shares of common stock will become exercisable upon consummation of this offering;

  . 700,000 shares of common stock available for issuance to our employees who elect to buy stock in the future under our employee stock purchase plans; and

  . 814,500 shares of common stock issuable upon exercise of the underwriters' over-allotment option in connection with this offering.

Our principal executive office is located at 1372 Broadway, New York, New York 10018, and our telephone number is (212) 543-7700. Our corporate Internet site address is www.intralinks.com. We also maintain primary Internet sites at www.intralinkspharma.com and www.loaninvestor.com. Information contained on any of our Internet sites is not part of this prospectus. Our Internet site addresses are not intended to be included as active hyperlinks in this prospectus and have been included as inactive textual references only.

Unless otherwise indicated, all information in this prospectus:

  . assumes the underwriters do not exercise their over-allotment option; . reflects a two-for-one stock split of shares of our common stock effected on May 1, 2000;
  . assumes each outstanding share of our convertible preferred stock is converted into two shares of our common stock immediately prior to the closing of this offering; and
  . assumes all warrants to purchase shares of preferred stock become warrants to purchase shares of common stock on a two-for-one basis immediately prior to the closing of this offering.

                   Summary Consolidated Financial Information

The following table contains summary consolidated financial information. You should read this information together with our consolidated financial statements and related notes beginning on page F-1 of this prospectus and the information under "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The following data is presented:

  .  on an actual basis;

  .  on a pro forma basis to give effect to:

    . the recognition of $1,050,000 of non-cash compensation expense at the closing of the offering in connection with the immediate vesting of previously contingent options to purchase 254,617 shares of common stock. For purposes of the pro forma data, the amount of the expense is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash compensation expense will be determined using the initial public offering price upon the consummation of the offering;

    . the recognition of a $7,226,000 non-cash dividend at the closing of the offering in connection with the immediate vesting of previously contingent warrants to purchase 468,000 preferred shares. These warrants will become exercisable for 936,000 shares of common stock upon consummation of this offering. Such amount will be recorded as a non-cash dividend to the Company's Series D preferred stockholder. For purposes of the pro forma data, the amount of the dividend using a Black-Scholes pricing model is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash dividend will be determined using the initial public offering price upon the consummation of this offering. Each $1 change in the per share initial public offering price will affect this dividend by approximately $889,000;

    . the automatic conversion on a two-for-one basis of all of our outstanding shares of convertible preferred stock into 14,187,948 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to give effect to the sale of, and the application of the net proceeds from, 5,430,000 shares of common stock in this offering, assuming an initial public offering price of $11.00 per share (the mid-point of the estimated price range for this offering), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Shares used in computing pro forma basic and diluted net loss per common share include the shares used in computing basic and diluted net loss per common share, adjusted for the conversion of all of our outstanding convertible preferred stock to common stock on a two-for-one basis as if the conversion occurred at the date of their original issuance.

                          -----------------------------------------------------------------
                                                                     Three Months Ended
                                Years Ended December 31,                 March 31,
                          --------------------------------------  -------------------------
                             1997         1998          1999         1999          2000
                          -----------  -----------  ------------  -----------  ------------
Consolidated Statements
 of Operations Data
Revenues:
  Revenue -- third party
   .....................  $   112,000  $   980,000  $  3,925,000  $   406,000  $  1,201,000
  Revenue -- related
   party................          --           --        233,000          --        693,000
                          -----------  -----------  ------------  -----------  ------------
Total revenues..........      112,000      980,000     4,158,000      406,000     1,894,000
Cost of revenues........      374,000    1,776,000     4,659,000      783,000     2,068,000
Non-cash cost of
 revenues...............          --           --        126,000        1,000        81,000
                          -----------  -----------  ------------  -----------  ------------
    Gross loss..........     (262,000)    (796,000)     (627,000)    (378,000)     (255,000)
Operating expenses:
  General and
   administrative,
   exclusive of $59,000,
   $15,000, $685,000,
   $11,000 and
   $2,023,000 reported
   below as non-cash
   compensation.........    1,073,000    2,148,000     5,516,000      842,000     2,250,000
  Sales and marketing,
   exclusive of $2,000,
   $16,000, $522,000,
   $20,000 and $533,000
   reported below as
   non-cash compensation
   and $7,500,000
   reported below as a
   non-cash equity based
   charge in 2000.......      208,000    2,155,000     5,330,000      831,000     2,963,000
  Product development,
   exclusive of $9,000,
   $0, $73,000, $3,000
   and $141,000 reported
   below as non-cash
   compensation.........      439,000    1,956,000     3,036,000      554,000     1,590,000
  Amortization of
   intangible assets....          --           --        250,000          --        207,000
  Non-cash equity based
   charge...............          --           --            --           --      7,500,000
  Non-cash compensation.       70,000       31,000     1,280,000       34,000     2,697,000
                          -----------  -----------  ------------  -----------  ------------
    Total operating
     expenses...........    1,790,000    6,290,000    15,412,000    2,261,000    17,207,000
                          -----------  -----------  ------------  -----------  ------------
    Loss from
     operations.........   (2,052,000)  (7,086,000)  (16,039,000)  (2,639,000)  (17,462,000)
                          -----------  -----------  ------------  -----------  ------------
Interest income
 (expense):
  Interest income.......        8,000      187,000       952,000      112,000       409,000
  Interest expense......      (41,000)    (176,000)       (9,000)      (2,000)       (2,000)
                          -----------  -----------  ------------  -----------  ------------
    Total interest
     income
     (expense), net.....      (33,000)      11,000       943,000      110,000       407,000
                          -----------  -----------  ------------  -----------  ------------
Net loss................   (2,085,000)  (7,075,000)  (15,096,000)  (2,529,000)  (17,055,000)
Cumulative dividends on
 redeemable convertible
 preferred stock........      (14,000)    (702,000)   (3,279,000)    (429,000)   (1,377,000)
Dividends in connection
 with modification of
 dividend rights of
 Series C preferred
 stock..................          --           --     (1,370,000)         --            --
Dividends in connection
 with the beneficial
 conversion feature
 associated with Series
 D preferred stock......          --           --     (1,855,000)         --            --
                          -----------  -----------  ------------  -----------  ------------
Net loss attributable to
 common stockholders....  $(2,099,000) $(7,777,000) $(21,600,000) $(2,958,000) $(18,432,000)
                          ===========  ===========  ============  ===========  ============
Basic and diluted net
 loss per common share..  $     (0.95) $     (3.31) $      (8.92) $     (1.26) $      (6.85)
                          ===========  ===========  ============  ===========  ============
Weighted average shares
 outstanding used
 in basic and diluted
 net loss per common
 share calculation......    2,205,000    2,350,000     2,421,168    2,350,000     2,690,710
                          ===========  ===========  ============  ===========  ============
Pro forma:
  Net loss attributable
   to common
   stockholders.........                            $(21,600,000)              $(18,432,000)
  Non-cash compensation
   in connection with
   the vesting of
   previously contingent
   employee options.....                              (1,050,000)                (1,050,000)
  Cumulative dividends
   in connection with
   the vesting of
   contingent Series D
   preferred stock
   warrants.............                              (7,226,000)                (7,226,000)
                                                    ------------               ------------
  Pro forma net loss
   attributable to
   common stockholders..                            $(29,876,000)              $(26,708,000)
                                                    ============               ============
  Pro forma basic and
   diluted net loss per
   common share.........                            $      (2.35)              $      (1.64)
                                                    ============               ============
  Shares used in pro
   forma basic and
   diluted net loss per
   common share
   calculation..........                              12,727,926                 16,290,422
                                                    ============               ============

                                                    ----------------------------
                                                       As of March 31, 2000
                                                    ----------------------------
                                                               Pro    Pro Forma
                                                    Actual    Forma  As Adjusted
                                                    -------  ------- -----------
Dollars in thousands
Consolidated Balance Sheet Data:
Cash and cash equivalents.......................... $27,718  $27,718   $81,767
Working capital....................................  26,853   26,853    80,902
Total assets.......................................  42,640   42,640    96,689
Redeemable convertible preferred stock.............  69,748      --        --
Total stockholders' equity (deficit) .............. (32,177)  37,571    91,620

                                  Risk Factors

You should carefully consider the risks described below before deciding to purchase shares of our common stock. The risks described below are not the only ones that we face. Any of the following risks may materially and adversely affect our business, financial condition or results of operations. The trading price of our common stock could decline as a result of these risks, and you could lose all or part of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. See "Forward-looking Statements."

Risks Relating to our Business

We have an extremely limited operating history for investors to consider.

We began operations in June 1996 and did not generate revenue until the second quarter of 1997. Consequently, we have an extremely limited operating history for investors to consider in evaluating our business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by start-up companies, particularly in the new and rapidly evolving markets for Internet services.

We have a history of losses, expect to incur future losses and may not be able to achieve profitability.

We have a history of losses and anticipate that we will continue to incur net losses. As of March 31, 2000, we had an accumulated deficit of approximately $41.8 million. We currently expect to increase our operating expenses significantly in connection with expansion of our sales and marketing operations and continued development of our services. In order for our business to become profitable, we will need to significantly increase the revenues we generate from providing our services. We may never generate enough revenue to achieve profitability. The total non-cash charge we expect to record in connection with our 1999 and 2000 option grants during the year ended December 31, 2000 is approximately $3.2 million. In addition, upon completion of this offering, we will record non-cash related charges of approximately $8.3 million in connection with the immediate vesting of previously contingent options and warrants. These charges will increase our expected net loss attributable to common stockholders in the quarter in which we complete this offering.

Our operating results are likely to fluctuate, which may have an impact on our stock price.

Our operating results have varied significantly from quarter to quarter and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could lead to downturns in the market price of our stock. Quarterly fluctuations may result from factors such as:

  .  changes in demand for our services;

  .  rate of penetration of our existing client base;

  .  obtaining new clients or loss of current clients;

  .   changes in service fees paid by users;

  .   changes in our operating expenses;

  .   software "bugs" or other product quality problems;

  .   increased competition;

  .   the seasonality of the corporate finance market; and

  .   general economic conditions.

Based upon all of these factors, we believe that our quarterly operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance.

We currently receive a substantial portion of our revenue from a single product, IntraLoan, and our failure to successfully market additional products could prevent us from becoming profitable.

We currently derive a substantial majority of our revenue from IntraLoan, a service used by banks to facilitate corporate loan syndications. We expect that IntraLoan-related revenue will continue to account for a substantial majority of our revenue for the foreseeable future. A decline in demand for IntraLoan as a result of competition, technological change, a reduction in the number of syndicated corporate loans or other factors would harm our future results of operations and financial condition and could keep us from becoming profitable.

We currently depend on the corporate loan market for a substantial majority of our revenue, making our operating results sensitive to fluctuations in that market.

We currently depend on the corporate loan market for a substantial majority of our revenue. We generally charge our clients a fee for each syndicated loan transaction in which our IntraLoan service is used. Our fee is based on the number of unique individuals who are given access to the secure environment established for managing the loan syndication process. As a result, our revenues are sensitive to the number of new syndicated loan transactions, the number of banks participating in new syndicates and the number of loan transactions using our services. The level of syndication activity in the corporate loan market is sensitive to interest rates, regulatory policies, general economic conditions and other factors beyond our control. A decrease in syndicated loan activity could decrease the use of our services.

We rely on a small number of clients for substantially all of our revenue, and our operating results may suffer if these clients' business were reduced or discontinued.

A small number of our clients account for a substantial amount of our revenue. In the three months ended March 31, 2000, our five largest clients accounted for 51% of our revenue, and Chase Manhattan Bank accounted for 23% of our revenue. In 1999, our five largest clients accounted for 58% of our revenue, and Chase Manhattan Bank accounted for 32% of our revenue. We cannot be certain that our top five clients, or other clients, will continue to use our products and services for their transactions. Our revenue would decrease if any of our significant clients were to reduce or discontinue their use of our services.

If our new pricing model is not acceptable to the marketplace, or if our customers elect to terminate or elect not to renew their contracts with us, we may not be able to generate sustainable revenues or become profitable.

Historically, we have marketed our services on a per-transaction basis. In February 2000, we began marketing our services under one-year enterprise service agreements containing minimum fee requirements whether or not our services are used. Most of the agreements providing us with the largest potential revenues may be terminated by our customers upon 90 days notice, and our customers are not required to renew these agreements. We cannot assure you that enterprise service agreements with minimum fee requirements will be accepted commercially or that these agreements will result in long-term commitments.

We need to expand into and increase our penetration in additional markets, or we may be unable to generate enough revenues to become profitable.

We believe our success depends on expanding the number of industries that use our services. We have developed DealSpace to extend our services beyond the loan syndication market to capital markets and business transactions in the corporate finance, professional services and legal and pharmaceutical industries. We cannot assure you, however, that we will be successful in expanding the use of our collaboration services in these industries. In January 2000 we launched IntraLinks ASAP, a secure messaging service for business-to-business communication. However, we cannot assure you that IntraLinks ASAP will be accepted commercially. We cannot be certain that we will be successful in developing other new services that achieve market acceptance. In addition, although we are developing a specialized service for use in the pharmaceuticals industry, we cannot assure you that we will be able to introduce this service on a timely basis or that it will be accepted.

If we are unable to establish our brand name, we may not be able to generate sufficient business to become profitable.

We believe that establishing and maintaining our brand identity will be important for expanding our client base in our existing markets and will make it easier for us to expand our services into new markets. We do not have a recognizable brand identity outside of the commercial loan industry. We are currently developing and implementing an advertising program that will increase our marketing expenditures significantly and which may not be effective in further developing our brand identity in new or existing markets. If we are unable to provide high quality services, or if we provide new services that are not favorably received, we will diminish the value of our brand names.

We need to build and convert our present technology platform to a new technology platform in order to accomodate any significant growth.

We believe that our ability to accomodate significant growth depends on our ability to convert our services from our existing Lotus Domino platform to our new Unix/Oracle database platform. We expect to complete this conversion during the second half of 2000. We have incurred and will continue to incur substantial expenses to develop the new architecture and delivery platform, while sustaining expenses to keep the existing Lotus platform operational. If we are unable to build our new scalable platform and convert our services successfully or on a timely basis, we may not be able to handle increased customer demand for our services, which may result in transaction delays for our clients.

Businesses may not broadly accept Internet-based services to manage business-to-business communication, which may prevent us from growing or expanding our service offerings.

Our business model is new and unproven, and our success depends on the willingness of businesses to manage collaboration and document-intensive business processes using the Internet instead of traditional management and physical distribution methods. Businesses may be reluctant to adopt Internet solutions due to concerns about security, reliability or other factors. In addition, we cannot be certain that businesses will accept our model of providing our software as part of a service integrating hosting, security, backup and customer service which is billable to our clients on a per-transaction or a subscription basis as opposed to a direct license of the software to the end-user. As a result, widespread conversion from traditional physical methods of communication to electronic methods may not occur as rapidly as we expect or at all.

We need to expand our sales force and distribution channels in order to increase market awareness of our services and generate increased revenue.

We must expand our direct and indirect sales operations to increase market awareness of our services, expand in those markets we have begun to penetrate, reach new markets and generate increased revenue. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our services require a sophisticated sales effort targeted at the senior management of our prospective clients. We cannot be certain that our recent hires will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. New hires will require training and take time to achieve full productivity. We have begun to develop relationships with third-party resellers to strengthen our selling efforts. We cannot be certain that our third-party resellers will be able to market our services successfully or devote the necessary resources to do so.

We rely on unproven strategic alliances for growth, and the failure of these alliances may prevent our growth or harm our future operating results.

Our prospects will depend significantly upon, among others, our strategic relationships with:

  . The Chase Manhattan Corporation. In connection with their equity investment in January 2000, Chase Manhattan, our largest customer, entered into an agreement with us under which Chase Manhattan agreed to use its best efforts to help us reach specified revenue targets for our services and granted to us first option rights to provide our services to its Global Investment Bank segment if it should decide to utilize those types of services. This agreement does not require Chase

     Manhattan to purchase any minimum amount of our services or to expand the use our services to its Global Investment Bank segment.

  . Ernst & Young LLP. In April 1999, we entered into a marketing agreement with Ernst & Young, under which Ernst & Young undertook to market our services to its clients. The agreement does not establish minimum performance requirements for Ernst & Young. We must rely on Ernst & Young's voluntary efforts to pursue our joint goals. We cannot be certain that Ernst & Young's marketing activities on our behalf, if any, will benefit us.

The relationships described above are new and as yet unproven. We plan to continue actively seeking strategic partners, and we will rely on such partnerships to generate a significant portion of our growth. Our strategic partners, however, may not view their relationships with us as significant for their own businesses, and they may reassess their commitment to us in the future. We cannot assure you that our current or any future strategic relationships will help us to generate significant levels of revenue or will not be terminated or expire. We also cannot assure you that after termination a former strategic partner would not begin to compete with us. In any of these events, our ability to become profitable could be jeopardized.

Our prospects depend on our ability to succeed against intense competition in the electronic business-to-business communication management market.

The business-to-business online communication management market is increasingly competitive. We currently or potentially compete with a variety of other companies, including, among others, fax service companies, courier services, financial printers and law firms and other service companies, many of which offer, in conjunction with their principal services, online communication management services to clients who may also use our services. We cannot be certain that we will maintain our competitive position against current and potential competitors, especially the significant number of competitors with greater name recognition and client bases and greater financial, marketing, service, support, technical and other resources than ours. We have not yet had to face significant direct competition from other companies offering business-to-business communication management services over the Internet. However, the business-to-business online communication management market has generally low technological and financial barriers to entry, and we expect that such competition will develop and it may harm our business or keep us from becoming profitable.

In addition, we compete indirectly with the in-house online communication management capabilities of our clients. Many of our existing and potential clients continually evaluate purchasing our services against developing similar services in-house, on the basis of such considerations as cost, security, ease of use and administration, flexibility and responsiveness of service.

Many of our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements, and to devote greater resources to the development, promotion and sale of their products and services than we can. It is possible that our current or potential competitors will develop Internet-based services superior to those we have developed or adapt more quickly than we have to new technologies, evolving industry trends or changes in client requirements. Our market is still evolving and we cannot be certain that we will be able to compete successfully with current or future competitors, or that competitive pressures faced by us will not harm our business or keep us from becoming profitable.

Our future success currently depends on the services of a small number of key personnel, and the loss of some or all of these persons may harm our future operating results.

Our future operating results depend in significant part upon the continued services of our senior management and key technical personnel, particularly the following key employees:

  .  James P. Dougherty, President and Chief Executive Officer;

  .  Joseph W. Simon, Chief Financial Officer;

  .  Patrick J. Wack, Executive Vice President-Business Development;

  .  Gene W. Fuller, Executive Vice President-Worldwide Sales and Support;

  .  Myles Trachtenberg, Chief Technology Officer; and

  .  Mark S. Adams, Chairman of the Board of Directors.

IntraLinks has an employment agreement with Mr. Adams which expires on December 31, 2002. We also have employment agreements with each of Messrs. Dougherty, Simon, Wack, Fuller and Trachtenberg. These agreements all expire in early to mid 2002. While members of senior management are parties to non-competition and non-disclosure agreements, we cannot assure you that these key personnel and others will not leave IntraLinks or compete with us, which could impact our ability to grow or operate our business or become profitable. In addition, we have purchased key person life insurance only on Mr. Adams.

Our success also depends upon our ability to attract, assimilate, and retain other highly qualified technical, sales and managerial and service personnel in the future. We cannot assure you that we will be able to attract and retain such personnel or that we will retain our key employees. The loss of any of our key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could harm our operating results or require us to divert other resources to replacing these personnel.

We depend on a limited number of key personnel who have recently joined us and whom we may not be able to retain.

Our performance is substantially dependent on our senior management and other key employees, many of whom have only been with us, and with each other, for a short time. In particular, our current Chief Executive Officer joined us in January 2000, our current Chief Technology Officer and Executive Vice President-Worldwide Sales and Support joined us in February 2000, and our current Chief Financial Officer joined us in June 2000. In addition, although we believe that we have hired effective managers, we cannot assure you that they will perform to our expectations. We may not be able to execute our business plan if the members of our management team cannot establish effective working relationships or if they do not perform as expected.

We rely on third parties to host our services and to develop our software, and failures by these parties to perform could damage our ability to do business.

We rely on third parties to host our systems and to develop our software. If our arrangements with these third parties are terminated, we may not be able to find an alternative source on a timely basis or on commercially reasonable terms and our business could be disrupted. These arrangements include:

  . IBM Global Services and USinternetworking. We currently rely on IBM Global Services to host our services on the existing NT/Lotus platform and to provide the security features on which our services currently depend. When we migrate our platform to Unix/Oracle, we will use USinternetworking to host our services. We believe that our use of IBM hosting facilities establishes, and the use of USinternetworking will establish, credibility with our clients and address concerns our clients may have concerning reliability, security and availability. If we were to lose our access to our hosting services without securing a supplier with a comparable reputation, we may find it more difficult to maintain our client base and obtain new clients.

  . Outside Consulting Firms. Historically, we have chosen to use outside consulting firms to assist our internal programming staff in developing and maintaining the software supporting our services. We currently rely on Cintra and other consulting firms to assist us in our development efforts. Any deterioration in the services provided to us by these consulting firms could impair our ability to maintain these services or delay the development of new services.

We may have difficulty in migrating our hosting service from IBM to USinternetworking, which could cause delays or interruptions in our service.

When we migrate our hosting service from IBM to USinternetworking, we may experience technical and logistic difficulties, which could include system failure, technology failure and other similar events. These events could cause service stoppages or transaction delays for our clients.

We may have difficulty in managing growth, which could reduce our efficiency and divert our resources.

Our business has grown rapidly in the last two years and must continue to do so in order for us to become profitable. The number of our employees has grown from ten at December 31, 1997 to 111 at December 31, 1999 and to 178 at June 30, 2000, and the scope of our operating and financial systems has expanded significantly. This recent rapid growth has placed and, if sustained, will continue to place, a significant strain on our management and operations. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, client support and financial control systems, and effectively expand, train and manage our employee base. We cannot be certain that we will be able to manage any future expansion successfully, and any inability to do so may harm our operating results or divert our resources to addressing these issues.

We may not be able to keep up with rapid changes in Internet technology, which could prevent us from competing effectively.

The market for our services is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new services or service enhancements compliant with present or emerging Internet technology standards. New products and services based on new technologies or new industry standards can render existing products and services obsolete and unmarketable.

To succeed, we will need to enhance our services and develop new services on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. Internet commerce technology is complex, and new services and service enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new services could prevent us from competing effectively in the markets we serve.

We must successfully integrate our recent acquisitions.

We have recently made a number of acquisitions. Our failure to successfully address the risks associated with our recent acquisitions could have a material adverse affect on our ability to develop and market services or reach new customers using the new resources we have acquired. In addition, our efforts to integrate these acquisitions may require management attention that would otherwise be devoted to our existing business. The success of our acquisitions will depend on our ability to:

  .successfully integrate and manage the operations we have acquired;

  .retain employees from operations we have acquired;

  .develop and market services from the new resources we have acquired; and

  .reach new customers.

We may find it difficult to integrate potential future acquisitions which could disrupt our business, dilute the interest of our stockholders and adversely affect our operating results.

We may acquire other businesses in the future, which would complicate our management's tasks. We may need to integrate widely dispersed operations that have different and unfamiliar corporate cultures. These integration efforts may not succeed or may distract our management's attention from existing business operations. Our failure to successfully manage future acquisitions could seriously harm our business. Also, our existing stock holders would be diluted if we financed the acquisitions by issuing equity securities.

Risks Typical of Internet Companies

The possible slow adoption of Internet solutions by businesses may harm our prospects.

In order for us to be successful, the Internet must continue to be adopted as an important means of disseminating business communication. Because intranet and Internet usage is continuing to evolve, it is difficult to estimate with any assurance the size of this market and its growth rate, if any. To date, many businesses have been deterred from utilizing intranets and the Internet for a number of reasons, including:


  .  lack of availability of cost-effective, high-speed service;

  .  actual or perceived lack of security of information;

  .  lack of access and ease of use;

  .  the need to operate with multiple and frequently incompatible products;

  .  inconsistent quality of service; and

  .  potentially inadequate development of network infrastructure.

Possible Internet security breaches could harm our business.

We rely on encryption and authentication technology licensed from third parties for secure transmission of confidential information of our clients. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may compromise or breach the encryption schemes used by us to protect client transaction data. The ability to provide a highly secure environment for our clients to manage their business communication is a cornerstone feature of our products and services that is demanded by our clients and is critical to our success. If any compromise of our security were to occur, it could have a material adverse effect on our reputation and results of operations and financial condition, and expose us to risks of loss or litigation and possible liability. It is possible that our security measures will not prevent security breaches.

Our software applications are subject to risk of product defects, which could subject us to liability for those defects.

The types of sophisticated software applications that we use to provide our services sometimes contain undetected software errors or failures, especially when we use newly developed applications or when new versions are implemented. These errors or failures can cause delays in the introduction of services or require design modifications before or after we introduce the service. We have experienced these delays and the need for design modification in the past. Our services are intended for use in applications that are critical to our customers' businesses. As a result, our customers and potential customers may have a greater sensitivity to product defects than do customers of software products generally.

Capacity constraints or system failures could harm our business.

The performance of our products and services is critical to our reputation and achieving market acceptance of our online products and services. Any system failure, including network, software or hardware failure, that causes interruption or loss of data could result in decreased usage of our products and services. An increase in the volume of transactions and the number of simultaneous users could strain the capacity of the hardware employed by us, which could lead to slower response time or system failures. IBM currently maintains the computer systems we use to provide our services in its Lotus hosting facilities. We plan to migrate our applications to USinternetworking's hosting facilities during the second half of 2000. Most of our systems are protected by redundant systems, but we cannot assure you that our back-up systems will prevent all types of system failure. Our operations also depend in part upon the ability to protect our systems against physical damage from natural disasters, power loss, telecommunications failures, physical and electronic break-ins, computer viruses and similar events. The occurrence of any of these events, either involving our internal systems or IBM's or USinternetworking's hosting facilities, could result in interruptions, delays or cessations in service to users of our services, which could harm our future financial results. As we increase our business, we must expand and upgrade our technology, systems and network hardware and software. We may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our services. If we do not appropriately upgrade our systems and internal hardware and software, we may be unable to conduct our business or may lose customers.

Our success is tied to the adequacy of the Internet infrastructure in the face of rapid growth in the use of the Internet.

Any problems in the functioning of the Internet could harm our business. To the extent that the Internet continues to experience significant growth in the number of users, it is possible that the infrastructure of the Internet will not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and our services in particular. If the infrastructure for the Internet does not effectively support growth that may occur, our future financial results will be materially and adversely affected. Even if the required Internet infrastructure, standards and protocols are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could divert our funds or other resources from growing our business.

Possible infringement of intellectual property rights could harm our business.

Much of our business is derived from software programs, methodologies and other information in which we have a proprietary interest. We seek to protect our intellectual property through patents, trademarks, copyrights, assignments of inventions, work made for hire agreements and confidentiality agreements. Currently, we have registered the copyright for our IntraLoan service, but none of our patent or trademark applications have yet issued or registered, and we cannot assure you that any of these applications will be issued or registered. Although broad foreign patent protection for our IntraLoan service appears no longer to be available, we are continuing to innovate our technologies and plan to pursue diligently U.S. and foreign patent protection. Even if these applications are approved, we cannot assure you that these measures will be adequate to prevent the unauthorized use of our intellectual property or that others may not independently develop competing products or services. Any of these events could subject us to liabilities that might harm our future financial results. Litigation may be necessary to enforce our intellectual property or to protect our trade secrets, and we cannot assure you that such litigation would be successful. Any such litigation, even if successful, could result in substantial costs and diversions of our resources.

In addition, we cannot be certain that our business activities will not infringe upon the proprietary rights of others or that other parties will not assert infringement claims against us. We cannot, therefore, give any assurance that these third party rights will not be asserted against us or that if these assertions are made that they will not subject us to substantial liabilities. Further, any third party asserting a claim could obtain a temporary, preliminary or permanent injunction barring the offering of our products or services. Any injunction, even if subsequently lifted, could impede our ability to do business and harm our future results of operations and financial condition.

We are aware of other companies using or owning the trademark "IntraLinq" and variations of that name but do not believe any confusion between our services and other companies' activities will result. We are also aware of other companies that have United States registered and pending trademarks for "IntraLink" and similar terms and for "ASAP," for computer-related goods and services. Although we do not believe that any confusion currently exists or is likely to occur in the future regarding our use of "IntraLinks" as a company name or our use of "IntraLinks ASAP" as a service name, the users of these similar terms may have senior trademark rights if they were ever to assert a claim against us for trademark infringement. If an infringement suit were to be instituted against us, even if groundless, it could result in substantial litigation expenses in defending the suit. If the suit were to be successful, we could be forced to cease using the "IntraLinks ASAP" or IntraLinks marks and to pay damages. We have not received notices from any companies alleging infringement or any confusion. We cannot assure you, however, that our business would not be materially and adversely affected if confusion did occur. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as the offer and sale of securities, property ownership, copyright and trademark.

Risks Relating to this Offering and Our Shares

Our stock price may decline after the offering and may be volatile in the future.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between the underwriters and us and may not be indicative of our future market prices. As a result, you may not be able to resell any shares you buy at or above the initial public offering price due to a number of factors, including:

  .  actual or anticipated fluctuations in our operating results;
  . changes in expectations as to our future financial performance or changes in financial estimates by securities analysts;
  . announcements of new products or product enhancements by us or our competitors;
  .  investors' perceptions;
  . general conditions in the economy in general or in Internet-related industries;
  . technological innovations by us or our competitors; and . the operating and stock price performance of other comparable companies.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may lower the trading price of our common stock, regardless of our actual operating performance. In particular, the stock prices for many companies in the Internet sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. These fluctuations may adversely affect the market price of the common stock.

There will be immediate and substantial dilution to new investors in this offering.

The initial public offering price is substantially higher than the net tangible book value per share of our outstanding common stock will be immediately after the offering. Investors purchasing shares in this offering will incur immediate and substantial dilution in pro forma net tangible book value in the amount of $7.02 per share, assuming an initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover page of this prospectus.

Sales of outstanding common stock may depress the stock price after the offering.

A substantial number of shares of our common stock could be sold into the public market after this offering. The occurrence of such sales, or the perception that such sales could occur, could materially lower our stock price or could impair our ability to obtain capital through an offering of equity securities. After this offering, we will have outstanding 22,653,656 shares of common stock, or 23,468,156 shares if the underwriters exercise their option to purchase additional shares of common stock in the offering. In addition, 9,000,000 shares of common stock are reserved for issuance under our stock incentive plan. Options to purchase 8,266,298 of these shares were outstanding as of July 15, 2000, of which options to purchase 2,548,016 shares of common stock were exercisable and options to purchase an additional 620,617 shares will become exercisable upon the closing of this offering. In addition, 4,198,024 shares of common stock underlie warrants outstanding as of July 15, 2000, of which warrants for 3,031,254 shares of common stock are exercisable and warrants for an additional 936,000 shares of common stock will become exercisable upon the closing of this offering.

The 5,430,000 shares of common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for
(i) any shares sold to "affiliates" of IntraLinks and (ii) any shares sold to an individual or entity that is subject to a "lock-up" agreement. The balance of our outstanding shares are restricted securities under Rule 144. In addition, all of our directors, senior officers and other existing holders of at least one-half of one percent of our common stock will agree under written "lock-up" agreements that, for a period of 180 days from the date of this prospectus, they will not sell their shares. As a result, subject in some cases to volume and other restrictions under the Federal securities laws:

  . approximately 520,000 shares held by our current stockholders will be eligible for sale immediately after the date of this prospectus;

  . approximately 186,000 shares held by our current stockholders will become eligible for sale beginning 90 days after the date of this prospectus; and

  . approximately 16,518,000 shares of common stock will become eligible for sale upon the expiration of the lock-up agreements 180 days after the date of this prospectus.

At our request the underwriters have reserved up to 830,000 shares of our common stock being sold in the offering to a holder subject to the lock-up agreements. To the extent this holder purchases any of these reserved shares, the purchased shares will not be available for sale in the public market until 180 days after the date of this prospectus, reducing the number of freely transferable shares during the first 180 days after the date of this prospectus and increasing the number of shares eligible for sale 180 days after the date of this prospectus.

J.P. Morgan Securities Inc. may, in its sole discretion, release any or all of the securities from the "lock-up" agreements. In deciding on releases, J.P. Morgan will consider generally the effect of the releases on the market for our common stock as well other factors including the following:

  .  the number of shares the stockholder wishes to sell;
  . the trading volume and market price of our common stock as of and around the date of the request;
  . the nature of the stockholder and the stockholder's relationship to IntraLinks; and
  .  the reason for the stockholder's request.

                                     15--1

We intend to file one or more registration statements under the Securities Act covering the approximately 9,000,000 shares of common stock reserved for issuance under our stock incentive plan and an additional 700,000 shares of common stock are reserved for issuance under our employee stock purchase plans. These registration statements are expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing.

We and shareholders who will hold in the aggregate 17,223,656 shares of common stock upon the consummation of this offering have entered into registration rights agreements that require us to include shares of common stock held by shareholders in registered offerings of common stock made by us in the future.

After the offering, we will continue to be controlled by existing stockholders whose interests may differ from those of other stockholders.

Upon completion of this offering, the principal stockholders listed under "Principal Stockholders" will beneficially own approximately 48.3% of our outstanding common stock, or 46.7% if the underwriters' over-allotment option is exercised in full. Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our board of directors and the approval of change-in-control transactions.

Our business could be harmed if management uses our proceeds from this offering ineffectively.

Our management will have significant flexibility in applying the net proceeds of this offering that we receive. We intend to use the proceeds of this offering that we receive for general corporate purposes, including capital expenditures and potential future acquisitions. These purposes could include strategic acquisitions or investments, international expansion, technical upgrades of internal systems and working capital requirements. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. The failure of our management to apply these proceeds effectively could lead to losses or diversion of our resources.

Our charter and by-law provisions and Delaware corporate law may make a takeover of IntraLinks more difficult, including takeovers that might economically benefit our stockholders.

Our governing corporate documents contain provisions that could discourage potential takeover attempts and make attempts by our stockholders to change management more difficult. Following this offering, our certificate of incorporation will allow our board of directors to issue up to 1,000,000 shares of preferred stock and fix the rights attached to those shares without approval by the stockholders. The rights of holders of common stock may be harmed by the rights of the holders of any of this preferred stock. We do not, at present, intend to issue any preferred stock, but if we do, an outside party may find it more difficult to acquire a majority of our outstanding voting stock. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met.

Our certificate of incorporation provides for a staggered board of directors, meaning that it would take three successive annual meetings to replace all directors. Furthermore, our by-laws prohibit stockholder action by written consent and establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting. Applying these provisions could delay or prevent a change in control of us, including takeovers that might economically benefit our stockholders, which could lower the market price of our common stock.

                                Use of Proceeds

Assuming an initial public offering price of $11.00 per share, which is the mid-point of the range set forth on the cover of this prospectus, we will receive approximately $54.0 million from the sale of common stock in this offering, or $62.4 million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, the expansion of our sales and marketing capabilities and capital expenditures. We may also apply a portion of the net proceeds of the offering to acquire businesses, products and technologies that are complementary to ours. We have not entered into any current agreements, understandings or arrangements with respect to any specific businesses, products or technologies that we may acquire, although we will continue to evaluate such opportunities from time to time. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                Dividend Policy

IntraLinks has never declared or paid any cash dividends on its common stock and does not intend to pay any cash dividends on its common stock for the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. Future dividends, if any, will be determined solely by our board of directors.

                           Forward-looking Statements

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors."

Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 Capitalization

The following table sets forth the capitalization of IntraLinks as of March 31, 2000:
  .on an actual basis;
  .on a pro forma basis to give effect to:

    . the recognition of $1,050,000 of non-cash compensation expense at the closing of the offering in connection with the immediate vesting of previously contingent options to purchase 254,617 shares of common stock. For purposes of the pro forma data, the amount of the expense is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash compensation expense will be determined using the initial public offering price upon the consummation of the offering;
    . the recognition of a $7,226,000 non-cash dividend at the closing of the offering in connection with the immediate vesting of previously contingent warrants to purchase 468,000 preferred shares. The warrants will become exercisable for 936,000 shares of common stock upon consummation of this offering. Such amount will be recorded as a non-cash dividend to the Company's Series D preferred stockholder. For purposes of the pro forma data, the amount of the dividend using a Black-Scholes pricing model is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash dividend will be determined using the initial public offering price upon the consummation of the offering. Each $1 change in the per share initial public offering price will affect this dividend by approximately $889,000;
    . the automatic conversion on a two-for-one basis of all outstanding shares of convertible preferred stock into 14,187,948 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to give effect to the sale of, and the application of the net proceeds from, 5,430,000 shares of common stock in this offering, assuming an initial public offering price of $11.00 per share (the mid-point of the estimated price range for this offering), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This information set forth in the table below should be read in conjunction with our Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus, as well as the information appearing under "Certain Relationships and Related Transactions" and "Management--Stock Incentive Plan."

                                                           --------------------
                                                    As of March 31, 2000
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
Dollars in thousands
Obligations under capital leases, excluding
 current installments.........................  $     77  $     77   $     77
Redeemable convertible preferred stock:
Series B -- $.01 par value; 887,992 shares
 authorized; 780,230 shares issued and
 outstanding actual; no shares issued and
 outstanding pro forma and pro forma as
 adjusted.....................................     5,964       --         --
Series C -- $.01 par value; 3,901,000 shares
 authorized; 2,500,000 shares issued and
 outstanding actual; no shares issued and
 outstanding pro forma and pro forma as
 adjusted.....................................    17,773       --         --
Series D -- $.01 par value; 1,480,000 shares
 authorized, issued and outstanding actual; no
 shares issued and outstanding pro forma and
 pro forma as adjusted........................    15,926       --         --
Series E -- $.01 par value; 1,068,890 shares
 authorized, issued and outstanding actual; no
 shares issued and outstanding pro forma and
 pro forma as adjusted........................    14,834       --         --
Series F -- $.01 par value; 1,932,354 shares
 authorized; 882,354 shares issued and
 outstanding actual; no shares issued and
 outstanding pro forma and pro forma as
 adjusted.....................................    15,251       --         --
Stockholders' equity (deficit):
Series A convertible preferred stock, $.01 par
 value; 382,500 shares authorized, issued and
 outstanding actual; no shares issued and
 outstanding pro forma and pro forma as
 adjusted.....................................         4       --         --
Common stock, $.01 par value; 42,000,000
 shares authorized; 2,792,708 shares issued
 and outstanding actual; 16,980,656 shares
 issued and outstanding pro forma and
 22,410,656 shares issued and outstanding
 pro forma as adjusted........................        28       170        224
Additional paid-in capital....................    22,845    93,505    147,500
Accumulated deficit...........................   (41,813)  (50,089)   (50,089)
Deferred compensation.........................   (13,217)   (5,991)    (5,991)
Other comprehensive loss......................       (24)      (24)       (24)
                                                --------  --------   --------
Total stockholders' equity (deficit) .........   (32,177)   37,571     91,620
                                                --------  --------   --------
Total capitalization..........................  $ 37,648  $ 37,648   $ 91,697
                                                ========  ========   ========

The table above excludes:

  . 8,266,298 shares of common stock issuable as of July 15, 2000 upon exercise of outstanding options, at a weighted average exercise price of $6.07 per share, granted pursuant to our stock incentive plan, of which options to purchase 2,548,016 shares of common stock are exercisable and options to purchase an additional 620,617 shares of common stock will become exercisable upon consummation of this offering;

  . 634,330 additional shares of common stock reserved for future option grants under our stock incentive plan;

  . 4,198,024 shares of common stock issuable as of July 15, 2000 upon exercise of outstanding warrants at a weighted average exercise price of $6.59 per share, of which warrants to purchase 3,031,254 shares of common stock are exercisable and warrants to purchase an additional 936,000 shares of common stock will become exercisable upon consummation of this offering;

  . 700,000 shares of common stock available for issuance to our employees who elect to buy stock in the future under our employee stock purchase plans;

  . 40,000 shares of common stock issued in May 2000 and 67,500 shares of common stock issued in June 2000 in connection with two acquisitions; and

  . 814,500 shares of common stock issuable upon exercise of the underwriters' over-allotment option in connection with this offering.

                                    Dilution

Our pro forma net tangible book value as of March 31, 2000 was $35.1 million, or $2.07 per share of common stock. Our pro forma net tangible book value per share is determined by dividing the amount of our pro forma total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the issuance and sale of the 5,430,000 shares of common stock in this offering (at an assumed initial public offering price of $11.00 per share, the mid-point of the estimated price range for this offering, and after deducting estimated underwriting discounts and commissions and estimated offering expenses), which would result in estimated net proceeds of $54.0 million, our pro forma net tangible book value as of March 31, 2000, would have been $89.2 million or $3.98 per share. This represents an immediate increase in the pro forma net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $7.02 per share to new investors. The following table illustrates the per share dilution:

     Assumed initial public offering price per share.........           $ 11.00
       Pro forma net tangible book value per share at March
        31, 2000............................................. $ 2.07(1)
       Increase in pro forma net tangible book value per
        share attributable to new investors..................   1.91
                                                              ------
     Pro forma net tangible book value per share after this
      offering...............................................              3.98
                                                                        -------
     Dilution per share to new investors.....................           $  7.02
                                                                        =======

--------
(1) Our historical net tangible book value as of March 31, 2000 was $35.1 million, or $12.59 per share of common stock.

The following table summarizes on a pro forma basis, as of March 31, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by the new investors, assuming an initial public offering price of $11.00 per share, the mid-point of the estimated price range for this offering, before deduction of estimated underwriting discounts and commissions and offering expenses:

                                     ------------------------------------------

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders(1).  16,980,656    76%  $ 66,927,000    53%     $ 3.94
New investors............   5,430,000    24%    59,730,000    47%     $11.00
                           ----------   ---   ------------   ---
    Total................  22,410,656   100%  $126,657,000   100%
                           ==========   ===   ============   ===

--------
(1) Does not include:

  . 8,266,298 shares of common stock issuable as of July 15, 2000 upon exercise of outstanding options at a weighted average exercise price of $6.07 per share granted pursuant to our stock incentive plan, of which options to purchase 2,548,016 shares of common stock are exercisable and options to purchase an additional 620,617 shares of common stock will become exercisable upon consummation of this offering;

  . 634,330 additional shares of common stock reserved for future option grants under our stock incentive plan;

  . 4,198,024 shares of common stock issuable as of July 15, 2000 upon exercise of outstanding warrants at a weighted average exercise price of $6.59 per share, of which warrants to purchase 3,031,254 shares of common stock are exercisable and warrants to purchase an additional 936,000 shares of common stock will become exercisable upon consummation of this offering;

  . 700,000 shares of common stock available for issuance to our employees who elect to buy stock in the future under our employee stock purchase plans;

  . 40,000 shares of common stock issued in May 2000 and 67,500 shares of common stock issued during June 2000 in connection with two acquisitions; and

  . 814,500 shares of common stock issuable upon exercise of the underwriters' over-allotment option in connection with this offering.

To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                  Selected Consolidated Financial Information

The selected consolidated balance sheet data as of December 31, 1998 and 1999 and the selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1996 and 1997 and the consolidated statement of operations data for the period from June 13, 1996 (inception) to December 31, 1996 have been derived from our audited consolidated financial statements not included in this prospectus. The unaudited selected consolidated balance sheet data as of March 31, 2000 and the unaudited selected consolidated statement of operations data for the three months ended March 31, 1999 and 2000, are derived from our unaudited consolidated financial statements included elsewhere herein which have been prepared on a basis consistent with our audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read this selected consolidated financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes included elsewhere in this prospectus.

The following data is presented:

  .  on an actual basis;

  .  on a pro forma basis to give effect to:

    . the recognition of $1,050,000 of non-cash compensation expense at the closing of the offering in connection with the immediate vesting of previously contingent options to purchase 254,617 shares of common stock. For purposes of the pro forma data, the amount of the expense is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash compensation expense will be determined using the initial public offering price upon the consummation of the offering;

    . the recognition of a $7,226,000 non-cash dividend at the closing of the offering in connection with the immediate vesting of previously contingent warrants to purchase 468,000 preferred shares. These warrants will become exercisable for 936,000 shares of common stock upon consummation of this offering. Such amount will be recorded as a non-cash dividend to the Company's Series D preferred stockholder. For purposes of the pro forma data, the amount of the dividend using a Black-Scholes pricing model is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash dividend will be determined using the initial public offering price upon the consummation of this offering. Each $1 change in the per share initial public offering price will affect this dividend by approximately $889,000;

    . the automatic conversion on a two-for-one basis of all outstanding shares of convertible preferred stock into 14,187,948 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to give effect to the sale of, and the application of the net proceeds from, 5,430,000 shares of common stock in this offering, assuming an initial public offering price of $11.00 per share (the mid-point of the estimated price range for this offering), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Shares used in computing pro forma basic and diluted net loss per common share include the shares used in computing basic and diluted net loss per common share, adjusted for the conversion of all of our outstanding convertible preferred stock to common stock on a two-for-one basis as if the conversion occurred at the date of their original issuance.

                            -------------------------------------------------------------------------------
                             Period From
                            June 13, 1996
                             (inception)                                             Three Months Ended
                                 to             Years Ended December 31,                 March 31,
                            December 31,  --------------------------------------  -------------------------
                                1996         1997         1998          1999         1999          2000
                            ------------- -----------  -----------  ------------  -----------  ------------
Consolidated Statements of
 Operations Data
Revenues:
  Revenue--third party ...    $     --    $   112,000  $   980,000  $  3,925,000  $   406,000  $  1,201,000
  Revenue--related party..          --            --           --        233,000          --        693,000
                              ---------   -----------  -----------  ------------  -----------  ------------
Total revenues............          --        112,000      980,000     4,158,000      406,000     1,894,000
Cost of revenues..........          --        374,000    1,776,000     4,659,000      783,000     2,068,000
Non-cash cost of revenues.          --            --           --        126,000        1,000        81,000
                              ---------   -----------  -----------  ------------  -----------  ------------
    Gross loss............          --       (262,000)    (796,000)     (627,000)    (378,000)     (255,000)
Operating expenses:
  General and
   administrative,
   exclusive of $0,
   $59,000, $15,000,
   $685,000, $11,000 and
   $2,023,000 reported
   below as non-cash
   compensation...........      202,000     1,073,000    2,148,000     5,516,000      842,000     2,250,000
  Sales and marketing,
   exclusive of $0,
   $2,000, $16,000,
   $522,000, $20,000 and
   $533,000 reported below
   as non-cash
   compensation and
   $7,500,000 reported
   below as
   a non-cash equity based
   charge
   in 2000................          --        208,000    2,155,000     5,330,000      831,000     2,963,000
  Product development,
   exclusive of $0,
   $9,000, $0, $73,000,
   $3,000 and $141,000
   reported below as non-
   cash compensation......      300,000       439,000    1,956,000     3,036,000      554,000     1,590,000
  Amortization of
   intangible assets......          --            --           --        250,000          --        207,000
  Non-cash equity based
   charge.................          --            --           --            --           --      7,500,000
  Non cash compensation...          --         70,000       31,000     1,280,000       34,000     2,697,000
                              ---------   -----------  -----------  ------------  -----------  ------------
    Total operating
     expenses.............      502,000     1,790,000    6,290,000    15,412,000    2,261,000    17,207,000
                              ---------   -----------  -----------  ------------  -----------  ------------
    Loss from operations..     (502,000)   (2,052,000)  (7,086,000)  (16,039,000)  (2,639,000)  (17,462,000)
                              ---------   -----------  -----------  ------------  -----------  ------------
Interest income (expense):
  Interest income.........          --          8,000      187,000       952,000      112,000       409,000
  Interest expense........          --        (41,000)    (176,000)       (9,000)      (2,000)       (2,000)
                              ---------   -----------  -----------  ------------  -----------  ------------
    Total interest income
     (expense), net.......          --        (33,000)      11,000       943,000      110,000       407,000
                              ---------   -----------  -----------  ------------  -----------  ------------
Net loss..................     (502,000)   (2,085,000)  (7,075,000)  (15,096,000)  (2,529,000)  (17,055,000)
Cumulative dividends on
 redeemable convertible
 preferred stock..........          --        (14,000)    (702,000)   (3,279,000)    (429,000)   (1,377,000)
Dividends in connection
 with modification of
 dividend rights of Series
 C preferred stock........          --            --           --     (1,370,000)         --            --
Dividends in connection
 with the beneficial
 conversion feature
 associated with Series D
 preferred stock..........          --            --           --     (1,855,000)         --            --
                              ---------   -----------  -----------  ------------  -----------  ------------
Net loss attributable to
 common stockholders......    $(502,000)  $(2,099,000) $(7,777,000) $(21,600,000) $(2,958,000) $(18,432,000)
                              =========   ===========  ===========  ============  ===========  ============
Basic and diluted net loss
 per common share.........    $   (0.49)  $     (0.95) $     (3.31) $      (8.92) $     (1.26) $      (6.85)
                              =========   ===========  ===========  ============  ===========  ============
Weighted average shares
 outstanding used in basic
 and diluted net loss per
 common share calculation.    1,030,000     2,205,000    2,350,000     2,421,168    2,350,000     2,690,710
                              =========   ===========  ===========  ============  ===========  ============
Pro forma:
  Net loss attributable to
   common stockholders....                                          $(21,600,000)              $(18,432,000)
  Non-cash compensation in
   connection with the
   vesting of previously
   contingent employee
   options................                                            (1,050,000)                (1,050,000)
  Cumulative dividends in
   connection with the
   vesting of contingent
   Series D preferred
   stock warrants.........                                            (7,226,000)                (7,226,000)
                                                                    ------------               ------------
  Pro forma net loss
   attributable to common
   stockholders...........                                          $(29,876,000)              $(26,708,000)
                                                                    ============               ============
  Pro forma basic and
   diluted net loss per
   common share...........                                          $      (2.35)              $      (1.64)
                                                                    ============               ============
  Shares used in pro forma
   basic and diluted net
   loss per common share
   calculation............                                            12,727,926                 16,290,422
                                                                    ============               ============

                            --------------------------------------------------------------
                               As of December 31,               As of March 31, 2000
                         ---------------------------------  ------------------------------
                                                                                Pro Forma
                         1996    1997     1998      1999    Actual   Pro Forma As Adjusted
                         -----  -------  -------  --------  -------  --------- -----------
Dollars in thousands
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $  37  $ 2,618  $11,188  $ 21,735  $27,718   $27,718    $81,767
Working capital
 (deficit)..............  (322)   3,647   10,263    21,641   26,853    26,853     80,902
Total assets............    96    4,327   13,626    31,363   42,640    42,640     96,689
Deferred development
 fees...................   --       --       150       --       --        --         --
Deferred rent...........   --         4       98       484      497       497        497
Deferred revenue........   --       232       25       244      763       763        763
Obligations under
 capital leases,
 including current
 portion................   --         9        9       149      134       134        134
Redeemable convertible
 preferred stock........   --     5,014   21,701    53,371   69,748       --         --
Total stockholders'
 equity (deficit).......  (263)  (1,203)  (9,713)  (25,517) (32,177)   37,571     91,620

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and other portions of this prospectus.

Overview

IntraLinks develops and markets online services to manage business-to-business communication. Our services allow businesses to exchange information securely over the Internet through an environment that facilitates effective collaboration among working group members and efficient execution of projects and business processes.

Since our founding in June 1996, we have devoted our efforts to developing the proprietary Internet-based applications that support our services, building our organization and developing and marketing our online services. In May 1997, we launched our IntraLoan service. Since its launch, use of IntraLoan has grown from two transactions for the first three months of its introduction to 616 transactions during 1999 and to 244 transactions during the first three months of 2000. We have focused our efforts on increasing IntraLoan's use in the global syndicated loan market while simultaneously tailoring our services to new markets. In collaboration with Ernst & Young, we introduced DealSpace in October 1998 as our branded service for a broad range of capital markets financing transactions. We had marketed predecessor services of DealSpace under different brand names beginning in June 1997.

Our revenues are generated from fees we charge clients for using our services. We have historically billed for each loan syndication or other transaction, project or business process in which our services are used to manage business-critical communication. Our per-project fees are based on the number of users who are granted access to the secure online environment that we establish for the project. We recognize these revenues ratably over the average life of the project, provided that we have no significant remaining obligations and collection of the receivable is probable. In February 2000, we also began marketing our service under one-year enterprise service agreements containing minimum fee requirements whether or not our services are used. We bill our customers using these services on a monthly or quarterly basis in advance. We recognize revenue from enterprise service agreements ratably over the service period provided that we have no significant remaining obligations and collection of the resulting receivable is probable.

Cost of revenues primarily consists of computer hosting fees paid to IBM Global Services, personnel costs for client service specialists, who establish and administer our online services and revenue sharing payments. Prior to January 1, 1999, our hosting service provider charged a fixed monthly fee for each user with the right to log onto the secure web site through which our services are provided. Effective January 1, 1999, this pricing structure was replaced by a fixed monthly fee for hosting services plus a lower monthly fee per user. We anticipate that during the second half of 2000, we will convert to a new Unix/Oracle database platform and migrate our applications to a new hosting facility, USinternetworking. Since March 2000, USinternetworking charges us a monthly charge for an all-inclusive service. This service does not have a charge based upon the number of subscribers, but rather a charge based on the number of servers needed and network connectivity. This cost structure will lower our per user costs as our business grows.

We have a four-year revenue sharing agreement with a partner expiring in June 2003, under which we are obligated to make payments based on the monthly revenues generated by our IntraLoan service. The revenue sharing payments are included in cost of revenues and range from 10% to 22.5% of the monthly revenues generated by IntraLoan in excess of specified monthly thresholds. Under the agreement, we are obligated to pay 22.5% of our monthly IntraLoan revenues in excess of approximately $470,000. Revenue sharing payments under this agreement have not been significant to date but will become significant if our monthly revenues from IntraLoan grow beyond the applicable thresholds.

Our allowance for doubtful accounts was $75,000 as of December 31, 1998, $110,000 as of December 31, 1999, and $150,000 as of March 31, 2000. Such
allowance approximated 12.2% of our gross accounts receivable as of December 31, 1998, 4.8% of our gross accounts receivable as of December 31, 1999 and 5.2% of our gross accounts receivable as of March 31, 2000. We base our allowance for doubtful accounts on our past collection history and our best estimate of possible future uncollectible accounts. Included in our allowance for doubtful accounts as of December 31, 1998 is $43,000 from Bank of America, which has been subsequently collected. We adjust our allowance for doubtful accounts when accounts previously reserved have been collected.

In August 1999, we acquired substantially all of the assets and assumed substantially all of the liabilities of Cambridge Technology Visions, Inc. CTV is the developer of Acquisition Trustee, a service to facilitate secure communication and collaboration in connection with mergers, acquisitions and post-merger integration. The acquisition was accounted for as a purchase business combination. The consideration consisted of the following: $180,000 in cash and 174,336 shares of our common stock valued at $1,071,000, or $6.14 per share. We also incurred acquisition costs of $31,000. The excess of the purchase price over the net book value of the acquired assets and liabilities of CTV has been allocated to goodwill and other intangible assets. Goodwill and other intangible assets will be amortized over a period of three years, the expected period of benefit.

In January 2000, we acquired selected assets from and assumed selected liabilities of Savant Technologies, Inc., a software development company, for $1,148,000, including acquisition costs. The acquisition was accounted for as a purchase business combination. The consideration consisted of 144,000 shares of our common stock valued at $1,102,000, or $7.65 per share, and acquisition costs of $46,000. We will amortize the resulting goodwill over three years, the expected period of benefit. An additional 36,000 shares of our common stock were issued into escrow and will be released from escrow if Savant's employees continue on as our employees through January 28, 2002. We consider the 36,000 shares issued into escrow to be compensation for post-combination services rather than additional purchase price and, accordingly, will ratably amortize the $275,000 value ascribed to these shares to expense through January 28, 2002.

On May 12, 2000, we acquired assets from and assumed no liabilities of Zephyr Document Exchange for $2.5 million, including acquisition costs. The acquisition was accounted for as a purchase business combination. The consideration consisted of the following: $150,000 in cash, 13,200 shares of common stock valued at $132,000, or $10.00 per share, options to purchase 320,000 shares of common stock valued at $2.2 million using the Black-Scholes pricing model, and acquisition costs of $50,000. We will amortize the resulting goodwill over three years, the expected period of benefit. An additional $200,000 in cash will be paid in November 2000, provided specified revenue targets are achieved. In addition, 26,800 shares of common stock were issued into escrow and will be released from escrow if and when specified revenue targets are achieved. If the revenue targets are achieved, we will adjust the purchase price at that time.

On June 29, 2000, we acquired assets from and assumed no liabilities of Moonweasel, Inc. for $600,000, including acquisition costs. The acquisition was accounted for as a purchase business combination. The consideration consisted of the following: $80,000 in cash, 47,500 shares of common stock valued at $475,000, or $10.00 per share, and acquisition costs of $45,000. We will amortize the resulting goodwill over three years, the expected period of benefit. An additional 12,500 and 7,500 shares of common stock were issued into escrow and will be released from escrow if Moonweasel's employees continue on as our employees through June 29, 2001 and June 29, 2002, respectively. We consider the 20,000 shares issued into escrow to be compensation for post-combination services rather than additional purchase price and, accordingly, will ratably amortize the value ascribed to these shares to expense through the applicable anniversary dates.

Through March 31, 2000, we recorded an aggregate of $1,759,000 of non-cash compensation expense in connection with our issuance of options to purchase 555,372 shares of common stock to consultants, vendors and board of advisor members. The value ascribed to these options were determined using a Black-Scholes pricing model. We also recorded an aggregate of $55,000 of non-cash compensation expense through March 31, 2000 in connection with our issuance of 290,000 shares of our common stock to our executive officers.

For the period from January 1, 1999 through March 31, 2000, we granted options to purchase 4,986,888 shares of common stock to employees, at a weighted average exercise price of $5.72 per share. The deemed fair value of our common stock ranged from $3.63 to $10.00 per share during this period. For the period from January 1, 1999 through March 31, 2000, we recorded deferred compensation of $7,931,000, representing the difference between the deemed fair value of our common stock at the date of grant for accounting purposes and the exercise price of the related employee options. This amount is presented as deferred compensation in the consolidated statement of stockholders' deficit and is being amortized over the vesting period of the applicable options, typically three years. We amortize deferred compensation based on graded vesting in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and other Variable Stock Option or

Award Plans". We amortized $2,202,000 of deferred compensation for the period January 1, 1999 through March 31, 2000 and we expect to amortize the following deferred compensation annually:

  . in 2000, $3,204,000, of which $859,000 was recorded in the first quarter; .in 2001, $1,371,000;
  .in 2002, $402,000; and
  .in 2003, $11,000.

For the year ended December 31, 1999, we recorded deferred compensation of $1.6 million in connection with the grant of options to purchase 335,000 shares of common stock, the vesting of which is contingent upon the achievement of specified revenue targets. The achievement of these revenue targets is not considered probable. If and when the achievement of the revenue targets is considered probable, we will amortize the ascribed value of the options (remeasured at each balance sheet date) over the vesting period of the option agreement.

Upon the closing of this offering, we will record $1,050,000 of non-cash compensation expense as a result of the immediate vesting of previously contingent options to purchase 254,617 shares of common stock. The amount of the non-cash compensation expense is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash compensation expense will be determined using the initial public offering price upon the consummation of the offering.

In addition, options to purchase 732,000 shares of common stock ratably vest over three years. However, these options contain an acceleration clause that automatically accelerates their vesting terms upon an initial public offering. Based on a current fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering, options to purchase 366,000 shares of common stock will vest upon the closing of this offering. The vesting provisions for the remaining options to purchase 366,000 shares of common stock may accelerate if our common stock trades at or above specified prices for 30 consecutive days.

Upon the closing of this offering, we will record a $7,226,000 non-cash dividend in connection with the immediate vesting of previously contingent warrants to purchase 468,000 shares of Series D preferred stock issued to Ernst & Young. These warrants become exerciseable for 936,000 shares of common stock upon the closing of this offering. We will record this amount as a non-cash dividend to our Series D preferred stockholders. The amount of the dividend using a Black-Scholes pricing model is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range of this offering. The actual amount of the non-cash dividend will be determined using the initial public offering price upon the consummation of this offering. Each $1 change in the per share initial public offering price will affect this dividend by approximately $889,000.

Since inception, we have incurred substantial costs to develop our services and to build our sales and marketing capabilities. As a result, we have incurred net losses in each fiscal quarter since inception and, as of March 31, 2000, we had an accumulated deficit of $41.8 million. We anticipate that our operating expenses will continue to increase in future quarters as we continue to make significant investments in our sales and marketing operations, increase our organizational and technical infrastructure and develop services for new markets. Accordingly, we expect to incur additional losses in the future. Our limited operating history makes it difficult for us to predict future operating results, and we cannot assure you that we will achieve or sustain revenue growth or profitability.

Results of Operations

Revenues. Revenues consist primarily of fees derived from our services. A significant majority of our historical revenues, in the amount of $5.4 million, have been generated from IntraLoan. We did not generate revenues until 1997. Revenues were $112,000 for the year ended December 31, 1997, $980,000 for the year ended December 31, 1998, $4.2 million for the year ended December 31, 1999, $406,000 for the three months ended March 31, 1999 and $1.9 million for the three months ended March 31, 2000. This growth in revenues is principally attributable to an increase in the number of secure environments we established for our clients. The number of secure environments we established for our clients increased from 19 for the year ended December 31, 1997 to 204 for the year ended December 31, 1998 to 931 for the year ended December 31, 1999 and to 464 for the three months ended March 31, 2000.

Cost of revenues. Cost of revenues primarily consists of computer hosting fees paid to IBM Global Services and costs for client service personnel, who establish and administer our online services. We did not have any cost of revenues until 1997. Cost of revenues was $374,000 for the year ended December 31, 1997, $1.8 million for the year ended December 31, 1998, $4.8 million for the year ended December 31, 1999,

$784,000 for the three months ended March 31, 1999 and $2.1 million for the three months ended March 31, 2000. These increases in cost of revenues are attributable to increases in hosting fees, as well as increases in the number of our client service personnel. Hosting fees increased during the period from our initial launch in 1997 through March 31, 2000 as a direct result of the increase in the number of users of our services.

General and administrative expense. General and administrative expense primarily includes salaries for executive, administrative and accounting personnel, and non-personnel costs such as facilities, professional fees and depreciation and amortization. General and administrative expense was $1.1 million for the year ended December 31, 1997, $2.1 million for the year ended December 31, 1998, $5.5 million for the year ended December 31, 1999, $842,000 for the three months ended March 31, 1999 and $2.3 million for the three months ended March 31, 2000. This increase in general and administrative expense was primarily due to increased salaries and related expenses associated with hiring additional accounting and administrative personnel, and increased facilities expense relating to the leasing of additional office space to support our rapid growth. We expect these expenses to continue to grow as we hire additional personnel and incur additional expenses relating to growing our business and operating as a public company.

Sales and marketing. Sales and marketing expense consists primarily of salaries, travel related costs of sales, marketing, business development, personnel, public relations and conference costs, and other marketing expenses. We did not incur any sales and marketing expense until mid-1997, when we began marketing our IntraLoan service. Sales and marketing expense was $208,000 for the year ended December 31, 1997, $2.2 million for the year ended December 31, 1998, $5.3 million for the year ended December 31, 1999, $831,000 for the three months ended March 31, 1999 and $3.1 million for the three months ended March 31, 2000. This increase in sales and marketing expense was primarily due to an increase in sales personnel from three as of December 31, 1997 to 16 as of December 31, 1998, to 25 as of December 31, 1999 and to 32 as of March 31, 2000. Also contributing to the increase are travel and entertainment costs, and marketing expenses such as advertising, trade conference costs, public relations expenditures and promotional items.

Product development. Product development expense includes consulting costs associated with the design, development and testing of our systems and personnel costs. Prior to January 1, 1999, we expensed product development costs as incurred. Since January 1, 1999, we have capitalized our development expense for IntraLoan and DealSpace in accordance with accounting Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." We capitalized software costs of $1.3 million as of December 31, 1999 and $1.7 million as of March 31, 2000. The amounts capitalized are for external direct costs of services used in developing internal-use software and for payroll and payroll related costs of employees directly associated with the development activities. We amortize capitalized software over a period of three-years, the expected period of benefit. This estimate may change in the future. We continue to expense other product development costs as incurred. Product development expense was $439,000 for the year ended December 31, 1997, $2.0 million for the year ended December 31, 1998, $3.0 million for the year ended December 31, 1999, $554,000 for the three months ended March 31, 1999 and $1.6 million for the three months ended March 31, 2000. Product development expense increased substantially each year and each period as we continued to use independent consultants to develop and enhance our products. In 1996, we engaged a consulting firm to develop IntraLoan. We began to establish our in-house development capability after the launch of IntraLoan. We continue to work with outside consultants to assist us in developing and enhancing our products while increasing our in-house development staff. We believe that timely deployment of new and enhanced features and technology are critical to attaining our strategic objectives. Accordingly, we intend to continue to hire additional experienced product development personnel, to use outside consultants and to make additional investments in product development.

Amortization of intangible assets. Amortization of intangible assets includes amortization of partner advances that were derived from the issuance of warrants to Johnson & Johnson Development Corporation as well as the amortization of goodwill and other intangible assets associated with our acquisitions of CTV and Savant. Amortization of intangible assets was $250,000 for the year ended December 31, 1999 and increased from $0 in the three months ended March 31, 1999 to $207,000 in the three months ended March 2000 due to the timing of and increased dollar amount of intangible assets as a whole.

Non-cash equity based charge. During the quarter ended March 31, 2000, we recorded a $7.5 million charge in connection with fully vested warrants to purchase 1,050,000 shares of our common stock granted to Chase Manhattan in which Chase Manhattan has no continuing performance obligations.

Interest income (expense), net. We had no interest income or expense until 1997. Interest income for all periods resulted from interest earned on cash and cash equivalents in money market accounts. Interest income increased from $8,000 for the year ended December 31, 1997 to $187,000 for the year ended December 31,

1998 and to $952,000 for the year ended December 31, 1999. Additionally, interest income increased from $112,000 for the three months ended March 31, 1999 to $409,000 for the three months ended March 31, 2000. This increase in interest income is directly attributable to higher balances in our money market accounts from the proceeds of our equity offerings. Interest expense for the years ended December 31, 1997 and 1998 is comprised of interest on our bridge loans, capital lease obligations and amortization of the discount on our debt. Interest expense for the year ended December 31, 1999 and three months ended March 31, 1999 and 2000 is comprised of interest on our capital lease obligations. Interest expense was $41,000 for the year ended December 31, 1997, $176,000 for the year ended December 31, 1998 and $9,000 for the year ended December 31, 1999. Additionally, interest expense was $2,000 for the three months ended March 31, 1999 and 2000.

Dividends. Dividends on redeemable convertible preferred stock amounted to $14,000 for the year ended December 31, 1997, $702,000 for the year ended December 31, 1998, $3.3 million for the year ended December 31, 1999, $429,000 for the three months ended March 31, 1999 and $1.4 million for the three months ended March 31, 2000. Upon the closing of this offering, all of the outstanding shares of convertible preferred stock will convert into shares of common stock, and all accrued but undeclared dividends on these shares will be cancelled. There are currently no unpaid declared dividends, and we do not anticipate declaring any dividends on our preferred stock prior to the closing of this offering. We also recorded a dividend of $1.4 million in 1999 in connection with the modification of dividend rights of the Series C preferred stock along with recording a $1.9 million dividend in 1999 in connection with the beneficial conversion feature associated with the Company's Series D preferred stock.

Quarterly Results of Operations

The following table presents certain unaudited quarterly financial information for each of the five quarters ended March 31, 2000. In the opinion of management this data has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and includes all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The quarterly data should be read together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                         ------------------------------------------------------------------
                                               Three Months Ended
                         ------------------------------------------------------------------
                          March 31,    June 30,    September 30, December 31,   March 31,
                            1999         1999          1999          1999          2000
                         -----------  -----------  ------------- ------------  ------------
Consolidated Statements
 of Operations:
Revenues:
  Revenue--third party.. $   406,000  $ 1,040,000   $ 1,032,000  $ 1,447,000   $  1,201,000
  Revenue--related
   party................         --        14,000        80,000      139,000        693,000
                         -----------  -----------   -----------  -----------   ------------
    Total revenues......     406,000    1,054,000     1,112,000    1,586,000      1,894,000
Cost of revenues........     783,000      825,000     1,347,000    1,704,000      2,068,000
Noncash cost of
 revenues...............       1,000       23,000        38,000       64,000         81,000
                         -----------  -----------   -----------  -----------   ------------
    Gross profit (loss).    (378,000)     206,000      (273,000)    (182,000)      (255,000)
Operating expenses:
 General and
  administrative,
  exclusive of $11,000,
  $38,000, $168,000,
  $468,000 and
  $2,023,000 reported
  below as non-cash
  compensation..........     842,000    1,159,000     1,385,000    2,130,000      2,250,000
 Sales and marketing,
  exclusive of $20,000,
  $61,000, $62,000,
  $382,000 and $533,000
  reported below as non-
  cash compensation and
  $7,500,000 reported
  below as a non-cash
  equity base charge
  in 2000...............     831,000    1,091,000     1,508,000    1,900,000      2,963,000
 Product development,
  exclusive of $3,000,
  $10,000, $25,000,
  $32,000 and $141,000
  reported below as non-
  cash compensation.....     554,000      411,000       784,000    1,287,000      1,590,000
 Amortization of
  intangible assets.....         --           --        108,000      142,000        207,000
 Non-cash equity based
  charge................         --           --            --           --       7,500,000
 Non-cash compensation..      34,000      109,000       255,000      882,000      2,697,000
                         -----------  -----------   -----------  -----------   ------------
    Total operating
     expenses...........   2,261,000    2,770,000     4,040,000    6,341,000     17,207,000
                         -----------  -----------   -----------  -----------   ------------
Loss from operations....  (2,639,000)  (2,564,000)   (4,313,000)  (6,523,000)   (17,462,000)
Total interest income,
 net....................     110,000      138,000       361,000      334,000        407,000
                         -----------  -----------   -----------  -----------   ------------
    Net loss............ $(2,529,000) $(2,426,000)  $(3,952,000) $(6,189,000)  $(17,055,000)
                         ===========  ===========   ===========  ===========   ============

Total revenues have increased in each of the five quarters ended March 31, 2000 due to increasing market acceptance of our services. Total revenues increased only 6% in the quarter ended September 30, 1999 over the quarter ended June 30, 1999 due to weak market conditions in the syndicated bank loan market. The decrease in third party revenues and corresponding increase in related party revenues in the quarter ended March 31, 2000 principally relates to our customer Chase Manhattan becoming a related party in January 2000 in connection with their equity investment in our company. Chase Manhattan accounted for revenues of $378,000 in the quarter ended December 31, 1999 and $424,000 in the quarter ended March 31, 2000.

Our gross profit in the quarter ended June 30, 1999 resulted principally from more efficient use of customer service personnel as we supported a larger number of transactions without a corresponding increase in customer service staffing levels. We significantly increased the number of our client service personnel in the quarter ended September 30, 1999 in anticipation of a higher level of transactions using our services. This hiring led to an increase in cost of revenues as a percentage of total revenues in the quarter ended September 30, 1999.

We have experienced variations in our quarterly revenues, gross margins and operating costs and we expect our quarterly operating results to continue to fluctuate due to a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results, in addition to those listed under "Risk Factors--Our operating results are likely to fluctuate, which may have an impact on our stock price," include:

  .  syndicated loan origination activity;

  .  the success of our efforts to expand into new markets; and

  .  the timing of our introduction of new products.

As a result of our limited operating history and the emerging nature of the market for Internet-based services, our revenues are difficult to forecast. In addition, our service revenues are derived generally from orders placed during the quarter, so we do not have a backlog which also contributes to our difficulty in projecting our revenues. At the same time, our expense levels are relatively fixed since our spending programs are based on estimates of future revenues and our plans to invest in our business. As a result, we may be unable to adjust our spending in a timely manner to match revenue shortfalls. An unexpected shortfall in revenue could have a disproportionate impact on our operating results.

Liquidity and Capital Resources

Since our inception, we have obtained financing primarily through private placements of equity securities, bridge loans and the exercise of warrants. Through the date of this prospectus, we have raised $66.9 million through sales of equity securities, bridge loans and the exercise of warrants. As of March 31, 2000, we had $27.7 million in cash and cash equivalents.

We have had significant negative cash flows from operating activities for each fiscal and quarterly period to date. Net cash used in operating activities was $1.7 million for year ended December 31, 1997, $6.4 million for the year ended December 31, 1998, $13.4 million for the year ended December 31, 1999 and $6.7 million for the three months ended March 31, 2000. Net cash used in operating activities consisted mostly of net operating losses, decreased by non-cash compensation, depreciation and amortization, provision for doubtful accounts, amortization of the discount on our debt and changes in operating assets and liabilities.

Net cash used in investing activities was $108,000 for the year ended December 31, 1997, $1.7 million for the year ended December 31, 1998, $3.3 million for the year ended December 31, 1999 and $3.0 million for the three months ended March 31, 2000. Net cash used in investing activities consisted primarily of leasehold improvements and purchases of furniture, fixtures and computer equipment. We expect that net cash used in investing activities will increase in the future as a result of strategic acquisitions and capital expenditures.

Our net cash provided by financing activities was $4.4 million for the year ended December 31, 1997, $16.6 million for the year ended December 31, 1998, $27.2 million for the year ended December 31, 1999 and $15.7 million for the three months ended March 31, 2000. The main sources of cash in 1997 were the proceeds from the issuance of Series A and Series B preferred stock, and the proceeds from bridge loans. In 1998, the main sources of cash were the proceeds from the issuance of Series B and Series C preferred stock and the proceeds from bridge loans. In 1999, the main sources of cash were the proceeds from the issuance of Series D and Series E preferred stock and the exercise of a portion of our outstanding warrants to purchase Series D preferred stock. In addition, in January 2000 we received net proceeds of approximately $14.9 million from the issuance of Series F preferred stock. In the first quarter of 2000, we also received $750,000 from the exercise of a portion of the outstanding options to purchase our common stock.

In the fourth quarter of 1998, we launched our DealSpace service in connection with a letter of understanding with Ernst & Young LLP. Under this arrangement, Ernst & Young paid us a monthly fee for developing and exploring the potential of the DealSpace service. We recorded net deferred development fees from Ernst & Young of $150,000 for the year ended December 31, 1998, and $360,000 through March 31, 1999.

In April 1999, we replaced our then-existing agreement with Ernst & Young with a new agreement. Under this new agreement, we issued to Ernst & Young U.S. LLP 660,000 shares of our Series D preferred stock, warrants to purchase 660,000 shares of Series D preferred stock at $10.00 per share and warrants to purchase 192,308 shares of Series C preferred stock at $6.50 per share in exchange for $6.6 million in cash. In connection with this private placement of Series D preferred stock and the issuance of these warrants, the $360,000 of net deferred development fees previously recorded as an advance was contributed to capital.

In June 1999, we issued 1,068,890 shares of Series E preferred stock to investors at $13.00 per share, which raised $13.7 million in net proceeds. In connection with this private placement, Ernst & Young and the holders of our Series C preferred stock exercised warrants issued to them in April 1999 to purchase an aggregate of 820,000 shares of Series D preferred stock, totalling $8.2 million in proceeds to us.

Also, in connection with the execution of a collaboration and service agreement with R.W. Johnson Pharmaceutical Research Institute, we issued to RWJ-PRI warrants to purchase an aggregate of 461,540 shares of common stock at $6.50 per share. Of these warrants, warrants to purchase 76,924 shares of common stock are fully vested, immediately exercisable and expire in June 2002. Warrants to purchase an additional 153,846 shares of common stock are fully vested, and exercisable upon the earliest of: (1) the closing of this offering, (2) Johnson & Johnson Development Corporation, a subsidiary of Johnson & Johnson, an affiliate of RWJ-PRI and a Series E preferred stock investor, being forced to sell its shares of IntraLinks in accordance with the terms of our Second Amended and Restated Shareholders' Agreement or (3) June 30, 2001. We have the right to require RWJ-PRI to exercise these warrants, which expire in December 2002, upon the closing of this offering. No future services are required and the exercisability of the second set of warrants is merely dependent upon the passage of time. The fair value of the warrants was capitalized on the balance sheet as a prepayment under an executory contract. We have ascribed a value to the first and second set of warrants using a Black-Scholes pricing model and have recorded $436,000 as a partner advance. This amount is being ratably amortized to expense over the 3-year term of the agreement.

The third set of warrants to purchase the remaining 230,770 shares of common stock become exercisable over time upon our achieving certain defined revenue targets. We account for these warrants in accordance with Emerging Issues Task Force Abstract No. 96-18. Pursuant to EITF 96-18, we valued the warrants using a Black-Scholes pricing model. The $1.2 million ascribed to these warrants as of March 31, 2000 will be adjusted at each intervening balance sheet date to bring the total charge up to the then current market value. We have not recorded or amortized the partner advance through March 31, 2000 as the achievement of the revenue targets is not considered probable.

In January 2000, we issued 882,354 shares of our Series F preferred stock to investors at $17.00 per share, which raised $14.9 million in net proceeds. In January 2000, we also entered into an agreement with The Chase Manhattan Corporation, under which we have the exclusive right for the first option to make a proposal to Chase Manhattan to provide Internet-based collaboration and secure messaging services to Chase Manhattan's Global Investment Bank. In connection with an agreement, we issued Chase Manhattan warrants to purchase 1,050,000 shares of Series F preferred stock at $17.00 per share. We calculated the $7.5 million value of the four-year warrants using a Black-Scholes pricing model with a volatility factor of 45%, fair value of $17.00 per share and exercise price of $17.00 per share. These warrants are fully vested and immediately exercisable. The $7.5 million value of the warrants was immediately expensed because the warrants are fully vested and Chase Manhattan has no continuing performance obligations.

We believe that net proceeds from this offering and the recent private placements together with our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 24 months. However, we may need additional equity or debt financing in the future to fund our operations or to finance potential acquisitions of other business, products or technologies, which we evaluate on an ongoing basis. Sales of additional equity securities could result in additional dilution to our stockholders.

Quantitative and Qualitative Disclosures About Market Risk

We do not use derivative financial instruments in our operations or investment portfolio. We do not have significant exposure to market risks associated with changes in interest rates related to our corporate debt instruments held as of March 31, 2000.

Recent Accounting Pronouncements Applicable to this Offering

In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was adopted by us on January 1, 1999. As we have not capitalized such costs, the adoption of SOP 98-5 did not have an impact on our consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We have not yet analyzed the impact of this pronouncement on our financial statements.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" which summarizes the views of the staff of the SEC in applying generally accepted accounting principles to revenue recognition in financial statements. We adopted SAB No. 101 on January 1, 2000. The implementation of SAB No. 101 did not have a significant effect on our results of operations.

In March 2000, the FASB issued Interpretation No. 44, "Accounting For Certain Transactions Involving Stock Compensation" which provides guidance for applying APB Opinion No. 25, "Accounting For Stock Issued To Employees." With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000. We do not believe that the implementation of FIN No. 44 will have a significant effect on our results of operations.

In March 2000, the Emerging Issues Task Force of the FASB reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs" which provides guidance on when to capitalize versus expense costs incurred to develop a web site. The consensus is effective for web site development costs in quarters beginning after June 30, 2000. We have not yet analyzed the impact of this issue on our consolidated financial statements.

                                    Business

Overview

IntraLinks provides services that enable business-to-business collaboration and secure messaging over the Internet. We provide Internet-based, secure environments in which members of a community of interest--for example, bankers, lawyers and accountants working together on a corporate financing--can exchange information and communicate within a framework that enhances collaboration and more rapid completion of high-value projects.

The following diagram illustrates this concept of a community of interest that includes our clients and their advisors, partners and investors for a hypothetical financial transaction. Other communities of interest in the legal, professional service, or other markets can also use our collaboration and messaging services for projects in their markets.

[Insert graphic. This graphic depicts boxes representing the various collaborating parties involved in a transaction managed through IntraLinks's services. At the left edge of the picture are boxes labelled "Law Firm" and "Accounting Firm." These boxes are connected to each other by arrows and to a box to the right labelled "Corporate Client." This box connects to three overlapping boxes labelled "JP Morgan," "Bank of America Securities LLC" and "William Blair." Below and connected by an arow to these three boxes is a box labelled "Law Firm." The three bank boxes are connected by arrows to five small boxes to the right that are all labelled "Investor." The entire graphic is labelled "Financial" at the bottom, indicating that these are parties that might participate in a financing transaction. Below "Financial" are additional tags labelled "Legal," "Technology" and "Professional Services," representing other types of transactions that can be managed through IntraLinks's services.]

Our services integrate our software applications designed for managing business-to-business communication with secure hosting and 24-hour customer support to provide a comprehensive and easily outsourced service. We believe that by using our services, our clients realize productivity gains, reduced project cycle times and cost savings.

To accelerate adoption of our services, we work with industry leaders to design and promote our services. We seek to establish our services as industry standards within the markets we target. Our services were used to help manage approximately 34% of all domestically originated corporate loan syndications in the first quarter of 2000. Our goal is to become the leading provider of Internet-based services for collaboration and secure messaging across a broad range of markets. During 1999, 22 of the 25 top syndicated lenders, as ranked by Loan Pricing Corporation, used our services.

From a common platform consisting of proprietary applications, high level security protocols and comprehensive customer service, we develop our services for our targeted markets. Each secure environment we establish has the capability to address business processes of varying degrees of complexity.

The following diagram illustrates how we provide our services across various markets:

[Insert graphic. This graphic depicts a large black box at the base of the graphic labelled "IntraLinks Platform." Beneath these words are the sub-labels "Customer Service," "Application Development & Infrastructure" and "Security," representing primary elements of IntraLink's core technologies. Intersecting with this base along its top edge are six grey boxes labelled "Financial Services," "Legal," "Pharma," "Accounting," "New Market" and "New Market," each of which, other than "New Market," represents a market to which IntraLinks provides its services. The outline of the two boxes labelled "New Market" are dotted lines, indicating that they are potential markets for IntraLinks. Outside the left edge of the graphic are the words "point-to-point messaging", connected by an arrow pointing to the words "global, multi-party collaboration" near the top; this represents the range of complexity of the services IntraLinks can provide to the markets listed in the boxes described above.]

Our services range from DealSpace, which facilitates the complex multi-party business processes underlying global corporate financing, public financing and business development, to IntraLinks ASAP, which enables secure transmission of basic point-to-point, business-to-business messaging. Our initial target market for ASAP is the 56 million worldwide users of Lotus Notes.

By fostering stronger community links and enhanced collaboration, our solutions help enable substantial increases in employee productivity and decreases in project cycle time. In addition, our clients report that the use of our services results in significant cost savings by reducing the inefficiencies and administrative burdens associated with paper-based and other traditional means of communication.

Our solutions enable businesses to:

  . rapidly exchange and efficiently manage large volumes of business-to-business information;

  . enhance collaboration among dispersed project group members and communities of interest;

  . provide high levels of security in conjunction with standard Internet access;

  .  control and monitor users' access to information; and

  .  manage project assignments and monitor progress and completion.

The markets that can benefit most from our services are those with business processes characterized by:

  .  multiple collaborating parties;

  .  large volumes of information;

  .  repeated cycles of revision and review of documents; and

  .  a need for high levels of security.

We currently serve the financial services, legal, technology and professional services markets. We have entered the pharmaceutical market and have targeted the insurance sector as another market that could benefit from our services. We distribute our services through our direct sales force and remarketing partners. In January 2000, we launched our IntraLinks ASAP secure messaging service and entered into an agreement under which IBM agreed to remarket this service. As of June 30, 2000, we have more than 50 signed annual subscription agreements for use of our services, including agreements with Chase Securities Inc., J.P. Morgan, Bank of America, Ernst & Young LLP and GE Capital.

Industry Background

Today's complex business processes often involve collaborating parties from different companies operating in various locations, large volumes of sensitive information and repeated cycles of review and revision of documents. For example, a loan syndication can involve dozens or even hundreds of banks and individual working group members, including lenders, the borrower, law firms, accounting firms and other parties, each reviewing or revising a large number of documents. Inefficiencies associated with paper-based execution of these processes consume significant amounts of time and resources. To respond to increasing competition, companies are seeking ways to streamline these business-to-business processes through the use of technology.

By virtue of its power as a communication medium and universal accessibility, the Internet presents significant opportunities to facilitate these processes. Recognizing the Internet's potential for transforming relationships with suppliers, customers, partners and advisors, businesses are increasingly adopting online solutions. Forrester Research estimates that the total volume of on-line business-to-business transactions will increase to $2.7 trillion by 2004.

While there has been growing acceptance of the Internet as an important business-to-business medium, its use for managing business-to-business communication between enterprises has been limited. For business-to-business communication, companies continue to rely largely upon traditional paper-based methods of communication, such as first class mail, overnight express mail, courier services and facsimile. To leverage the power of the Internet to facilitate and streamline communication processes, companies require cost-effective solutions that ensure the security of the information transferred, encourage collaboration among working group members and reduce the inefficiencies of the paper-based and other traditional means of communication.

We believe this migration to the Internet is a natural evolution. According to the Aberdeen Group, more than 90% of paper-based business documents originate electronically, through word processing, computer programs or otherwise. In addition, the Aberdeen Group estimates that 35% of the overnight delivery market, representing more than 1,000,000 documents per day, will transition to the Internet by 2001.

As a partial solution, companies are increasingly using e-mail. However, e-mail has several disadvantages that limit its usefulness for managing critical business-to-business communication. Most importantly, e-mail is primarily a delivery mechanism and does not provide an environment that fosters enhanced collaboration in the execution of business processes. Also, because e-mail lacks security, many organizations have imposed limitations on its use. Furthermore, e-mail is not always easily accessible from remote locations and can be subject to significant delivery delays, especially during large-scale distributions that may result in server congestion. For these reasons, companies are seeking alternative Internet-based solutions that address the limitations of e-mail.

Some companies have attempted to create in-house Internet solutions. These solutions, however, tend to be costly and of limited use outside the sponsoring company. The development and maintenance of in-house technology may consume significant corporate resources. In addition, in-house solutions for managing business-to-business communication may face significant adoption hurdles that would limit their potential user-base. For example, due to confidentiality concerns, industry participants might refuse to use competitors' systems for the management of their sensitive business information. Absent a neutral third-party solution, these security concerns could give rise to multiple in-house solutions within the same industry, all addressing the same fundamental need. Users have been increasingly turning to application service providers to obtain the benefits of outsourced software applications through the Internet without the need to invest in costly and time-consuming installations, maintenance or user support.

For all of the above reasons, we believe companies are seeking standardized Internet-based solutions for the management of business-to-business communication that can easily be outsourced to neutral third parties.

The IntraLinks Solution

IntraLinks provides a comprehensive solution for managing business-to-business communication over the Internet. Our services enable our clients to communicate with customers, clients, advisors and partners to manage complex business processes in a single, secure and reliable environment which we brand with our client's name and logo. Our interface utilizes standard Internet navigation, rendering it easy to use.

The key benefits of our services include:

Increased Productivity and Reduced Cycle Time

IntraLinks can help increase employee productivity by organizing related business communications and information in a single environment and by providing easy-to-use task management functions. By organizing all project- or process-related information and messages in a single easily sorted framework, our services enable working group members to more rapidly locate their information. In addition, our task management functions help to ensure more timely completion of projects and processes by increasing the accountability of working group members. Using our services, project managers can assign tasks, monitor their status through to completion, and notify working group members of imminent and missed deadlines. In addition, IntraLinks helps speed the delivery of business-to-business communications. Unlike e-mail, which is subject to delivery delays and may be inaccessible from remote locations or with incompatible systems, information distributed through our services becomes immediately accessible to authorized users who have web access and an Internet browser.

Enhanced Collaboration Among Working Group Members

Our services encourage collaboration among working group members by providing a globally accessible client-branded environment in which they can securely access, share and modify communications and information in real time, assign tasks and monitor duties and the completion of tasks. By immediately notifying users about new distributions via both traditional e-mail and our secure messaging function, we help ensure that project team members are working with up-to-date information. Because our services can be accessed virtually anywhere using an Internet browser, users can more effectively collaborate with one another regardless of their location.

Highly Scalable Turnkey Service

We provide a complete and easily outsourced solution that can scale to accommodate high numbers of simultaneous users and projects. We provide 24-hour client support through our toll free help-line and over the Internet. Our services are easy to use and require minimal training. Our services allow our clients to access and use these applications over the Internet, eliminating the need for installation or investment in additional hardware or software beyond web access and an Internet browser. In addition, upon a client's request, we promptly set up an online environment that working group members can use for their business communications and place the logo of our client on each page.

Trusted Third-Party Provider

Our services provide a trusted third-party environment for the management of business-to-business communication. As a result, we are able to attract multiple industry users to our services who might not otherwise use a proprietary system developed by an industry competitor. We do not have a financial interest in the outcome of projects managed on our system, nor do we have any ownership interest in information derived from the use of our services. In addition, we do not use customer information for marketing purposes, nor do we sell user identifications or information. We believe that our neutral third-party status will help us to create an industry standard for managing sensitive business communication online.

Managed Access

Our services allow clients to manage and control the rights of users to access and modify information posted to our site. These services allow clients to instantly and easily add or remove users during the course of a project. Once added, new users can be given immediate access to any or all current or previously posted information. In addition, our services provide reports that track site, document and message access by user, date and time. This feature provides an audit trail that helps our clients monitor their business processes, increases accountability of working group members and protects against unauthorized access to information.

Highest Levels of Security and Document Integrity

Because many business communications are highly sensitive, we have incorporated several levels of security to protect the confidentiality of those communications. To prevent unauthorized use of sensitive information, IntraLinks uses the highest level of encryption permitted by law. We authenticate working group members through their unique user identifications and passwords and by using defined validation procedures. Our clients determine working group members' rights to access information or edit documents. In addition, our hosting facilities are designed to ensure high levels of network security and physical protection of the servers.

Client-Branded Environments

We place the logo of our client on each page of its secure environment. As a result, electronic interactions between our client and its customers, partners and advisors reinforce our client's brand. We believe that this branding adds value for our clients.

Reduced Administrative Costs

By reducing the need for faxes, couriers and overnight mail delivery, our clients can significantly reduce the expenses of a particular project, business process or transaction. We charge our clients on a per-project or subscription basis, irrespective of the volume of communication that occurs. Therefore, the more our services are used on each project, the more cost-effective they become in comparison to traditional document delivery methods.

Strategy

We have established the Internet-based standard for managing communication and documentation for loan syndications. Our goal is to be the leading provider of Internet-based services to manage secure communication and collaboration across a broad range of markets.

Central to our strategy are the following key objectives:

Rapidly Penetrate New Markets and Increase Penetration of Existing Markets

We seek to expand into markets where we can leverage our secure communications and collaboration platform. We also seek to expand into markets where we can best replicate the strategies we have successfully used to establish IntraLinks as a trusted provider of secure Internet-based communication and collaboration services for the capital markets. To this end, we focus on markets where processes are characterized by multiple collaborating parties, large volumes of information, repeated cycles of revision and review of documents and a need for high levels of security and auditability. We have identified the financial services, accounting, legal, insurance and pharmaceutical industries, among others, as markets that could benefit from our services. We have hired sales professionals with extensive experience in and detailed knowledge of each of those industries' business processes. To adapt our services to each specific market we target or serve, we intend to continue collaborating with industry leaders.

Our growth to date has been partly driven by users becoming paying clients. Clients invite their partners into the IntraLinks collaborative space. These partners, having been introduced to our secure digital workspace, may become future clients who then introduce their own partners. We believe that by marketing our services to these partners we can continue to expand our client base.

As part of our expansion strategy, we also intend to market additional services to our existing customers. For example, we are currently leveraging our leading position in the syndicated loan market to promote the use of DealSpace, our collaborative service solution for managing a broad array of corporate finance and capital markets transactions, to our clients in that market. Through DealSpace, our objective is to establish IntraLinks as the leading provider of online collaborative services for managing information for a broad range of capital market financings.

Increase Focus on Enterprise Agreements for Our Services

IntraLinks provides a range of services for secure communications and collaboration in our current and future target markets. We plan to target large potential customers who are likely to make enterprise-wide purchases to meet their secure communications needs. Our goal is to provide our clients with a variety of secure collaboration and messaging services.

Expand Direct Sales Teams Around Target Markets

Because we sell to senior business professionals as well as to technologists, the marketing of our services requires a sophisticated understanding of our clients' businesses. For this reason, we recruit for our sales force individuals with significant relevant experience in each of our existing and target markets. We believe that by further developing and expanding industry-focused sales teams in both the United States and Europe, we will increase our penetration of existing markets and develop new markets.

Improve our Platform

We continually seek to improve our technology and service delivery. During the second half of 2000, we expect to begin converting our services to a three-tier architecture that includes Oracle databases, Sun Microsystems application servers and Netscape web servers. This new platform will improve scalability, ease of maintenance, and our ability to rapidly deploy applications for new markets. Customizing our applications for the markets we serve has been essential to our success in loan syndications, mergers and acquisitions and other markets.

Incorporate Additional Functional Applications and Content to Enhance our
Services

We intend to continue to enhance our services by providing IntraLinks communities of interest with access to functional applications and additional process-relevant content. We have recently added calendaring and task management capabilities to our collaborative services, and are working with Yahoo! Financial Media Services to provide streaming video and audio management presentations to facilitate capital markets transactions such as private placements and loan syndications. In addition, Loan Pricing Corporation, a subsidiary of Reuters, delivers financial content alongside our IntraLoan service through LoanInvestor, a jointly marketed vertical portal for syndicated loans. As a result, our users have convenient access to real-time market data and news, analytical tools, research reports, SEC filings, Internet-based company presentations and other useful information. By leveraging the IntraLinks platform with additional value-added services and applications for specific markets, we provide users with increased functionality and the convenience of one common interface. We believe this will result in increased use and adoption of our services while allowing IntraLinks to increase revenue from existing users by charging for value-added applications.

Increase Indirect Sales Through Strategic Alliances

We intend to build and diversify our sales channels further by forging strategic alliances and increasing co-marketing arrangements with content providers, technology companies, application developers and other strategic partners. For example, we have established an important sales channel through our relationship with Ernst & Young, which has created a dedicated team to coordinate co-marketing of our services. We plan to add new sales channels and revenue streams by licensing our technology to well-established application software providers and other technology marketers that have national and international sales capabilities. For example, we have entered an agreement with IBM under which IBM will remarket IntraLinks ASAP, an enterprise application for secure point-to-point delivery of documents and messages. We have also entered into co-marketing arrangements with suppliers of proprietary financial content and services. For example, Reuters co-markets our loan syndication services with their loan market information through its subsidiary Loan Pricing Corporation. We plan to enter into partnerships and co-marketing agreements with suppliers of additional services to the financial and legal communities. We have recently entered into an arrangement with Capital Printing Systems, Inc. under which Capital is marketing a co-branded version of our services to financial institutions and law firms that utilize Capital's financial printing services.

Broaden Brand Name Recognition

We believe that broadening the brand name recognition of IntraLinks and its services will facilitate market acceptance of our services. We have achieved brand name recognition in the loan syndication community, and we are working to build brand name recognition in the legal and pharmaceutical markets and the broader financial community. We plan to continue to build brand awareness for our services through marketing and promotional initiatives, including advertising, public relations campaigns, event sponsorship, trade show participation, direct mail and advertising.

Pursue Strategic Acquisitions

We plan to use strategic acquisitions as a means to continue to improve our service offerings and enter into new markets. In August 1999, we acquired Cambridge Technology Visions, a developer of hosted applications to facilitate the secure communications and collaboration required to rapidly complete mergers and acquisition transactions and post-merger integration. Using CTV's technology, we expanded our target customer base to include corporate acquirers and their financial, legal and accounting advisors. In January 2000, we acquired Savant Technologies, Inc., which specializes in the rapid deployment of complex Internet applications. Our Savant team will focus on the introduction of new IntraLinks applications for current and future target markets.

In May 2000, we acquired Zephyr Document Exchange, a firm that provided services that included team collaboration tools and secure client extranets for the legal marketplace. Our two new senior employees from Zephyr will focus on expanding and tailoring our services to the legal community.

In June 2000, we acquired Moonweasel, Inc., a developer of web-based collaborative technology called SmartWorkgroups that provides secure file sharing and storage. Our four new employees from Moonweasel will help to develop new IntraLinks applications for current and future target markets.

Expand our International Operations

We seek to grow our business in both the United States and abroad. In March 1998, we opened an office in London to serve Europe, Asia and Australia. In 1999, sales out of our London office accounted for 6% of our total sales, largely through the sale of our IntraLoan service. We plan to continue to expand our marketing efforts abroad in order to increase sales of all of our services.

Services

IntraLinks provides services that allow our clients to initiate, collaborate and complete business-to-business communication. We supply a managed, secure digital workplace that is client-branded and Internet-accessible. Our broad range of services span one-to-one messaging and complex multi-party collaboration.

Our services fall into two categories: secure messaging, which facilitates one-to-one or one-to-many communication, and collaboration services, which enable group collaboration and distribution of information. Upon a client's request, we establish an online environment that internal and external working group members can use for their business communication. Our services enable working group members to collaborate online and post, access and organize information and communication associated with a particular transaction, project or business process.
                              IntraLinks Services

     Service Type                Service Name                       Target Markets
----------------------  ------------------------------- --------------------------------------
Secure Messaging
 Services               IntraLinks ASAP                 Large enterprises

Collaboration Services  IntraLinks                      Syndicated loans
                        for the Loan Syndication Market

                        IntraLinks DealSpace for        Corporate finance and capital markets
                        Corporate Finance

                        IntraLinks DealSpace            Mergers and acquisitions
                        Acquisition Trustee

                        IntraLinks for the Legal        Law firms and in-house legal
                        Community                       departments

                        IntraLinks DataRoom             Due diligence and project
                                                        management for transactions and
                                                        projects

                        IntraLinks for the General      Professional services firms, boards of
                        Business Community              directors and project teams

                        IntraLinks PharmaSpace          Pharmaceutical industry

Secure Messaging Services

IntraLinks ASAP

IntraLinks ASAP, launched in January 2000, is a secure messaging service intended for customers whose core business processes involve the frequent distribution of important documents or digital files to customers, clients, and business partners. ASAP is targeted at large enterprises. We intend to support and supplement direct sales into markets in which we have expertise and established customer relationships. Our targeted customers for ASAP include:

  .  financial services firms;

  . legal and other professional services firms, including consulting firms, accounting firms and others;

  .  pharmaceutical companies; and

  .  insurance companies.

Initial sales of ASAP are targeted at the 56 million worldwide Lotus Notes users in industries in which the exchange of intellectual capital is of particular importance. Because Lotus Notes is predominantly used by large enterprises, we believe that this strategy allows us to target sales more precisely to the largest potential customers.

We intend to market IntraLinks ASAP through third parties. IBM has agreed to market this service on a non-exclusive basis.

The following illustrates a representative screen that an ASAP user would view, which shows ASAP messages sent by the user:

[Insert graphic. The graphic depicts a representative screen that a user of IntraLinks ASAP might view on his or her computer monitor while using the service, in this case the screen depicting messages previously sent by the user. In the top left corner is the client logo "broadway" within a crescent moon image; a line runs from this logo to a legend, placed on the left of the logo, that read "Online environment is branded for each client." In the top center of the screen are "links" to various IntraLinks ASAP screens. These links read "Inbox," "Sent," "Address Book," "Administration," "Help" and "Logout;" the link reading "Sent" is in black, indicating that the "Sent" page is the one being viewed. In the top right corner is the "IntraLinks ASAP" logo.

Across the center of the screen are subheadings showing the information that is presented for each of six sample messages listed below. These subheadings read "Title," "Date Sent," "Expiration Date" and "Seen by All Recipients." To the left of these subheadings appears "Create ASAP Pak," a feature of this service. Beneath these subheadings, each on a separate line are data for six sample messages entitled "Final Contract," "Contract for Review," "Proposed Implementation P..," "Enterprise Pricing," "Revised Proposal" and "Initial Proposal." For each message the date sent and expiration date (including the times of day) is shown; for five of the six messages, a checkmark is shown beneath the "Seen by All Recipients" subheading. A legend to the right of these checkmarks is connected to them by an arrow and reads "Tracking feature shows when all recipients have viewed a message."

In the bottom left corner are the words "Powered by IntraLinks. Copyright 2000 IntraLinks, Inc. All Rights Reserved." In the bottom right corner is an arrow pointing upwards labelled "Previous" and an arrow pointing downwards labelled "Next," each indicating links for the user to view the previous or the next IntraLinks ASAP screen. Below the entire graphic, connected to it by an arrow, is the legend "Web interface (pictured above) offers complete functionality. Lotus Notes users of ASAP also have the option of working directly from Notes mail."]

Collaboration Services

We offer several services that enable business-to-business collaboration on high-value projects. We work with industry leaders to develop our applications and services. These arrangements are designed to validate the utility and design of our services, increase the likelihood of attracting additional customers and provide highly credible references for future sales. We worked with J.P. Morgan to design IntraLoan, our global loan syndication service, and with Bank of America to create our private placement service, which is now incorporated in DealSpace. We also worked with Ernst & Young to develop DealSpace.

Our clients determine the rights of working group members to access or modify information. Once clients post information to the site for the working group, our system simultaneously delivers a secure message within the IntraLinks environment and a traditional e-mail to all approved users notifying them to access the newly posted information. Users can immediately download and print any document to which they have access instead of waiting for delivery through more time-consuming means such as courier or overnight delivery.

To enhance our service offerings to the corporate finance market, we have incorporated into our hosted applications relevant third party content and tools. For example, users of DealSpace can access EDGAR Online directly through our service as well as Yahoo! Financial Media Services' streaming audio and video presentations. As a result of these enhancements, we expect that users will more frequently access our services. We also expect that these enhancements will accelerate the adoption of our services.

IntraLinks for the Loan Syndication Market

Since 1997, our premier capital markets service has been IntraLoan. IntraLoan was used to help manage approximately 34% of all domestically originated corporate loan syndications in the first quarter of 2000. We also offer IntraAgency, which enables agent institutions to manage loan syndications over their lifecycles.

IntraLinks DealSpace for Corporate Finance

Building on IntraLoan's success in the loan syndication market, we introduced our IntraLinks DealSpace service to the corporate finance market in October 1998. We had marketed predecessor services of DealSpace under different brand names since June 1997. DealSpace, developed in conjunction with our strategic partner Ernst & Young, is an Internet-based service for the management of capital markets and other business transactions, including:

  . mergers, acquisitions and divestitures;

  . municipal finance;

  . private placements;

  . equity issuance;

  . project finance;

  . asset-backed finance;

  . debt finance; and

  . collateralized bond and loan obligations.

The following shows a representative screen that a DealSpace user would view to select authorized readers and editors of a document posted by the user:

[Insert graphic. This graphic shows a representative screen that a user of IntraLinks DealSpace might view on his or her monitor while using the service, in this case the screen for the "IntraLinks IPO" transaction, in which the user selects a document to post to the DealSpace site and chooses which working group members may view or edit the document; it also provides a space for the document author to type a cover note to readers of the document. In the top left corner is the IntraLinks DealSpace logo. To the right are links to other screens for the transaction, labelled "Overview," "Documents," "Messages," "Help" and "Sign Out." In the top right corner is a link labelled "Feedback." Beneath the DealSpace logo along the left margin are the logos of JP Morgan, Bank of America and William Blair and Company; to the left of these logos, connected to them by an arrow, is the legend "Online environment is branded for each client."

Beneath the clients' logos are links to create a "New Document," to create a "New Certified Doc," to "Set Doc Access" and to "View All Documents." To the right of the client logos is the heading "IntraLinks IPO Document." Beneath are two sub-windows, each listing working group members for the transaction and their organizations. The top window is labelled "Assign Editors: The selected participants will have all rights to this document (editing, deleting and choosing document readers and administrators). To select or deselect multiple participants, hold down the CTRL key and click on each name." The bottom window is labelled "Assign Readers: The selected participants will be able to read this document but not alter it on this site in any way. To select or deselect multiple users, hold down the CTRL key and click on each name." There are two boxes above the bottom window that may be selected to allow all current and future participants to read it, or merely all users listed in the bottom window. To the right of these two sub-windows, connected to them by arrows, is a legend that reads "The Author of a document assigns rights to edit or simply read the document on a group or individual basis."

Beneath the two sub-windows are boxes for the user to select the "Type" of document (original, draft, etc.), a "Sort Number" to determine this document's position within its category, and a "URL" if the document is to be linked to a specific Internet site. Beneath these boxes is a box in which the user would type the "Body" of the user's cover note to readers of the document. To the right of this box, connected by an arrow, is a legend that reads "A secure message to readers can be posted to accompany each document."

Beneath the "Body" box are boxes for the user to type or select, using a windows menu, the file path of the document to be posted. To the right of these boxes, connected to them by an arrow, is a legend that reads "Attachments can be varying size or type of file." Beneath the entire graphic, connected to it by an arrow, is a legend that reads "Easy-to-use interface guides the user through each action, such as creating a new document."]

IntraLinks DealSpace Acquisition Trustee

Through our 1999 purchase of Cambridge Technology Visions, we acquired Acquisition Trustee, a collaborative web-based application designed to improve the management, purchase and post-merger integration of acquisition targets. Our customers are currently using Acquisition Trustee in connection with their merger and acquisition programs.

IntraLinks for the Legal Community

IntraLinks for the Legal Community enables attorneys to communicate and collaborate securely with their clients, colleagues and opposing attorneys.

IntraLinks DataRoom

IntraLinks DataRoom enables businesses to bring volumes of paper-based and electronic information into a single, secure, searchable database. This service includes scanning hardware and software to turn paper documents into electronic files, plus a web-based environment that allows authorized individuals to catalogue, sort and then search transaction or project documents. As an adjunct to our collaborative solutions, DataRoom streamlines due diligence and project management.

IntraLinks for the General Business Community

Professional service firms and boards of directors use our services for complex business projects. Our services can also be used for product management and team collaboration in a variety of organizations, including for-profit and not-for-profit corporations and government agencies.

IntraLinks PharmaSpace for the Pharmaceutical Industry

We are currently developing PharmaSpace, a secure collaborative workspace for pharmaceutical research and development activities. PharmaSpace seeks to transform the traditional, paper-based clinical pharmaceutical research process into a fully integrated web-based solution that eliminates the need for duplicate data entry, thus speeding time to market for new products. This service is currently in the development stage. Additionally, we are developing a solution to improve data collection, reporting and communication in the clinical drug trials process.

Sales and Marketing

Our direct sales force, which has generated substantially all of our sales to date, is comprised of experienced sales professionals with expertise in the specific industry to which they market. As of June 30, 2000, we employed 40 people in sales. During the remainder of 2000, we plan to expand our sales force with experienced sales professionals who will focus on key accounts. In February 2000, we instituted a new pricing structure to encourage enterprise-wide adoption of our services, where clients buy a package of services for a pre-determined subscription price. In March 2000, we implemented a new commission-based compensation structure providing more incentives for our sales force.

We use a consultative sales approach, selling primarily to senior business professionals and to technologists within client organizations. We target enterprises that can benefit from one or more of our solutions and design an implementation plan in collaboration with the client. A team of client service specialists supports our sales force in their efforts. Customer support is an integral part of the services we provide. We believe that integrating client service specialists with direct sales teams fosters both stronger customer relationships and greater use of our services across our clients' organizations.

To strengthen and complement our direct sales efforts, we are continuing to leverage our relationships with Ernst & Young, IBM and Lotus to provide us with introductions to potential clients. We have also established relationships with several content and service providers in several markets that have resulted in co-marketing opportunities. In addition, we plan to enter into additional co-marketing arrangements with leading technology providers such as IBM. Also, our business development staff is seeking to establish additional alliances and sales channels.

We currently market and promote our services and brand names through a variety of methods, including advertising, electronic and printed promotional materials, product demonstrations, public relations initiatives, participation in trade and industry conferences, customer focus groups and membership in industry associations.

Customers

Our clients include many global financial institutions such as:

  .  Chase Manhattan Bank;

  .  Bank of America;

  .  Citigroup;

  .  GE Capital;

  .  J.P. Morgan;

and over 90 other clients, including:

  .  banks and investment banks;

  .  law firms;

  .  accounting firms; and

  .  other major corporations and professional service firms.

Chase Manhattan Bank accounted for 32% of our revenue for the year ended December 31, 1999. No other client accounted for 10% or more of our 1999 revenue. Chase Manhattan Bank accounted for 23%, and Ernst & Young accounted for 12%, of our revenue for the three months ended March 31, 2000. No other client accounted for 10% or more of our revenue for the three months ended March 31, 2000.

We intend to leverage the extensive relationships of our existing customers to identify new customers. As our customers deploy our services to working groups that include multiple firms, additional organizations will be exposed to our services and the benefits they provide.

Technology

Our services are currently based on a common software platform built using Lotus Domino and Lotus Notes. Lotus Domino provides access to Lotus Notes over the Internet, while Lotus Notes provides the document repository function. We have written proprietary code allowing for enhanced workflow features, increased manageability of the documents and communications and improved auditing capabilities.

To protect documents from unauthorized use, we employ up to 128-bit encryption, the highest level of security allowed by law for document transmission via the Internet. Each user of the system has a unique identification name, authenticated by Lotus Domino software, that allows the user to view only those documents to which he or she is entitled based on his or her access rights.

Our services currently operate on redundant, high availability Windows NT servers hosted by IBM Global Services. IBM houses the servers, maintains the Windows NT operating systems, and deploys Lotus Domino technology. IBM's hosting sites are located near major nodes of the Internet, providing high bandwidth to and from the Internet, and have backup electrical service provided by their own on-site diesel generators. IBM performs daily backups and houses the backup data in multiple locations. IBM provides high levels of security, including hardened servers and firewalls, to protect against intrusion. Also, because IntraLinks is an IBM business partner, the IBM Ethical Hacking Team performs various levels of intrusion tests on our applications to ensure their integrity.

We are in the process of migrating our services to a three-tier architecture platform utilizing the redundant and highly available Oracle 8i database and BEA WebLogic application servers with Netscape Communications web servers hosted by USinternetworking on Sun Microsystems hardware utilizing a Solaris operating system. This three-tier architecture has a high degree of scalability, will allow us to develop services for new markets in shorter periods of time without major software modifications and will have a high degree of monitoring capability to insure customer satisfaction. USinternetworking will house the servers, maintain the Oracle operating system and procure, integrate and operate the hardware.

Competition

The market for managing business information is intensively competitive, rapidly evolving and subject to swift technological change. Our services currently compete with a variety of other services, including courier services, overnight delivery services such as Federal Express, United Parcel Service and the United States Postal Service, fax and e-mail. We also compete against other existing and emerging companies providing secure on-line communications, including Tumbleweed, The docSpace Company (recently acquired by Critical Path) and Niku, which acquired LegalAnywhere, a direct competitor of ours in the legal market. In addition, companies with which we do not presently compete directly may become competitors in the future, either through the expansion of our products and services or through their product development in the area of secure online communication services. To date, we have not had significant direct competition from other companies offering a full range of secure communications and collaboration services in our target markets. However, some financial printers and law firms have announced or introduced Internet strategies for use by their own clients, which could potentially be offered to other customers.

As of now, we have not had significant direct competition from other companies offering a service for distributing documents to financial institutions over the Internet or an intranet with features comparable to those of our services. However, we expect that such competition will develop in the financial services market as well as other markets we intend to enter, and this may have an adverse impact on our business. Many of our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements, and to devote greater resources to the development, promotion and sale of their products and services than we can. Many of our competitors may also have substantially greater financial resources than ours. See "Risk Factors--Our prospects depend on our ability to succeed against intense competition in the electronic business-to-business communication management market."

We believe that we compete effectively based on a number of factors, including:

  .  industry knowledge and expertise;

  .  customer service and support;

  .  breadth, quality and cost effectiveness of our services; and

  .  product performance and technical features.

Intellectual Property

We regard substantial elements of our web site and underlying technology as proprietary and attempt to protect them by relying on intellectual property laws. We generally enter into confidentiality agreements with our employees, consultants and third parties who gain access to our trade secrets. In addition, we seek to control physical and electronic access to and distribution of our technology, documentation and other proprietary information. Despite these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our proprietary information or to develop independently similar technology.

We currently have six U.S. patent applications pending relating to our proprietary technology. However, we cannot assure you that the Patent Office will issue any patents to us. Furthermore, we cannot guarantee that any patents issued to us will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us. In addition, we cannot assure you that our patents will not be challenged, invalidated or circumvented.

We have also registered the copyright in our IntraLoan service website and have applied to register the trademarks "DealSpace," "IntraLoan," "IntraTrials," "IntraLinks ASAP," "DealSpace AT," "Acquisition Trustee," "DataRoom," "IntraAgency," "PharmaSource," "PharmaSpace" and "Is it work if you love it?" We cannot assure you that these trademark applications will succeed or that our trademarks will not be infringed.

Effective patent, trademark, copyright and trade secret protection may not be available in every country in which our services are currently distributed or made available in the future over the Internet. In addition, although we believe that none of our intellectual property infringes on the rights of others, we cannot assure you that we do not and will not infringe these rights or that third parties will not assert infringement claims against us in the future. See "Risk Factors Possible Infringement of Intellectual Property Rights Could Harm Our Business" and "Business--Legal Proceedings."

Employees

As of June 30, 2000, we employed 178 employees. We also periodically employ a limited number of independent contractors and temporary employees. Our employees are not represented by a labor union, and we consider our relations with our employees generally to be good.

Facilities

We are headquartered in New York, New York, where we lease approximately 31,000 square feet under a lease that expires on March 31, 2008 and provides for annual rent of approximately $980,000, subject to customary escalation clauses. We use these facilities for executive office space, sales and marketing, finance, administration and client support. We maintain additional offices in New York, New York; Wilmington, Delaware; Burlington, Massachusetts; San Francisco, California; and London, England.

Legal Proceedings

We are involved in claims and legal actions arising in the ordinary course of business. We do not believe that the ultimate disposition of these matters will have a material adverse effect on our financial condition.

                                   Management

Executive Officers and Directors

The following sets forth certain information with respect to our directors and executive officers as of the date of this prospectus.

--------------------------------------------------------------------------------

Name                     Age                           Positions
------------------------ --- -------------------------------------------------------------
Mark S. Adams...........  49 Chairman of the Board of Directors
James P. Dougherty......  43 President, Chief Executive Officer and Director
Joseph W. Simon.........  41 Chief Financial Officer
Patrick J. Wack, Jr.....  33 Executive Vice President - Business Development and Assistant
                             Secretary
Gene W. Fuller..........  52 Executive Vice President - Worldwide Sales and Support
Myles Trachtenberg......  36 Chief Technology Officer
John M. Muldoon.........  44 Chief Administrative Officer and Treasurer
Leonard G. Goldstein,
 Ph.D...................  50 Chief Information Officer
William B. Ford*........  36 Director
Craig D. Goldman*+......  56 Director
Thomas P. Hirschfeld+...  37 Director
Julie Kunstler*.........  44 Director
Milton J. Pappas*+......  71 Director
Arthur B. Sculley.......  55 Director
Devin N. Wenig..........  32 Director
Stephen M. Davis........  46 Secretary

--------
* Member of Compensation Committee
+ Member of Audit Committee

Mark S. Adams, a founder of IntraLinks, and Chairman of the Board since February 2000, served as Chief Executive Officer from inception until May 2000. He served as President until January 2000 and has been a director since June 1996. From March 1995 until October 1996, Mr. Adams was the co-founder and was President and Chief Executive Officer of Prospectus Plus, Inc., a company which saved and distributed capital markets prospectuses on CD-ROM. Prior to founding Prospectus Plus, from December 1993 until December 1994, Mr. Adams served as a vice president of the asset-backed securities group at Kidder Peabody & Co. Incorporated.

James P. Dougherty has served as Chief Executive Officer and President since May 2000 and as a director since April 2000. From January through April 2000 he was our Chief Operating Officer and President. Mr. Dougherty was at Prodigy, an Internet service provider, from November 1997 to September 1999, first as the Chief Executive Officer of the software subsidiary Taconix, and then as Executive Vice President when Prodigy launched Prodigy Business Solutions. Prior to joining Prodigy, Mr. Dougherty was a consultant for a number of Internet start-ups and businesses such as Johnson & Higgins, a professional services firm. He served as Executive Vice President at a New York City-based Internet start-up, iFusion, in 1996. From 1987 to 1996, Mr. Dougherty was with Lotus Development Corporation; his last position was General Manager of the eApplications Division.

Joseph W. Simon has served as Chief Financial Officer since June 2000. From December 1999 to June 2000 he served as Chief Financial Officer of TENTV.com, a provider of business-to-business video portals. From 1993 to December 1999, he served in a variety of capacities at Cantor Fitzgerald Securities, a licensed broker dealer that provides an electronic marketplace for inter-dealer transactions. There his duties included directing the firm's global finance operations and treasury functions. His most recent position was Chief Financial Officer and Partner. From December 1986 until 1993, he served at Morgan Stanley in various capacities; his most recent position was as a principal in the Finance Division.

Patrick J. Wack, Jr. has served as our Executive Vice President--Business Development since September 1999. Mr. Wack had served as our Chief Operating Officer from April 1997 until September - Business Development 1999 and served as Director from June 1997 until November 1998. From May 1991 until
August 1996, Mr. Wack was co-founder, Chief Operating Officer, and Director of Professional Sports Care

Management, Inc., the greater New York metro area's largest provider of outpatient physical therapy, and from August 1996 until May 1997 he served as a consultant to HealthSouth Corp., which acquired Professional Sports Care Management in August 1996. Mr. Wack is the son-in-law of John Sculley, a consultant to IntraLinks who is the brother of Arthur B. Sculley, a member of our Board of Directors.

Gene W. Fuller has served as Executive Vice President--Worldwide Sales and Support since February 2000. From February 1993 to January 2000 he was Vice President of Business Development for Phillips Publishing, one of the largest newsletter publishers.

Myles Trachtenberg joined IntraLinks as Chief Technology Officer in February 2000. From October 1999 until February 2000, Mr. Trachtenberg served as Vice President, Marketing eBusiness: Individual Financial Services at Prudential Insurance Company of America. From September 1996 to August 1999, he was Vice President and Chief Information Officer of Prudential HealthCare. He served as Vice President, Distributed Delivery Services, a department within Information Technology and Operations of The Chase Manhattan Bank from March 1992 to June 1996.

John M. Muldoon, a founder of IntraLinks, has served as our Chief Administrative Officer since February 2000 and Treasurer from June 1996. He served as Chief Financial Officer from June 1996 through June 2000, and acted as a director until November 1998. From February 1996 until September 1996, Mr. Muldoon served as the Chief Financial Officer for Prospectus Plus, Inc., a company which saved and distributed capital markets prospectuses on CD-ROM. From February 1995 until August 1995 he served as Chief Financial Officer for The American Business Journal, a television production company. From March 1994 until January 1995, Mr. Muldoon was Chief Financial Officer for Perry Corporation, a trading advisor and hedge fund manager.

Leonard G. Goldstein, Ph.D. has served as our Chief Information Officer since January 1998. From April 1987 until January 1998, Mr. Goldstein served as Vice President of the Investment Research Department at Goldman, Sachs & Co., where he was responsible for the development, implementation and operation of a large-scale research delivery system.

William B. Ford has served as a director of IntraLinks since October 1998. Mr. Ford has served as a Managing Director of Perseus L.L.C., a merchant banking firm, since November 1997. Prior to that, Mr. Ford was Director of Acquisitions for Fisher Scientific International from April 1997 until September 1997. From July 1992 until September 1996, Mr. Ford was a Vice President of Butler Capital Corporation, a private equity investment firm. Mr. Ford also serves as a director of Fisk Corporation.

Craig D. Goldman has served as a director of IntraLinks since April 2000. Since March 1996, Mr. Goldman has served as President and Chief Executive Officer, Cyber Consulting Services Group. Mr. Goldman currently serves as a member of the boards of directors of CMGI, Inc., divine interVentures, Navisite, Engage, Inc. and Mangosoft Corporation and is the former Chief Information Officer of Chase Manhattan Bank.

Thomas P. Hirschfeld has served as a director of IntraLinks since October 1998. Since March 1999, Mr. Hirschfeld has been a managing director of Patricof & Co. Ventures, a venture capital firm where he was a principal from January 1995 to March 1999. Mr. Hirschfeld also serves as a director of Audible, Inc., Talk City, Inc., PNV, Inc. and various privately held companies.

Julie Kunstler has served as a director of IntraLinks since October 1998. Since June 1999, Ms. Kunstler has served as a Managing Director of HK Catalyst Strategy & Finance Ltd. a firm that provides management services to investment companies, including Catalyst Investments (Belgium) N.V. and Portview Communications Partners. Ms. Kunstler served in a variety of capacities at HK Catalyst Strategy & Finance Ltd. since June 1991.

Milton J. Pappas has served as a director of IntraLinks since January 1998. Since 1983, Mr. Pappas has been Chairman of Euclid Partners Corporation, a management company providing services to Euclid Partners, a venture capital investment fund. From 1983 to the present, he has been a General Partner of Euclid Partners Associates II, L.P., Euclid Partners Associates III, L.P. and Euclid Partners Associates IV, L.P., private venture capital investment funds. Mr. Pappas also serves on the Boards of Directors of JuniorNet Corporation and Vision Rx.com, Inc.

Arthur B. Sculley, a founder of IntraLinks, has served as Chairman of IntraLinks's Board from our inception until February 2000 and as a director since such time. From June 13, 1996 until March 15, 1998, Mr. Sculley's role as chairman included various executive responsibilities. Mr. Sculley is a founder of, and since March 1995 has been a partner in, Sculley Brothers LLC, a New York based private investment and strategic advisory firm, which serves the financial services, communication and media/entertainment industries. From November 1970 until March 1995, Mr. Sculley served at J.P. Morgan & Co. in various capacities, including as a Managing Director in the Private Banking area. Mr. Sculley is the brother of John Sculley, a consultant to IntraLinks.

Devin N. Wenig has served as a director of IntraLinks since July 1999. For the past five years, Mr. Wenig has served as Executive Vice President, Marketing for Reuters America Inc. and since February 2000, he has also served as Managing Director of Reuters Information. Mr. Wenig has also served in various management positions at Reuters America Inc. Mr. Wenig also serves as a director of Nastech Pharmaceutical Company Inc., Aether Systems Inc. and Multex.com, Inc.

Stephen M. Davis has served as our Secretary since June 1996. Mr. Davis has been a partner of the law firm of Heller Ehrman White & McAuliffe LLP since April 1999 and was a partner of a predecessor firm, Werbel & Carnelutti, from January 1987 until March 1999. Mr. Davis also serves as a director of National R.V. Holdings, Inc.

Advisory Board

   Thomas J. Barr.............. Vice President, Concept Realities Software, Inc.
   Carolyn Buck Luce........... Partner, Ernst & Young LLP
   Jude Gartland............... Investment Banker, Benedetto-Gartland Co.
   George Levitt............... Executive Vice President, Credit Lyonnais
   Michael Lobdell............. Managing Director, J.P. Morgan & Company
   Irene Miller................ CEO, Akim, Inc.
   John Patrick................ Vice President, IBM
   Sam Ridley.................. Chairman, Inforum Communications, Inc.
   James D. Robinson III....... General Partner, RRE Ventures, L.P.
   David Rogers, Esq. ......... Partner, Latham and Watkins
   Marty Rosenblatt............ Partner, Deloitte & Touche, LLP
   John Sculley................ Founder and Partner, Sculley Brothers, LLC
   William W. Wilson III....... President and CEO, ClientSoft Inc.
   Walter B. Wriston........... Former Chairman and CEO, Citicorp

Board of Directors and Officers

Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Our current directors were nominated and elected in accordance with the Amended and Restated Shareholders' Agreement, dated as of January 24, 2000, which will terminate upon the closing of this offering.

Our executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified.

We maintain directors' and officers' liability insurance, and our certificate of incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation limits the liability of our directors or stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock Certain Delaware Law Provisions."

Committees of the Board of Directors

Our board of directors has established a compensation committee and an audit committee.

Compensation Committee. The members of the compensation committee are William
B. Ford, Julie Kunstler, Craig D. Goldman and Milton J. Pappas. The compensation committee is responsible for reviewing and approving all compensation arrangements and benefit plans for our officers and for administering our stock incentive plan.

Audit Committee. The members of the audit committee are Thomas P. Hirschfeld, Craig D. Goldman and Milton J. Pappas. The audit committee performs, among other activities, the following functions:

  . reviews and approves our financial statements, as audited, prior to issuance each year;

  . recommends appointment of our independent auditors and meets with our auditors to discuss the scope of their annual examination;

  . reviews the annual report of our auditors, including the financial statements and any management letters or recommendations on internal control;

  . meets with our treasurer to discuss and review our system of internal controls and procedures, the quality of his staff and our financial statements;

  .  directs and supervises special investigations of our accounting affairs;
     and

  .  makes a report of the committee's activities at each annual meeting.

Compensation of Directors

Directors do not receive salaries or cash fees for serving as directors or for serving on committees. All members of the board of directors who are not employees or consultants are reimbursed for their expenses for each meeting attended and are eligible to receive stock options pursuant to our stock incentive plan. The compensation committee of our board of directors has adopted a stock option based compensation plan for outside directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation and audit committees of the board of directors is an officer or employee of IntraLinks. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the year ended December 31, 1999 for our Chief Executive Officer and our other executive officers whose total salary and bonus exceeded $100,000 for services rendered to us and our subsidiaries during 1999. For disclosure regarding terms of the stock options, see "Management--Stock Incentive Plan."

                             --------------------------------------------------

                                    Annual                    Long-term
                                 Compensation                Compensation
                               ----------------              ------------
                                                              Number of
                                                              Securities
                                                              Underlying
                                                Other Annual   Options     All Other
Name and Position(s) (1)  Year  Salary   Bonus  Compensation  Granted (2) Compensation
------------------------  ---- -------- ------- ------------ ------------ ------------
Mark S. Adams...........  1999 $257,575 $75,000     $--        273,788         --
 Chief Executive Officer
John M. Muldoon ........  1999  175,000      --      --         31,152         --
 Chief Financial
 Officer, Chief
  Administrative Officer
  and Treasurer
Patrick J. Wack, Jr.....  1999  175,000      --      --         31,152         --
 Executive Vice
 President and Assistant
  Secretary
Leonard G. Goldstein ...  1999  150,000      --      --         36,152         --
 Chief Information
 Officer
Robert T. Garrigan .....  1999  150,000      --      --         83,662         --
 Executive Vice
 President--Sales

--------
(1) Positions held as of December 31, 1999. In May 2000, James P. Dougherty became our President and Chief Executive Officer and in June 2000, Joseph
    W. Simon became our Chief Financial Officer. For the terms of their employment agreements, see "Management -- Employment and Non-Competition Agreements."
(2) These options were granted pursuant to our 1997 Stock Incentive Plan and are options to purchase our common stock.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning stock options granted to each of the officers named in the Summary Compensation Table that received such options during 1999.

                         --------------------------------------------------------------------------
                                     Individual Grants
                         -----------------------------------------
                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                                 Annual Rates of
                         Number of  % of Total                                     Stock Price
                         Securities  Options                                     Appreciation for
                         Underlying Granted to Price  Fair Value                  Option Term(2)
                          Options   Employees   Per  Per Share on  Expiration ---------------------
Name                     Granted(1)  in 1999   Share Date of Grant   Dates        5%        10%
----                     ---------- ---------- ----- ------------- ---------- ---------- ----------
Mark S. Adams...........   73,788      2.22%   $3.75     $4.50       4/13/09  $  264,151 $  584,401
                          200,000      6.01%    5.20      7.02      11/19/09   1,246,000  2,602,000
John M. Muldoon.........   31,152      0.94%    3.75      4.50       4/13/09     111,254    246,724
Patrick J. Wack, Jr.....   31,152      0.94%    3.75      4.50       4/13/09     111,254    246,724
Leonard G. Goldstein....    5,000      0.15%    2.28      3.63        1/1/09      18,150     35,700
                           31,152      0.94%    3.75      4.50       4/13/09     111,524    246,724
Robert T. Garrigan......   70,000      2.10%    3.75      4.27       3/25/09     224,700    513,100
                           13,662      0.41%    3.75      4.50       4/13/09      48,910    108,203

--------
(1) These options were granted pursuant to our 1997 Stock Incentive Plan and are options to purchase our common stock. Shares underlying options generally vest over a three-year period, unless accelerated in accordance with the stock option agreements governing such stock options. For information regarding terms of the stock options, see "Management--Stock Incentive Plan."
(2) Assumes increases in the fair market value of the common stock of 5% and 10% per year from the fair market value on the dates of grant, over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission, and does not represent our estimate or projection of the future value of the common stock. These values do not take into account any amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. The actual value realized may be greater or less than the potential realizable values set forth in the table.

Mr. Dougherty was granted options to purchase an aggregate of 677,444 shares of common stock at an exercise price of $5.20 per share when he joined us as our Chief Operating Officer and President in January 2000. Of these options, options to purchase 169,360 shares vested upon the beginning of his employment, options to purchase 101,617 shares will vest upon the closing of this offering, and options to purchase an additional 135,489 shares will vest on each of December 31, 2000, 2001 and 2002. Mr. Simon was granted options to purchase an aggregate of 300,000 shares of common stock at an exercise price of $10.00 per share when he joined us as our Chief Financial Officer in June 2000. Of these options, options to purchase 45,000 shares vested upon the beginning of his employment, options to purchase 45,000 shares will vest upon the closing of this offering, and options to purchase an additional 70,000 shares will vest on each of the first, second and third anniversary dates of his employment.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table sets forth certain information concerning option holdings at December 31, 1999 with respect to each of the officers named in the Summary Compensation Table.

                         ------------------------------------------------------------------------------
                             Shares                   Number of Securities
                            Acquired                 Underlying Unexercised     Value of Unexercised
                               on          Value           Options at          In-the-Money Options at
                         Exercise(#)(1) Realized($)     December 31, 1999(2)      December 31, 1999(3)
                         -------------- ----------- ------------------------- -------------------------
Name                                                Exercisable Unexercisable Exercisable Unexercisable
----                                                ----------- ------------- ----------- -------------
Mark S. Adams...........       --            --       220,000      603,788    $1,918,000   $4,573,000
John M. Muldoon.........       --            --        92,000      169,152       802,000    1,429,000
Patrick J. Wack, Jr.....       --            --        92,000      169,152       802,000    1,429,000
Leonard G. Goldstein....       --            --        96,500      169,652       853,000    1,449,000
Robert T. Garrigan......       --            --        38,200       75,462       295,000      582,000

--------
(1)  There were no option exercises during 1999.
(2) "Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.
(3) Value is determined by subtracting the exercise price per share from $11.00, the mid-point of the range set forth on the cover page of this prospectus, and multiplying the result by the number of shares underlying the options.

Employment and Non-Competition Agreements

We have entered into employment agreements with Mark Adams, James Dougherty, Joseph Simon, John Muldoon, Patrick Wack, Leonard Goldstein, Myles Trachtenberg and Gene Fuller. The material terms of such employment agreements generally are as follows:

  . the initial employment term for Mr. Adams expires on December 31, 2002 and for each of Messrs. Dougherty, Muldoon, Wack, Goldstein, Trachtenberg, and Fuller expire by February 2002. The initial employment term for Mr. Simon expires on June 25, 2002. Each agreement is automatically renewable for successive one-year terms unless either party gives at least 90 days prior notice of its intention not to renew, or 120 days in the cases of Mr. Adams and Mr. Dougherty;

  . Mr. Adams and Mr. Dougherty each receive an annual base salary of $275,000. Mr. Simon receives an annual base salary of $225,000. Messrs. Muldoon, Wack, Goldstein, Trachtenberg, and Fuller each receive annual base salaries of $200,000;

  . each executive is entitled to receive annual grants of incentive stock options at the discretion of the board of directors;

  . we may terminate the agreement at any time with or without cause, as defined in the agreement; if an executive is terminated without cause, he will receive, among, other things, severance pay in an amount generally equal to in the case of Messrs. Adams and Dougherty, up to 24 months base salary and bonus, and in the case of others, up to 12 months' base salary and bonus, plus continued health plan and other benefits. If termination is without cause (including, but not limited to, by reason of a change of control (as defined in the agreement))
     Mr. Adams will be entitled to accelerated vesting of all granted options and each of Messrs. Dougherty, Simon, Muldoon, Wack, Goldstein, Trachtenberg and Fuller shall be entitled to accelerated vesting of those granted options which would vest by their terms within 12 months of the termination date but for such termination.

  . if termination is the result of the executive's death or disability, we will pay to the executive or his estate an amount equal to six months of his annual base salary except that, in the case of Mr. Adams we will pay to him or his estate an amount equal to his annual base salary; and

  .  we will indemnify the executive to the fullest extent permitted by law.

Messrs. Adams, Dougherty, Simon, Muldoon, Wack, Goldstein, Trachtenberg and Fuller are each parties to confidentiality and non-competition agreements with us under which they have agreed not to compete with our business or solicit our customers or employees for a period with respect to Messrs. Adams and Dougherty of two years after termination of employment, and with respect to Messrs. Simon, Muldoon, Wack, Goldstein, Trachtenberg and Fuller, one year after termination of employment, regardless of the reason for termination. In addition, all proprietary information must be kept confidential during or after the term of each executive's employment.

Stock Incentive Plan

Our 1997 Stock Incentive Plan was adopted by the Board of Directors and our stockholders in May 1997. All of our employees, consultants and non-employee directors that satisfy certain requirements are eligible to receive awards under the stock 1997 Stock Incentive Plan. 9,000,000 shares of common stock have been authorized for issuance under the 1997 Stock Incentive Plan. The types of awards that may be made under the 1997 Stock Incentive Plan are incentive or non-qualified options to purchase shares of common stock and restricted stock.

The 1997 Stock Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee has full authority, subject to the terms of the plan, to make all decisions relating to the interpretation and operation of the 1997 Stock Incentive Plan, including the discretion to determine which eligible individuals are to receive any award, determine the type, number, vesting requirements and other features and conditions of each award. Terms and conditions of awards are set forth in written award agreements. The exercise price of options granted under this plan may not be less than 100% of the fair market value of our common stock at the time of the original grant or 110%, in the case of incentive stock options granted to a holder of more than 10% of the total voting power of our outstanding stock. All options granted under the plan expire no more than ten years from the date of the grant. The Stock Incentive Plan terminates on December 31, 2005, unless terminated sooner by our board of directors with our stockholders' approval.

In the event of a merger or other reorganization, the compensation committee will make adjustments to the exercise price of the options and the type of securities which may be issued pursuant to the option in order to preserve the value of the option for the option holder.

The stock incentive plan may be amended by our board of directors, except where stockholder approval is required by law. Present stockholder approval requirements for amending the plan are contained in our shareholders' agreement, which will terminate upon the closing of this offering.

As of July 15, 2000, 99,372 shares had been issued upon exercise of options granted under the 1997 Stock Incentive Plan, options for 8,266,298 shares were outstanding and options to purchase 634,330 shares were available for future grant under this plan. No restricted stock has been granted under the plan.

2000 Employee Stock Purchase Plan

Our board of directors adopted our 2000 Employee Stock Purchase Plan in June 2000. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

A total of 500,000 shares of common stock has been reserved for issuance under this plan. In addition, this plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each year, beginning January 1, 2001, equal to the lesser of:

  .  200,000 shares;

  .  0.5% of the outstanding shares of our capital stock on that date; or

  .  such lesser amount as may be determined by our board of directors.

Our board of directors, or a committee appointed by the board, administers this plan. Our board or its committee has full and exclusive authority to interpret the terms of this plan and determine eligibility. An employee may not be granted an option to purchase stock under the purchase plan if such employee immediately after grant owns stock possessing five percent or more of the total combining voting power or value of all classes of our capital stock or of any of our subsidiaries.

This plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, allows participants to obtain favorable tax treatment of purchases and sales of shares obtained under the plan. The plan provides for offering periods of 27 months. The offering periods will generally start on the first business day of January, April, July, and October of each year, except that the first offering period will commence on the first trading day before the effective date of this offering and will end on the last trading day on or before September 30, 2002.

This plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's compensation.

Amounts deducted and accumulated for the participant's account are used to purchase shares of our common stock on the last trading day of each purchase period at a price of 85% of the lower of the fair market values of the common stock at the beginning of the offering period and the end of the purchase period. Participants may increase or decrease their withholding percentage at any time during an offering period. Participants may end their participation during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us. A participant may not transfer rights granted under this plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

This plan provides that if we merge with or into another corporation or effect a sale of substantially all of our assets, a successor entity may assume or substitute for each outstanding purchase right. If the successor entity refuses to assume or substitute the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

This plan will terminate in 2020. Our board of directors has the authority, however, to amend or terminate this plan at any time.

International Employee Stock Purchase Plan

In June 2000, our board of directors adopted our International Employee Stock Purchase Plan for our employees working outside of the United States. This plan is substantially identical to the 2000 Employee Stock Purchase Plan, except that 200,000 shares of common stock have been reserved for issuance under this plan and the plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each year, beginning January 1, 2001, equal to the lesser of:

  .  50,000 shares;

  .  0.25% of the outstanding shares of our capital stock on that date; or

  .  such lesser amount as may be determined by our board of directors.

                 Certain Relationships and Related Transactions

It is our policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on our experience in the business segments in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met our policy standards at the time they occurred. Each share of our preferred stock is convertible, and immediately prior to the closing of this offering will convert, into two shares of our common stock.

Private Placements

Series A Preferred Stock

We issued 75,000 shares of our Series A preferred stock in September 1996, an additional 45,000 shares in January 1997 and an additional 262,500 shares in June 1997, all at a price of $3.33 per share. The purchasers of Series A preferred stock in these transactions included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Duncan W. Brown..................     60,000    Father-in-law of Mark Adams*,
                                                 chairman of our board of
                                                 directors
 Arthur B. Sculley*...............     45,000    Director
 David W. Sculley.................     45,000    Brother of Arthur Sculley*, a
                                                 director
 John Sculley.....................     45,000    Brother of Arthur Sculley*, a
                                                 director
 Eugene A. Tomei..................     30,000    Father-in-law of John
                                                 Muldoon*, our chief
                                                 administrative officer

--------
* Denotes a 5% or greater owner of our common stock.

Series B Preferred Stock

On September 9, 1997, we sold promissory notes for an aggregate principal amount of $600,000, together with warrants to purchase 53,500 shares of common stock at an exercise price of $1.67 per share for an aggregate price of $600,000. On December 18, 1997, the entire principal amount of these notes were converted into a total of 92,307 shares of Series B preferred stock, reflecting a conversion price of $6.50 per share. Simultaneously on December 18, 1997, we sold 676,923 shares of Series B preferred stock at a price of $6.50 per share, together with warrants to purchase 384,610 shares of common stock (which were distributed ratably to purchasers of the shares, including those listed below). On October 9, 1998, the warrants issued on December 18, 1997 were exchanged by their holders for a total of 11,000 shares of Series B preferred stock. The purchasers of Series B preferred stock in these transactions, including those who received their shares upon conversion of these promissory notes or exchange of their warrants, included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Catalyst Investment (Belgium)         78,023    Right to appoint member(s) to
  N.V.*...........................               our board of directors
 Euclid Partners IV, L.P..........    312,092    Right to appoint member(s) to
                                                 our board of directors
 Perseus Capital, LLC.............    234,070    Right to appoint member(s) to
                                                 our board of directors
 Sculley Brothers LLC.............     23,407    Limited liability company
                                                 controlled by Arthur Sculley*,
                                                 a director
 John Sculley, including a related
  limited partnership and trusts
  for the benefit of members of       109,232    Brother of Arthur Sculley*, a
  his family......................               director

--------
* Denotes a 5% or greater owner of our common stock.

Series C Preferred Stock

On August 20, 1998, we sold promissory notes in an aggregate principal amount of $2,000,000, together with warrants to purchase 108,000 shares of Series B preferred stock at an exercise price of $6.50, for an aggregate purchase price of $2,000,000. On October 9, 1998, these promissory notes were converted into 307,692 shares of Series C preferred stock. Simultaneously, we sold an additional 2,153,846 shares of Series C preferred stock in connection with a private placement to investors at a price of $6.50 per share. An additional 38,462 shares of Series C preferred stock were issued to C.E. Unterberg, Towbin LLC as partial payment for their placement agency fee in connection with this private placement. The purchasers of Series C preferred stock in these transactions, including those who received their shares upon conversion of these promissory notes, included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Duncan W. Brown..................      15,385   Father-in-law of Mark Adams*,
                                                 chairman of our board of
                                                 directors
 Catalyst Investment (Belgium)         461,537   Right to appoint member(s) to
  N.V.*...........................               our board of directors
 Euclid Partners IV, L.P..........     153,846   Right to appoint member(s) to
                                                 our board of directors
 Funds managed by Patricof & Co.
  Ventures, Inc.*.................   1,384,616   Right to appoint member(s) to
                                                 our board of directors
 Perseus Capital, LLC.............      76,923   Right to appoint member(s) to
                                                 our board of directors
 Sculley Brothers LLC.............      46,154   Limited liability company
                                                 controlled by Arthur Sculley*,
                                                 a director

--------
* Denotes a 5% or greater owner of our common stock.

Series D Preferred Stock and related transactions with Ernst & Young

In April 1999, we sold to Ernst & Young U.S. LLP 660,000 shares of Series D preferred stock, together with warrants to purchase an additional 660,000 shares of Series D preferred stock at a purchase price of $10.00 per share. These warrants were exercised by Ernst & Young in June 1999 upon completion of our private placement of Series E preferred stock. We also issued to Ernst & Young warrants to purchase 192,308 shares of Series C preferred stock at an exercise price of $6.50 per share.

In addition, in connection with a joint marketing agreement with Ernst & Young, we issued to them warrants to purchase an additional 468,000 shares of Series D preferred stock at an exercise price of $10.00 per share. These warrants become exercisable upon the earlier of the closing of this offering or our achieving certain defined revenue targets.

In April 1999, the holders of the Series C preferred stock received, pro rata to their ownership of the Series C preferred stock, cash payments totaling $800,000 and warrants to purchase a total of 160,000 shares of Series D preferred stock at an exercise price of $10.00 per share. These warrants were issued in exchange for the Series C preferred stock holders cancellation of quarterly payment of dividends. These warrants were exercised by the holders in June 1999 upon completion of our private placement of Series E preferred stock.

Series E Preferred Stock

In June 1999, we sold 1,068,890 shares of Series E preferred stock at a purchase price of $13.00 per share. Of these shares, 399,660 were purchased by existing stockholders pursuant to pre-emptive rights granted to all of our stockholders under a shareholders' agreement. Purchasers pursuant to these pre-emptive rights included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Catalyst Investment (Belgium)         38,462    Right to appoint member(s) to
  N.V.*...........................               our board of directors
 Funds managed by Patricof & Co.
  Ventures, Inc.*.................    239,527    Right to appoint member(s) to
                                                 our board of directors
 Reuters Holding Switzerland SA...    384,615    Right to appoint member(s) to
                                                 our board of directors

--------
* Denotes a 5% or greater owner of our common stock.

Series F Preferred Stock and related transaction with The Chase Manhattan Corporation.

In January 2000, we sold in a private placement 882,354 shares of Series F preferred stock at a purchase price of $17.00 per share. The shares were purchased by The Chase Manhattan Corporation and Euclid e Corporate Partners, L.P. In connection with the transaction and an agreement we entered into with Chase, we issued to Chase warrants to purchase 1,050,000 shares of Series F preferred stock at an exercise price of $17.00 per share.

Rights to appoint directors

In connection with their purchases of our securities, John M. Muldoon, Patrick
J. Wack, Jr., their related parties and parties related to Mark S. Adams received the right to collectively appoint one member of our board of directors. Mark S. Adams is the current director appointed by these holders. In addition, Arthur B. Sculley, John Sculley, David Sculley and their related parties also received the right to collectively appoint one member of our board of directors. Arthur B. Sculley is the current director appointed by these holders.

In connection with their purchases of Series B preferred stock, the holders of the Series B preferred stock received the right to appoint two members of our board of directors. Milton J. Pappas, chairman of the parent of Euclid Partners IV, L.P., and William B. Ford, a managing director of Perseus Capital, LLC, are the current directors appointed by the Series B preferred stock holders.

In connection with their purchases of Series C preferred stock, each of Catalyst Investments (Belgium) N.V. and APA Excelsior V, L.P. (together with related funds managed by Patricof & Co. Ventures, Inc.), holders of Series C preferred stock, received the right to appoint two members of our board of directors. Thomas P. Hirschfeld, a managing director of Patricof & Co. Ventures, Inc., and Julie Kunstler, a managing director of the company that manages Catalyst Investments, are the current directors appointed by the Series C preferred stock holders.

In connection with its purchases of Series D preferred stock, Ernst & Young received the right to appoint three members of our board of directors. Carolyn Buck Luce, Steven D. Oesterle and J. Douglas Phillips were the directors appointed by Ernst & Young, and acted in such capacity until their resignations in March 2000.

In connection with its purchase of Series E preferred stock, Reuters Holding Switzerland SA received the right to appoint one member of our board of directors. Devin N. Wenig is the current director appointed by Reuters.

Our board of directors, acting by majority vote, have the right to appoint up to three members of our board of directors. James P. Dougherty and Craig D. Goldman are the current directors appointed by our board.

All of these rights to appoint directors are pursuant to an Amended and Restated Shareholders' Agreement dated January 24, 2000, which will expire upon the closing of this offering. For a further description of the beneficial ownership and relationships to IntraLinks of persons described in this section, see "Management" and "Principal Stockholders."

Other Relationships and Transactions

On September 1, 1997, we entered into a three-year consulting agreement with John Sculley. Mr. Sculley provides consulting services to us in the areas of marketing, financing, public relations and business strategy. Mr. Sculley is a member of our advisory board and is the brother of Arthur B. Sculley, one of our directors. As compensation for his services under this agreement, we granted to Mr. Sculley five-year warrants to purchase 80,000 shares of common stock at an exercise price of $1.67 per share. Mr. Sculley exercised these warrants in July 2000.

In February 2000, we granted to Mr. Sculley and each member of our advisory board options to purchase 30,000 shares of common stock at an exercise price of $8.50 per share. These options were fully vested upon issuance. In addition, in March 2000, we granted in the aggregate options to purchase 70,000 shares of our common stock to additional members of our advisory board at an exercise price of $10.00 per share. These options were fully vested upon issuance.

All current shareholders of IntraLinks are party to an Amended and Restated Shareholders' Agreement dated January 24, 2000. This agreement will terminate upon the closing of this offering. Under this agreement, in addition to the rights to appoint directors described above, shareholders and classes of shares have rights with respect to election of members of the compensation and audit committees of our board of directors, limited observation rights, pre-emptive rights, rights of first refusal, tag-along and bring-along rights. The shareholders' agreement restricts the transfer of any class of shares by the shareholders. The shareholders' agreement requires stockholder approval for certain events and requires approval by seven out of our ten directors for certain corporate actions, including debt or equity financings, certain related-party transactions and the payment of dividends.

In addition, all of our directors, executive officers and 5% shareholders are parties to registration rights agreements with us which are described under "Description of Capital Stock--Registration Rights."

                             Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of the common stock as of June 30, 2000 by:

  . each person who is known by us to own beneficially more than five percent of the outstanding common stock;

  . each of our directors and the executive officers named under "Management--Executive Compensation"; and

  .  all of our current executive officers and directors as a group.

The table has been prepared on a pro forma basis assuming the:

  . conversion on a two-for-one basis of all outstanding shares of preferred stock into common stock and of all warrants to purchase shares of preferred stock into warrants to purchase shares of common stock;

  . exercise of all options that, by their terms, are exercisable within 60 days of June 30, 2000 or become exercisable upon completion of this offering; shares subject to such options are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, but are not deemed outstanding for purposes of computing the ownership percentage of any other person;

  . where indicated, the sale of 5,430,000 shares in this offering, assuming no exercise of the underwriters' over-allotment option.

As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock. Unless otherwise indicated, the address of each person or party is c/o IntraLinks, Inc., 1372 Broadway, Floor 12A, New York, New York, 10018, our principal place of business.

--------------------------------------------------------------------------------

                              Shares Beneficially   Percentage of Common Stock
                                     Owned              Beneficially Owned
                              ------------------- ------------------------------
Beneficial Owner                    Number        Before Offering After Offering
----------------              ------------------- --------------- --------------
Arthur B. Sculley(1)........         856,924            5.0%           3.8%
Mark S. Adams(2)............       1,011,088            5.8%           4.4%
John M. Muldoon(3)..........         785,592            4.6%           3.5%
Patrick J. Wack, Jr.(4).....         427,492            2.5%           1.9%
James P. Dougherty(5).......         270,980            1.6%           1.2%
Leonard G. Goldstein(6).....         170,592            1.0%             *
Robert T. Garrigan(7).......          73,745              *              *
Joseph W. Simon(8)..........          90,000              *              *
Myles Trachtenberg(9).......          50,000              *              *
Gene W. Fuller(10)..........          50,000              *              *
William Ford(11)............         685,832            4.0%           3.0%
Craig D. Goldman(12)........         228,960            1.3%           1.0%
Thomas P. Hirschfeld(13)....       3,425,516           20.0%          15.2%
Julie Kunstler(14)..........       1,269,120            7.4%           5.6%
Milton J. Pappas(15)........       1,593,804            9.3%           7.1%
Devin N. Wenig(16)..........         769,230            4.5%           3.4%
Ernst & Young U.S. LLP(17)..       3,960,616           21.5%          16.6%
Patricof & Co. Ventures,
 Inc.(18)...................       3,425,516           20.0%          15.2%
Euclid Partners IV L.P.(19).       1,593,804            9.3%           7.1%
Catalyst Investment
 (Belgium) N.V.(20).........       1,269,120            7.4%           5.6%
The Chase Manhattan
 Corporation(21)............       3,276,472           17.1%          13.3%
All executive officers and
 directors
 as a group (16
 persons)(22)...............      11,758,875           62.1%          48.3%

--------
*Less than 1%.
(1) Includes 245,030 shares and warrants to purchase 32,400 shares held by Sculley Brothers LLC, a limited liability company which Mr. Sculley controls, and 29,300 shares held by a trust for the benefit of members of Mr. Sculley's family. Excludes 90,000 shares held by David Sculley,
    Mr. Sculley's brother,

                                              (footnotes continued on next page)

    533,122 shares held by John Sculley, Mr. Sculley's brother, 10,000 shares held by Arthur Sculley, Jr, Mr. Sculley's son, and 24,342 shares held by entities for the benefit of John Sculley and his immediate family. Mr. Sculley disclaims beneficial ownership of all of these shares.
(2) Includes options to purchase 410,088 shares held by Mr. Adams, 571,700 shares held by Sarah S. Brown-Adams, Mr. Adams' wife, and 29,300 shares held by a trust for the benefit of Mr. Adams' daughter. Excludes 246,644 shares held by Duncan W. Brown, Mr. Adams' father-in-law. Mr. Adams disclaims beneficial ownership of all of these persons' shares.
(3) Includes options to purchase 171,592 shares held by Mr. Muldoon and 30,000 shares held by three trusts for the benefit of Mr. Muldoon's children. Excludes 2,000 shares held by David Muldoon, Mr. Muldoon's brother, 65,428 shares held jointly by Frederick Benjamin and Ruth Lohr-Benjamin, Mr. Muldoon's uncle and aunt, and 112,954 shares held by Eugene A. Tomei, Mr. Muldoon's father-in-law. Mr. Muldoon disclaims beneficial ownership of all of these persons' shares.
(4) Includes options to purchase 171,592 shares held by Mr. Wack and 40,500 shares and warrants to purchase 5,400 shares held by a trust for the benefit of members of Mr. Wack's immediate family. Mr. Wack disclaims beneficial ownership of all of these persons' shares.
(5) Includes options to purchase 270,980 shares held by Mr. Dougherty.
(6) Includes options to purchase 170,592 shares held by Mr. Goldstein.
(7) Includes options to purchase 73,745 shares held by Mr. Garrigan.
(8) Includes options to purchase 90,000 shares held by Mr. Simon.
(9) Includes options to purchase 50,000 shares held by Mr. Trachtenberg.
(10) Includes options to purchase 50,000 shares held by Mr. Fuller.
(11) Includes 631,832 shares and warrants to purchase 54,000 shares held by Perseus Capital, LLC, of which Mr. Ford is a Managing Director. Mr. Ford disclaims beneficial ownership of all of these shares. Mr. Ford's address is c/o Perseus Capital LLC, 1627 I Street, N.W., Suite 610, Washington, D.C. 20006.
(12) Includes options to purchase 170,000 shares held by Mr. Goldman.
(13) Includes 2,782,736 shares held by APA Excelsior V L.P., 608,982 shares held by P/A Fund III, L.P., and 33,798 shares held by Patricof Private Investment Club II, L.P. Mr. Hirschfeld is a managing director of Patricof & Co. Ventures, Inc., which manages each of these entities. Mr. Hirschfeld disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest in these shares. Mr. Hirschfeld's address is c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, New York 10022.
(14) Includes 1,215,120 shares and warrants to purchase 54,000 shares held by Catalyst Investment (Belgium) N.V. Ms. Kunstler is a Managing Director of HK Catalyst Strategy & Finance Ltd., a firm that manages investments for Catalyst Investment (Belgium) N.V. Ms. Kunstler disclaims beneficial ownership of all of these shares. Ms. Kunstler's address is c/o HK Strategy & Finance Ltd., 10 Hayetsira Street, P.O. Box 2197, Ra'anana 43650, Israel.
(15) Includes 951,568 shares and warrants to purchase 54,000 shares held by Euclid Partners IV L.P. and 588,236 shares held by Euclid e Corporate Partners L.P. Mr. Pappas is chairman of Euclid Partners Corporation, which manages Euclid Partners IV L.P. and Euclid e Corporate Partners L.P. Mr. Pappas disclaims beneficial ownership of all of these shares. Mr. Pappas' address is c/o Euclid Partners Corporation, 45 Rockefeller Plaza, Suite 907, New York, New York 10111.
(16) Includes 769,230 shares held by Reuters Holding Switzerland SA, of which Mr. Wenig is Executive Vice President, Marketing. Mr. Wenig disclaims beneficial ownership of all of these shares. Mr. Wenig's address is c/o Reuters, 40 East 52nd Street, 14th Floor, New York, New York 10022.
(17) Includes warrants to purchase 1,320,616 shares. Ernst & Young U.S. LLP's address is 787 Seventh Avenue, New York, New York 10019.
(18) Includes 2,782,736 shares held by APA Excelsior V L.P., 608,982 shares held by P/A Fund III, L.P., and 33,798 shares held by Patricof Private Investment Club II, L.P. Patricof & Co. Ventures, Inc. manages each of these entities. Patricof & Co. Ventures, Inc.'s address is 445 Park Avenue, New York, New York 10022. Thomas P. Hirschfeld may be deemed to be the natural person with investing and voting control over these shares.
(19) Includes warrants to purchase 54,000 shares held by Euclid Partners IV L.P. and 588,236 shares held by Euclid e Corporate Partners L.P. The address of these entities is c/o Euclid Partners Corporation, 45 Rockefeller Plaza, Suite 907, New York, New York 10111. Milton J. Pappas may be deemed to be the natural person with investing and voting control over these shares.
(20) Includes warrants to purchase 54,000 shares. Catalyst Investment (Belgium) N.V.'s address is Desguinlei 50, bus 6, 2018 Antwerp, Belgium. Julie Kunstler may be deemed to be the natural person with investing and voting control over these shares.
(21) Includes warrants to purchase 2,100,000 shares.
(22) Includes shares, warrants and options held by these individuals, individuals' family members or related entities as described in the preceding footnotes.

                          Description of Capital Stock

Upon the closing of this offering, we will be authorized to issue 42,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share, whose rights and designations have not yet been established. Prior to this offering, there was no established public trading market for our common stock. There will be no preferred stock outstanding immediately after the closing of this offering. The description in the sections below of our certificate of incorporation and by-laws refers to our Amended and Restated Certificate of Incorporation that will be in effect at the closing of this offering.

Common Stock

As of July 15, 2000, there were 17,223,656 shares of common stock outstanding (as adjusted to reflect the conversion of each outstanding share of our convertible preferred stock into two shares of our common stock immediately prior to the closing of this offering) held by 70 stockholders.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to vote cumulatively when electing directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends in proportion to the number of shares they hold, if they are declared by our board of directors out of funds that are legally available for that purpose. Upon the liquidation, dissolution or winding up of IntraLinks, the holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of the common stock have no preferential right to participate in any future debt or equity offerings, right to have their shares redeemed or right to convert their shares into any other type of security. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. In the event that we issue shares of preferred stock in the future, the rights of the holders of common stock may be adversely affected by that issuance. This is because it is probable that any preferred stock issued will have certain rights and preferences that entitle the holders of such shares to have priority over the holders of the common stock with respect to certain matters. These matters include the right to receive dividends and the right to receive the assets of IntraLinks in the event of a bankruptcy or similar type event. There will be no shares of preferred stock outstanding immediately after the closing of this offering.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the shareholders. These rights, designations and preferences include:

  .number of shares to be issued;

  .dividend rights;

  .dividend rates;

  .right to convert the preferred shares into a different type of security;

  .voting rights attributable to the preferred shares;

  .right to set aside a certain amount of assets for payments relating to the preferred shares; and

  .prices to be paid upon redemption of the preferred shares or a voluntary or involuntary liquidation.

If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of IntraLinks. This is because the terms of the preferred stock would be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares. We have no present plans to issue any shares of preferred stock.

Delaware Law Business Combination Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date that the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

Registration Rights

Under registration rights agreements with us, all of our current stockholders and warrant holders and some of our option holders are entitled, following this offering, to request that we register their IntraLinks shares under the Securities Act.

The holders of at least 30% of all of our currently issued and outstanding common stock, Series A preferred stock and Series B preferred stock, and the holders of the options and warrants listed in the registration rights agreement dated December 18, 1997, as amended on October 9, 1998, may request that we use our best efforts to register their shares of common stock that are not freely tradable under the Securities Act. They may make this request after the later of 18 months following this offering and six months after the effectiveness of the first registration statement pursuant to the Amended and Restated Registration Rights Agreement dated June 30, 1999, which is discussed below. We will only be obligated to register the shares if the minimum aggregate offering price of the shares is at least $2 million. Other IntraLinks shareholders, as well as IntraLinks itself, will have the right to include their shares in these registrations, subject to certain limitations.

In addition, under the Amended and Restated Registration Rights Agreement dated as of January 24, 2000, the holders of at least 30% of the outstanding common stock converted from our Series C, Series D, Series E and Series F preferred stock may request that we use our best efforts to register their shares of common stock that are not freely tradable under the Securities Act, provided that the minimum aggregate offering price of the securities to be registered is at least $2 million. They may make this request any time at least one year following this offering, and we will only be required to effect two registrations of this type. Other IntraLinks shareholders, as well as IntraLinks itself, will have the right to include their shares in these registrations, subject to certain limitations.

At any time when we are eligible to register securities on Form S-3, our current stockholders will have the right to request that we register those shares of common stock which are covered by these registration rights agreements and not freely tradable under the Securities Act, provided that the minimum aggregate offering price of the securities to be registered is at least $2 million (if the request is made by the former holders of the Series C, Series D, Series E or Series F preferred stock), or $1.5 million (if the request is made by any of our other current stockholders).

Our current stockholders will also have the right to include their shares in any registration statements filed by us for purposes of a public offering, subject to certain limitations. An underwriter participating in an offering may limit the number of shares offered for marketing reasons, in which case the number of shares to be registered would be reduced pro rata among the holders requesting registration of their shares.

We will not be required to file a registration statement within six months after the effective date of any other registration statement filed by us pursuant to these registration rights agreements. We will pay all expenses in connection with any registration, other than underwriting discounts, selling commissions and expenses of the counsel for any selling stockholders. The foregoing registration rights are transferable under specified circumstances and may be amended or waived only with the written consent of IntraLinks and a specified number of the affected holders. Our current stockholders have agreed to lock-up periods of up to 180 days after the effective date of any registration statement in which they could have included, but did not include, their shares pursuant to these rights.

Transfer Agent and Registrar

ChaseMellon Shareholder Services, L.L.C. will serve as Transfer Agent and Registrar for our common stock.

Listing

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the trading symbol of "ILNX".

                                  Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities Inc., Banc of America Securities LLC and William Blair & Company, L.L.C. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite their names below.

                                                                ----------------
      Underwriters                                              Number of Shares
      ------------                                              ----------------
      J.P. Morgan Securities Inc. .............................
      Banc of America Securities LLC...........................
      William Blair & Company, L.L.C...........................
                                                                  ------------
        Total..................................................      5,430,000
                                                                  ============

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all of the underwriters are obligated to take and pay for all such shares of common stock, if any are taken.

The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $        per share. The underwriters may allow, and such dealers may
reallow, a concession not in excess of $       per share to certain other
dealers. After the initial public offering of the common stock, the offering price and other selling terms may be changed from time to time by the Underwriters.

According to the terms of the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date hereof, to purchase up to 814,500 additional shares of common stock, on the same terms and conditions as set forth on the cover page hereof. If this option is exercised
in full, the total price to the public will be $        , underwriting
discounts and commissions will be         , and proceeds to IntraLinks will be
$      . The underwriters may exercise this option solely to cover over-
allotments, if any, made in connection with the sale of shares of common stock offered hereby. To the extent that this option is exercised, each of the underwriters will have a commitment, subject to certain conditions, to purchase approximately the same percentage of those additional shares as the number of shares of common stock to be purchased by it as shown in the table above bears to the total number of shares of common stock initially offered hereby.

At our request, the underwriters have reserved up to 1,060,000 shares of common stock to be sold in the offering and offered hereby for sale, at the public offering price, to our directors, officers, employees, business associates and other related parties. Included in this amount of reserved shares, the underwriters have reserved approximately 830,000 shares of common stock to be sold in the offering and offered hereby for sale, at our request and at the public offering price, to Reuters Holding Switzerland SA, an IntraLinks stockholder and a subsidiary of Reuters Group plc. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals or entities purchase these reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

IntraLinks and certain of its stockholders, option holders, warrant holders, officers and directors have agreed that during the period beginning on the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus they will not:

  . offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of IntraLinks which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities; or

  . enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities substantially similar to the common stock without the prior written consent of J.P. Morgan Securities Inc.

                                     63--1

These restrictions do not apply to:

  . our employee stock incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus; or

  . the issuance of common stock in connection with the transactions described in this prospectus.

J.P. Morgan Securities Inc. may, in its sole discretion release any or all of the securities from these restrictions. In deciding on releases, J.P. Morgan will consider generally the effect of the releases on the market for our common stock as well other factors including the following:

  .  the number of shares the stockholder wishes to sell;

  . the trading volume and market price of our common stock as of and around the date of the request;

  . the nature of the stockholder and the stockholder's relationship to IntraLinks; and

  .  the reason for the stockholder's request.

We and the underwriters have agreed to indemnify each other against specified liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in connection with such liabilities.

Certain of the underwriters and their affiliates, including an affiliate of J.P. Morgan Securities Inc., engage in transactions with, or have services performed by, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, for which they or we may receive customary compensation.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a syndicate short position. A syndicate short position results from the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Syndicate short sales may be either "covered" or "naked." Covered short sales are sales of shares in an amount not greater than the overallotment option that the underwriters may close either by exercising their overallotment option or by purchasing shares in the open market. In determining the source of shares to close a covered short position, the underwriters will consider many factors including the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Naked short sales are sales of shares in excess of the overallotment option that the underwriters must close by purchasing shares in the open market. A naked short position may be created if the underwriters are concerned about downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. In connection with this offering, the underwriters may also bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions or, in stabilization transactions. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered hereby will be determined by agreement between IntraLinks and the underwriters. Among the factors considered in making such determination will be the history of and the prospects for the industry in which we compete, an assessment of our management, our present operations, our historical results and the trend of its revenue and earnings, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market at or above the initial public offering price.

It is expected that delivery of the shares sold in this offering will be made
to investors on or about               , 2000.

                        Shares Eligible For Future Sale

Upon completion of this offering, we will have outstanding 22,653,656 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no further exercise of outstanding stock purchase warrants or options under our stock incentive plan or other agreements. Of these shares, the 5,430,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for (i) any shares held by an existing "affiliate" of IntraLinks, as this term is defined by Rule 144 under the Securities Act and (ii) any shares sold to an individual or entity that is subject to a lock-up agreement as described below. The remaining 17,223,650 shares, and any shares purchased by affiliates in this offering, will be "restricted shares" as defined in Rule 144.

In addition, all of our senior officers, directors and other existing holders of at least one-half of one percent of our common stock have agreed under written "lock-up" agreements not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting." As a result, subject in some cases to the volume and other restrictions described below under the Federal securities laws:

  . approximately 520,000 shares held by our current stockholders will be eligible for sale immediately after the date of this prospectus;

  . approximately 186,000 shares held by our current stockholders will become eligible for sale beginning 90 days after the date of this prospectus; and

  . approximately 16,518,000 shares of common stock will become eligible for sale upon the expiration of the lock-up agreements 180 days after the date of this prospectus.

At our request the underwriters have reserved up to 830,000 shares of our common stock being sold in the offering to a holder subject to the lock-up agreements. To the extent this holder purchases any of these reserved shares, the purchased shares will not be available for sale in the public market until 180 days after the date of this prospectus, reducing the number of freely transferable shares during the first 180 days after the date of this prospectus and increasing the number of shares eligible for sale 180 days after the date of this prospectus.

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from IntraLinks or any affiliate at least one year previously is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of the common stock, which will equal approximately 227,000 shares immediately after the completion of this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made with the required notice and the availability of current public information about IntraLinks.

Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of IntraLinks at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from IntraLinks or any affiliate at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements, or notice requirements.

Rule 701 may be relied upon with respect to the resale of securities originally purchased from IntraLinks by its employees, directors, officers, consultants or advisers prior to this offering. In addition, the Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by:

  .  persons other than affiliates, in ordinary brokerage transactions; and

  . by affiliates under Rule 144 without compliance with its one-year holding period requirement.

IntraLinks has agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the Underwriters, subject to certain limited exceptions. See "Underwriting."

                                     65--1

After the completion of this offering, the holders of 17,223,656 shares of common stock or their transferees would be entitled to have their shares registered under the Securities Act. See "Description of Capital Stock-- Registration Rights." Registration of these shares under the Securities Act would cause these shares to be freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration, which could result in some of such shares becoming eligible for sale in advance of the dates set forth above.

In addition, we intend to file one or more registration statements under the Securities Act covering approximately 9,000,000 shares of common stock reserved for issuance under our 1997 Stock Incentive Plan and 700,000 shares of common stock reserved for issuance under our employee stock purchase plans. See "Management--Stock Incentive Plan" and "--2000 Employee Stock Purchase Plan." These registration statements are expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Following the filing, shares registered under these registration statements will, subject to the 180-day lock-up agreements described above and Rule 144 volume limitations applicable to affiliates, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this prospectus. As of July 15, 2000, options to purchase an aggregate of 8,266,298 shares were issued and outstanding under our stock incentive plan, and no shares had been sold under our employee stock purchase plan.

                                 Legal Matters

The validity of the common stock offered in this prospectus will be passed upon for IntraLinks by Heller Ehrman White & McAuliffe LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    Experts

The consolidated financial statements of IntraLinks, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, included in this prospectus and elsewhere in the registration statement of which this prospectus is a part have been included herein in reliance on the report of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             Available Information

We have filed with the Commission a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common stock, see the registration statement, and its exhibits. Descriptions in this prospectus of any contract or other document are not necessarily complete and, where the contract or document is an exhibit to the registration statement, any such description is qualified in all respects by the exhibit. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                               ----------------

In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and related notes. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                INTRALINKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999 and as of
 March 31, 2000 (unaudited)...............................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1997, 1998 and 1999 and the three months ended March 31, 1999 (unaudited)
 and 2000 (unaudited).....................................................  F-4
Consolidated Statements of Stockholders' Deficit and Comprehensive Loss
 for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000 (unaudited).........................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1998 and 1999 and the three months ended March 31, 1999 (unaudited)
 and 2000 (unaudited).....................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
IntraLinks, Inc.:

We have audited the accompanying consolidated balance sheets of IntraLinks, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IntraLinks, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
June 1, 2000

                                INTRALINKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                               December 31,          March 31,
                                         -------------------------  ------------
                                            1998          1999          2000
                                         -----------  ------------  ------------
                                                                    (unaudited)
                 ASSETS
 Current assets:
  Cash and cash equivalents............  $11,188,000  $ 21,735,000  $ 27,718,000
  Accounts receivable:
   Accounts receivable-third party.....      617,000     2,230,000     2,630,000
   Accounts receivable-related party...          --         58,000       281,000
   Less allowance for doubtful
    accounts...........................      (75,000)     (110,000)     (150,000)
                                         -----------  ------------  ------------
  Total accounts receivable, net.......      542,000     2,178,000     2,761,000
  Prepaid expenses and other current
   assets..............................       69,000       661,000       869,000
                                         -----------  ------------  ------------
    Total current assets...............   11,799,000    24,574,000    31,348,000
 Property and equipment, net...........    1,696,000     4,423,000     6,933,000
 Partner advance, net..................          --        364,000       328,000
 Goodwill and other intangible assets,
  net..................................       20,000     1,119,000     2,095,000
 Other assets..........................      111,000       883,000     1,936,000
                                         -----------  ------------  ------------
    Total assets.......................  $13,626,000  $ 31,363,000  $ 42,640,000
                                         ===========  ============  ============
 LIABILITIES AND STOCKHOLDERS' DEFICIT
 Current liabilities:
  Accounts payable.....................  $   969,000  $  1,505,000  $  2,728,000
  Accrued expenses.....................      387,000     1,127,000       947,000
  Deferred revenue.....................       25,000       536,000       763,000
  Deferred development fees-related
   party...............................      150,000           --            --
  Current installments of obligations
   under capital leases................        5,000        57,000        57,000
                                         -----------  ------------  ------------
    Total current liabilities..........    1,536,000     3,225,000     4,495,000
 Obligations under capital leases,
  excluding current installments.......        4,000        92,000        77,000
 Deferred rent.........................       98,000       484,000       497,000
 Redeemable convertible preferred
  stock:
  Series B-$0.01 par value; 887,992
   shares authorized; 780,230 shares
   issued and outstanding at December
   31, 1998 and 1999 and March 31,
   2000, with an aggregate liquidation
   preference of $5,451,000,
   $5,849,000, and $5,964,000 as of
   December 31, 1998, 1999 and March
   31, 2000............................    5,451,000     5,849,000     5,964,000
  Series C-$0.01 par value; 3,901,000
   shares authorized; 2,500,000 shares
   issued and outstanding at December
   31, 1998 and 1999 and March 31,
   2000, with an aggregate liquidation
   preference of $16,250,000,
   $17,408,000, and $17,773,000 at
   December 31, 1998, 1999 and March
   31, 2000............................   16,250,000    17,408,000    17,773,000
  Series D-$0.01 par value; 1,480,000
   shares authorized, issued and
   outstanding at December 31, 1999
   and March 31, 2000, with an
   aggregate liquidation preference of
   $15,593,000 and $15,926,000 at
   December 31, 1999 and March 31,
   2000................................          --     15,593,000    15,926,000
  Series E-$0.01 par value; 1,068,890
   shares authorized, issued and
   outstanding at December 31, 1999
   and March 31, 2000, with an
   aggregate liquidation preference of
   $14,521,000 and $14,834,000 at
   December 31, 1999 and March 31,
   2000................................          --     14,521,000    14,834,000
  Series F-$0.01 par value; 1,932,354
   shares authorized, 882,354 issued
   and outstanding at March 31, 2000,
   with an aggregate liquidation
   preference of $15,251,000 at March
   31, 2000............................          --            --     15,251,000
 Stockholders' deficit:
  Series A-Convertible preferred
   stock, $0.01 par value; 382,500
   shares authorized, issued and
   outstanding at December 31, 1998
   and 1999 and March 31, 2000, with
   an aggregate liquidation preference
   of $1,277,000.......................        4,000         4,000         4,000
  Common stock, $0.01 par value;
   42,000,000 shares authorized;
   2,350,000 and 2,524,336 shares
   issued and outstanding at December
   31, 1998 and 1999, respectively,
   and 2,792,708 shares issued and
   outstanding at March 31, 2000.......       24,000        26,000        28,000
  Additional paid-in capital...........      (33,000)    9,993,000    22,845,000
  Accumulated deficit..................   (9,662,000)  (24,758,000)  (41,813,000)
  Deferred compensation................      (40,000)  (11,058,000)  (13,217,000)
  Other comprehensive loss.............       (6,000)      (16,000)      (24,000)
                                         -----------  ------------  ------------
    Total stockholders' deficit........   (9,713,000)  (25,809,000)  (32,177,000)
                                         -----------  ------------  ------------
 Commitments and contingencies
    Total liabilities and stockholders'
     deficit...........................  $13,626,000  $ 31,363,000  $ 42,640,000
                                         ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                                INTRALINKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Three Months Ended
                                Years Ended December 31,                 March 31,
                          --------------------------------------  -------------------------
                             1997         1998          1999         1999          2000
                          -----------  -----------  ------------  -----------  ------------
                                                                  (unaudited)  (unaudited)
Revenues:
  Revenue--third party .  $   112,000  $   980,000  $  3,925,000  $   406,000  $  1,201,000
  Revenue--related
   party................          --           --        233,000          --        693,000
                          -----------  -----------  ------------  -----------  ------------
Total revenues..........      112,000      980,000     4,158,000      406,000     1,894,000
Cost of revenues........      374,000    1,776,000     4,659,000      783,000     2,068,000
Non-cash cost of
 revenues...............          --           --        126,000        1,000        81,000
                          -----------  -----------  ------------  -----------  ------------
    Gross loss..........     (262,000)    (796,000)     (627,000)    (378,000)     (255,000)
Operating expenses:
  General and
   administrative,
   exclusive of $59,000,
   $15,000, $685,000,
   $11,000 and
   $2,023,000 reported
   below as non-cash
   compensation.........    1,073,000    2,148,000     5,516,000      842,000     2,250,000
  Sales and marketing,
   exclusive of $2,000,
   $16,000, $522,000,
   $20,000 and $533,000
   reported below as
   non-cash compensation
   and $7,500,000
   reported below as a
   non-cash equity based
   charge in 2000.......      208,000    2,155,000     5,330,000      831,000     2,963,000
  Product development,
   exclusive of $3,000,
   $0, $73,000, $3,000
   and $141,000 reported
   below as non-cash
   compensation.........      439,000    1,956,000     3,036,000      554,000     1,590,000
  Amortization of
   intangible assets....          --           --        250,000          --        207,000
  Non-cash equity based
   charge...............          --           --            --           --      7,500,000
  Non-cash compensation.       70,000       31,000     1,280,000       34,000     2,697,000
                          -----------  -----------  ------------  -----------  ------------
    Total operating
     expenses...........    1,790,000    6,290,000    15,412,000    2,261,000    17,207,000
                          -----------  -----------  ------------  -----------  ------------
    Loss from
     operations.........   (2,052,000)  (7,086,000)  (16,039,000)  (2,639,000)  (17,462,000)
                          -----------  -----------  ------------  -----------  ------------
Interest income
 (expense):
  Interest income.......        8,000      187,000       952,000      112,000       409,000
  Interest expense......      (41,000)    (176,000)       (9,000)      (2,000)       (2,000)
                          -----------  -----------  ------------  -----------  ------------
    Total interest
     income
     (expense), net.....      (33,000)      11,000       943,000      110,000       407,000
                          -----------  -----------  ------------  -----------  ------------
Net loss................   (2,085,000)  (7,075,000)  (15,096,000)  (2,529,000)  (17,055,000)
Cumulative dividends on
 redeemable convertible
 preferred stock........      (14,000)    (702,000)   (3,279,000)    (429,000)   (1,377,000)
Dividends in connection
 with modification of
 dividend rights of
 Series C preferred
 stock..................          --           --     (1,370,000)         --            --
Dividends in connection
 with the beneficial
 conversion feature
 associated with Series
 D preferred stock......          --           --     (1,855,000)         --            --
                          -----------  -----------  ------------  -----------  ------------
Net loss attributable to
 common stockholders....  $(2,099,000) $(7,777,000) $(21,600,000) $(2,958,000) $(18,432,000)
                          ===========  ===========  ============  ===========  ============
Basic and diluted net
 loss per common share..  $     (0.95) $     (3.31) $      (8.92) $     (1.26) $      (6.85)
                          ===========  ===========  ============  ===========  ============
Weighted average shares
 outstanding used
 in basic and diluted
 net loss per common
 share calculation......    2,205,000    2,350,000     2,421,168    2,350,000     2,690,710
                          ===========  ===========  ============  ===========  ============

          See accompanying notes to consolidated financial statements.

                               INTRALINKS, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT AND COMPREHENSIVE LOSS

                   Series A convertible
                      preferred stock       Common stock    Additional                                               Other
                   ----------------------------------------   paid-in    Subscription Accumulated     Deferred      compre-
                     Shares      Amount    Shares   Amount    capital     receivable    deficit     compensation  hensive loss
                   -----------  ------------------- ------- -----------  ------------ ------------  ------------  ------------
Balance at
December 31,
1996.............       75,000     $1,000 2,060,000 $20,000 $   228,000    $(10,000)  $   (502,000) $        --     $    --
Issuance of
common stock.....          --                60,000   2,000      98,000      10,000            --            --          --
Issuance of
common stock to
officers.........          --         --    230,000   2,000      51,000         --             --        (53,000)        --
Issuance of stock
options and
warrants in lieu
of compensation..          --         --                --       72,000         --             --        (72,000)        --
Amortization of
deferred
compensation.....          --         --        --      --          --          --             --         70,000         --
Issuance of
warrants in
connection with
bridge loans.....          --         --        --      --       14,000         --             --            --          --
Issuance of
Series A
convertible
preferred stock
upon conversion
of notes payable.       45,000        --        --              150,000         --             --            --          --
Issuance of
Series A
convertible
preferred stock..      262,500      3,000       --      --      872,000         --             --            --          --
Offering costs in
connection with
Series B
redeemable
convertible
preferred stock..          --         --        --      --      (60,000)        --             --            --          --
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock..          --         --        --      --      (14,000)                       --            --          --
Net loss.........          --         --        --      --          --          --      (2,085,000)          --          --
                   -----------  --------- --------- ------- -----------    --------   ------------  ------------    --------
Balance at
December 31,
1997.............      382,500      4,000 2,350,000  24,000   1,411,000         --      (2,587,000)      (55,000)        --
Amortization of
deferred
compensation.....          --         --        --      --          --          --             --         31,000         --
Issuance of
warrants in
connection with
bridge loans.....          --         --        --      --      151,000         --             --            --          --
Issuance of stock
options to
consultant in
lieu of
compensation.....          --         --        --      --       16,000         --             --        (16,000)        --
Conversion of
warrants into
shares of Series
B redeemable
convertible
preferred stock..          --         --        --      --      (72,000)        --             --            --          --
Offering costs in
connection with
Series C
redeemable
convertible
preferred stock..          --         --        --      --     (837,000)        --             --            --          --
Cumulative
dividends on
Series B and C
redeemable
convertible
preferred stock..          --         --        --      --     (702,000)        --             --            --          --
Foreign currency
translation
adjustment.......          --         --        --      --          --          --             --            --       (6,000)
Net loss.........          --         --        --      --          --          --      (7,075,000)          --          --
 Total
 comprehensive
 loss............          --         --        --      --          --          --             --            --          --
                   -----------  --------- --------- ------- -----------    --------   ------------  ------------    --------
Balance at
December 31,
1998.............      382,500      4,000 2,350,000  24,000     (33,000)        --      (9,662,000)      (40,000)     (6,000)
Amortization of
deferred
compensation.....          --         --        --      --          --          --             --         30,000         --
Issuance of
options in lieu
of compensation..          --         --        --      --        5,000         --             --            --          --
Cumulative
dividends on
Series B through
E redeemable
convertible
preferred stock..          --         --        --      --   (3,279,000)        --             --            --          --
Dividend payment
to holders of
redeemable Series
C convertible
preferred stock
in connection
with modification
of Series D......          --         --        --      --     (800,000)        --             --            --          --
Issuance of
Series D
contingent
warrants.........          --         --        --      --    7,226,000         --             --     (7,226,000)        --
Issuance of stock
options to
employees below
fair market
value............          --         --        --      --    5,165,000         --             --     (5,165,000)        --
Amortization of
deferred
compensation.....          --         --        --      --          --          --             --      1,343,000         --
Issuance of
employee options
upon termination.          --         --        --      --       28,000         --             --            --          --
Offering costs in
connection with
redeemable Series
D and E
convertible
preferred stock..          --         --        --      --     (184,000)        --             --            --          --
Issuance of
Common Stock
warrants in
connection with
the RWJ-PRI
development
agreement........          --         --        --      --      436,000         --             --                        --
Contribution to
Capital--E&Y
deferred
development fees.          --         --        --      --      360,000         --             --            --          --
Issuance of
Common Stock to
Cambridge
Technology
Visions..........          --         --    174,336   2,000   1,069,000         --             --            --          --
Foreign currency
translation
adjustment.......          --         --        --      --          --          --             --            --      (10,000)
Net loss.........          --         --        --      --          --          --     (15,096,000)          --          --
 Total
 comprehensive
 loss............          --         --        --      --          --          --             --            --          --
                   -----------  --------- --------- ------- -----------    --------   ------------  ------------    --------
Balance at
December 31,
1999.............      382,500      4,000 2,524,336  26,000   9,993,000         --     (24,758,000)  (11,058,000)    (16,000)
Issuance of
options to
advisory board
and consultants
in lieu of
compensation.....          --         --        --      --    1,735,000         --             --            --          --
Issuance of
common stock to
Savant...........          --         --    144,000   2,000   1,100,000         --             --            --          --
Common stock
granted to
employees of
Savant ..........          --         --     36,000     --      275,000         --             --       (252,000)        --
Issuance of stock
options to
employees below
fair market
value............          --         --        --      --    2,766,000         --             --     (2,766,000)        --
Amortization of
deferred
compensation.....          --         --        --      --          --          --             --        859,000         --
Issuance of
employee options
upon termination.          --         --        --      --      161,000         --             --            --          --
Exercise of stock
options..........          --         --     88,372     --      750,000         --             --            --          --
Cumulative
dividends on
Series B through
F redeemable
convertible
preferred stock..          --         --        --      --   (1,377,000)        --             --            --          --
Issuance of
Series F warrants
in connection
with Chase
Manhattan
enterprise
service
agreement........          --         --        --      --    7,500,000         --             --            --          --
Offering costs in
connection with
redeemable Series
F convertible
preferred stock..          --         --        --      --      (58,000)        --             --            --          --
Foreign currency
translation
adjustment.......          --         --        --      --          --          --             --            --       (8,000)
Net loss.........          --         --        --      --          --          --     (17,055,000)          --          --
 Total
 comprehensive
 loss............          --         --        --      --          --          --             --            --          --
                   -----------  --------- --------- ------- -----------    --------   ------------  ------------    --------
Balance at March
31, 2000
(unaudited)......      382,500  $   4,000 2,792,708 $28,000 $22,845,000    $    --    $(41,813,000) $(13,217,000)   $(24,000)
                   ===========  ========= ========= ======= ===========    ========   ============  ============    ========
                       Total
                   stockholders'
                      deficit
                   --------------
Balance at
December 31,
1996.............  $   (263,000)
Issuance of
common stock.....       110,000
Issuance of
common stock to
officers.........           --
Issuance of stock
options and
warrants in lieu
of compensation..           --
Amortization of
deferred
compensation.....        70,000
Issuance of
warrants in
connection with
bridge loans.....        14,000
Issuance of
Series A
convertible
preferred stock
upon conversion
of notes payable.       150,000
Issuance of
Series A
convertible
preferred stock..       875,000
Offering costs in
connection with
Series B
redeemable
convertible
preferred stock..       (60,000)
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock..       (14,000)
Net loss.........    (2,085,000)
                   --------------
Balance at
December 31,
1997.............    (1,203,000)
Amortization of
deferred
compensation.....        31,000
Issuance of
warrants in
connection with
bridge loans.....       151,000
Issuance of stock
options to
consultant in
lieu of
compensation.....           --
Conversion of
warrants into
shares of Series
B redeemable
convertible
preferred stock..       (72,000)
Offering costs in
connection with
Series C
redeemable
convertible
preferred stock..      (837,000)
Cumulative
dividends on
Series B and C
redeemable
convertible
preferred stock..      (702,000)
Foreign currency
translation
adjustment.......        (6,000)
Net loss.........    (7,075,000)
                   --------------
 Total
 comprehensive
 loss............    (7,081,000)
                   --------------
Balance at
December 31,
1998.............    (9,713,000)
Amortization of
deferred
compensation.....        30,000
Issuance of
options in lieu
of compensation..         5,000
Cumulative
dividends on
Series B through
E redeemable
convertible
preferred stock..    (3,279,000)
Dividend payment
to holders of
redeemable Series
C convertible
preferred stock
in connection
with modification
of Series D......      (800,000)
Issuance of
Series D
contingent
warrants.........           --
Issuance of stock
options to
employees below
fair market
value............           --
Amortization of
deferred
compensation.....     1,343,000
Issuance of
employee options
upon termination.        28,000
Offering costs in
connection with
redeemable Series
D and E
convertible
preferred stock..      (184,000)
Issuance of
Common Stock
warrants in
connection with
the RWJ-PRI
development
agreement........       436,000
Contribution to
Capital--E&Y
deferred
development fees.       360,000
Issuance of
Common Stock to
Cambridge
Technology
Visions..........     1,071,000
Foreign currency
translation
adjustment.......       (10,000)
Net loss.........   (15,096,000)
                   --------------
 Total
 comprehensive
 loss............   (15,106,000)
                   --------------
Balance at
December 31,
1999.............   (25,809,000)
Issuance of
options to
advisory board
and consultants
in lieu of
compensation.....     1,735,000
Issuance of
common stock to
Savant...........     1,102,000
Common stock
granted to
employees of
Savant ..........        23,000
Issuance of stock
options to
employees below
fair market
value............           --
Amortization of
deferred
compensation.....       859,000
Issuance of
employee options
upon termination.       161,000
Exercise of stock
options..........       750,000
Cumulative
dividends on
Series B through
F redeemable
convertible
preferred stock..    (1,377,000)
Issuance of
Series F warrants
in connection
with Chase
Manhattan
enterprise
service
agreement........     7,500,000
Offering costs in
connection with
redeemable Series
F convertible
preferred stock..       (58,000)
Foreign currency
translation
adjustment.......        (8,000)
Net loss.........   (17,055,000)
                   --------------
 Total
 comprehensive
 loss............   (17,063,000)
                   --------------
Balance at March
31, 2000
(unaudited)......  $(32,177,000)
                   ==============

         See accompanying notes to consolidated financial statements.

                                INTRALINKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Three Months Ended
                               Years Ended December 31,                 March 31,
                         --------------------------------------  -------------------------
                            1997         1998          1999         1999          2000
                         -----------  -----------  ------------  -----------  ------------
                                                                 (unaudited)  (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(2,085,000) $(7,075,000) $(15,096,000) $(2,529,000) $(17,055,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Non-cash charges....       70,000       31,000     1,406,000       35,000    10,278,000
   Goodwill
    amortization.......          --           --        178,000          --        171,000
   Amortization of
    warrants...........          --           --         72,000          --         36,000
   Depreciation and
    amortization.......       26,000      118,000       637,000       77,000       452,000
   Amortization of debt
    discount...........       14,000      151,000           --           --            --
   Provision for
    doubtful accounts..          --        75,000       125,000       10,000        82,000
   Changes in operating
    assets and
    liabilities, net of
    effect of
    acquisitions:
     Accounts
      receivable.......      (24,000)    (593,000)   (1,761,000)     (22,000)     (665,000)
     Prepaid expenses
      and other assets.       (8,000)     (61,000)     (592,000)      18,000      (208,000)
     Other assets......      (12,000)     (85,000)     (772,000)     (63,000)   (1,053,000)
     Accounts payable
      and accrued
      expenses.........       77,000    1,024,000     1,337,000      240,000     1,043,000
     Due to officers...      (19,000)         --            --           --            --
     Deferred revenue..      232,000     (207,000)      511,000       46,000       227,000
     Deferred
      development fees.          --       150,000       210,000      210,000           --
     Deferred rent.....        4,000       94,000       386,000       32,000        13,000
                         -----------  -----------  ------------  -----------  ------------
      Net cash used in
       operating
       activities......   (1,725,000)  (6,378,000)  (13,359,000)  (1,946,000)   (6,679,000)
                         -----------  -----------  ------------  -----------  ------------
Cash flows from
 investing activities:
 Intangible assets.....          --       (25,000)          --           --            --
 Capital expenditures..     (108,000)  (1,658,000)   (3,090,000)    (338,000)   (2,961,000)
 Cash paid for
  acquisitions, net of
  cash acquired........          --           --       (211,000)         --        (46,000)
                         -----------  -----------  ------------  -----------  ------------
      Net cash used in
       investing
       activities......     (108,000)  (1,683,000)   (3,301,000)    (338,000)   (3,007,000)
                         -----------  -----------  ------------  -----------  ------------
Cash flows from
 financing activities:
 Principal payments
  under capital lease
  obligations..........      (11,000)      (4,000)     (129,000)      (2,000)      (15,000)
 Proceeds from issuance
  of Series A
  convertible preferred
  stock................      875,000          --            --           --            --
 Proceeds from issuance
  of Series B through F
  redeemable
  convertible preferred
  stock ...............    2,900,000   15,500,000    20,496,000          --     15,000,000
 Exercise of Series D
  warrants in
  connection with
  Series E financing ..          --           --      8,200,000          --            --
 Offering costs........      (60,000)    (587,000)     (184,000)         --        (58,000)
 Proceeds from issuance
  of bridge loans......      600,000    2,000,000           --           --            --
 Proceeds from issuance
  of common stock......      110,000          --            --           --            --
 Proceeds from exercise
  of stock options.....          --           --            --           --        750,000
 Dividends paid to
  Series C redeemable
  convertible preferred
  stockholders.........          --      (272,000)   (1,166,000)    (427,000)          --
                         -----------  -----------  ------------  -----------  ------------
 Net cash provided by
  (used in) financing
  activities...........    4,414,000   16,637,000    27,217,000     (429,000)   15,677,000
                         -----------  -----------  ------------  -----------  ------------
 Effect of foreign
  exchange rate changes
  on cash and cash
  equivalents..........          --        (6,000)      (10,000)      (4,000)       (8,000)
                         -----------  -----------  ------------  -----------  ------------
 Net change in cash and
  cash equivalents.....    2,581,000    8,570,000    10,547,000   (2,717,000)    5,983,000
Cash and cash
 equivalents at
 beginning of period...       37,000    2,618,000    11,188,000   11,188,000    21,735,000
                         -----------  -----------  ------------  -----------  ------------
Cash and cash
 equivalents at end of
 period................  $ 2,618,000  $11,188,000  $ 21,735,000  $ 8,471,000  $ 27,718,000
                         ===========  ===========  ============  ===========  ============


          See accompanying notes to consolidated financial statements.

                                INTRALINKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

IntraLinks, Inc. (the "Company" or "IntraLinks"), a Delaware corporation, was formed on June 13, 1996. On September 17, 1996, the Company formed IntraLoan, Inc., a Delaware corporation subsidiary, which has not had any activity. During 1998, the Company formed IntraLinks, Ltd., a wholly owned subsidiary of the Company. This subsidiary, located in London, England, was formed for the purpose of marketing and selling the IntraLinks services in the United Kingdom and Europe. During 1999, the Company formed IntraLinks Pharma, Inc., another wholly owned subsidiary of the Company. This subsidiary, located in Wilmington, Delaware, was formed for the purpose of providing the IntraLinks services to the pharmaceutical industry.

IntraLinks provides services that enable business-to-business collaboration and secure messaging over the Internet. The Company's services provide an Internet-based environment in which communication can be posted, accessed and organized for use by collaborating parties worldwide.

 (b) Unaudited Interim Consolidated Financial Information

The interim consolidated financial statements of the Company as of March 31, 2000, and for the three months ended March 31, 1999 and 2000, are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC relating to interim financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary for the fair presentation of the financial position and the results of operations and cash flows have been included in such unaudited consolidated financial statements. The results of operations for the three months ended March 31, 1999 and 2000, are not necessarily indicative of the results to be expected for any future interim period or for the year ending December 31, 2000.

 (c) Principles of Consolidation

The consolidated financial statements include the financial statements of IntraLinks, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 (d) Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (e) Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents, which principally consist of money market accounts.

 (f) Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which generally range between five and seven years. Property and equipment under capital leases are stated at the present value of minimum lease payments, and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


 (g) Goodwill and Intangible Assets

Goodwill is stated net of accumulated amortization of $178,000 and $349,000 at December 31, 1999 and March 31, 2000, respectively. Goodwill is amortized over the expected period of benefit of three years. Intangible assets represent the purchase of a domain name, which is being amortized on a straight-line basis over five years.

 (h) Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net undiscounted cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value of the assets is determined by quoted market prices if available, or the best information available in the circumstances. To date, no impairment has occurred.

 (i) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax rate change occurs. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 (j) Revenue Recognition

The Company establishes a secure Internet site (the "deal space") for each transaction or project ("deal") on the IntraLinks services and posts various business communications to the deal space based on client specific requirements. The Company provides a user name and password for each user who has access to the deal space. The Company's fees are based on the number of unique users who have access to the deal space and, if the project extends longer than anticipated, other additional fees. Once a deal is functional on the deal space, it is considered to be in its "launch phase" at which point customers can access the information. The average length of a launch phase ranges from two to three months. There is no stated time period of a deal. Customers are obligated to pay for the Company's services once a deal enters the launch phase. The Company's fees for such services are not refundable even if a customer's deal does not close. The Company recognizes revenue ratably over the average length of the launch phase provided that no significant Company obligations remain and collection of the resulting receivable is probable. The Company adjusts its estimates if a deal does not last as long as expected. The Company bills its customers using these services upon the close of a transaction which ranges from one to three months. The Company has a four-year revenue sharing agreement with a customer expiring in June 2003, under which the Company is obligated to make payments based on the monthly revenues generated by its IntraLoan service. The revenue sharing payments are included in cost of revenues and range from 10% to 22.5% of the monthly revenues generated by the IntraLoan service in excess of specified monthly thresholds. Under the agreement, the Company is obligated to pay 22.5% of its monthly IntraLoan revenues in excess of approximately $470,000. Revenue sharing payments under this agreement have not been significant to date but will become significant if the Company's monthly revenues from the IntraLoan service grow beyond the applicable thresholds.

In February 2000, the Company began marketing its services under one-year enterprise service agreements containing minimum fee requirements whether or not services are used. The Company bills its customers using these services on a monthly or quarterly basis in advance. Revenues for these contracts will be recognized ratably over the related service period provided that the Company has no significant remaining obligations and collection of the resulting receivable is probable.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


The Company has entered into two development agreements. The first development agreement was with Ernst & Young whereby the Company received a non-refundable fee in consideration for developing, marketing and building a business to provide secure access to multiple parties and permitted parties and permitted participants in connection with confidential financial transactions. Amounts received under this arrangement were offset against costs incurred with the remainder deferred until development was complete. This development agreement was amended on April 13, 1999 (see Note (8)).

The Company also entered into a three year development agreement with RWJ-PRI to jointly develop, market and build a business to provide secure access to multiple parties and permitted participants in connection with the establishment of an internet based workspace for pharmaceutical research and development activities. In consideration of the Company's agreement with RWJ-PRI to create an application for a secure Internet-based workspace for pharmaceutical research and not to enter into similar agreements with comparable companies, the Company received a non-refundable $350,000 fee. This fee is being ratably recognized as revenue over the three-year term of the agreement, (see Note (8)). To date, the Company has not entered into similar agreements with any other companies. The Company also received a non-refundable $150,000 fee, which is an advance of usage fees and will be recognized as services are performed.

Deferred revenue consists of billings in excess of recognized revenues. Customers are obligated to pay for the Company's services upon reaching the launch phase. However, the Company bills its customers in arrears upon the closing of a transaction which typically ranges between 30 to 90 days. Included in accounts receivable are unbilled receivables of $101,000, $1,050,000, and $1,171,000 as of December 31, 1998 and 1999 and March 31, 2000, respectively, all of which have been subsequently billed.

 (k) Product Development
Product development costs include consultant costs associated with the design, development and testing of the company's systems and amortization of capitalized software costs. Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant. Product development costs are expensed as incurred, except for costs capitalized in accordance with SOP 98-1 beginning in 1999 (see Note 1(l)). The Company capitalizes internal-use software that is acquired, internally developed, or modified solely to meet its internal needs provided no substantive plan exists or is being developed to market the software externally. Product development costs amounted to $439,000, $1,956,000, and $2,686,000 for the years ended December 31, 1997, 1998 and 1999, respectively and $554,000 and $1,590,000 for the three months ended March 31, 1999 and 2000, respectively.

 (l) Capitalized Software
In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company adopted SOP 98-1 in 1999, and capitalized approximately $1,288,000 as of December 31, 1999 and $1,696,000 as of March 31, 2000. The amounts capitalized are for external direct costs of services used in developing internal-use software and for payroll and payroll related costs of employees directly associated with the development activities. The Company amortizes capitalized software over a period of three years, the expected period of benefit. This estimate may change in the future.

 (m) Advertising Expenses
The Company expenses the cost for producing and communicating advertising and promoting its services when incurred. Costs of communicating advertising are not incurred until the item or service has been received. Such costs are included in sales and marketing and totaled $58,000, $236,000, and $607,000 for the years ended December 31, 1997, 1998 and 1999, respectively and $1,200 and $735,000 for the three months ended March 31, 1999 and 2000, respectively.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


 (n) Financial Instruments and Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. At December 31, 1998 and 1999 and March 31, 2000, the fair value of these instruments approximated their financial statement carrying amount because of the short-term maturity of these instruments. Substantially all of the Company's cash equivalents were invested in money market accounts.

The Company currently derives a substantial majority of its revenues from IntraLoan, a service used by banks to facilitate corporate loan syndications. As a result, the Company's revenues are sensitive to the level of activity in the corporate loan market. The Company expects that IntraLoan-related revenues will continue to account for a substantial majority of its revenues for the foreseeable future.

The Company's revenues are primarily derived from companies located in the United States and United Kingdom. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. Accounts receivable are due principally from large U.S. companies under stated contract terms and the Company provides for estimated credit losses at the time of sale. Such losses have not been significant to date.

                                        Percentage of
                                        Total Revenues         Percentage of
                                        for the Years         Total Revenues
                                            ended              for the Three
                                         December 31,     Months ended March 31,
                                        ----------------  -----------------------
Revenues derived from significant       1997  1998  1999     1999        2000
customers:                              ----  ----  ----  ----------- -----------
                                                          (unaudited) (unaudited)
  Customer A...........................  47%   31%    6%       10%          5%
  Customer B-Related party.............  --    21%   32%       34%         23%
  Customer C...........................  22%    6%    7%        4%          3%
  Customer D...........................  14%   18%    9%       10%          8%
  Customer E-Related party.............  --    --     4%       --          12%
  Customer F...........................  16%    8%    2%        2%          2%

                                      Percentage of           Percentage of
                                   Accounts Receivable     Accounts Receivable
                                     at December 31,          at March 31,
                                   -------------------     -------------------
Accounts receivable due from         1998        1999             2000
significant customers:             ---------   ---------          ----
                                                               (unaudited)
  Customer A......................        16%          2%            5%
  Customer B-Related Party........        24%         18%           23%
  Customer C......................         3%          5%            3%
  Customer D......................        11%          6%           11%
  Customer E-Related Party........        24%          9%           11%
  Customer F......................         8%          1%           --

 (o) Stock-Based Compensation

The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price of the stock option. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and non-employee board of director members and provide pro forma net income and pro forma earnings per share disclosures for employee stock as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured.

 (p) Basic and Diluted Net Loss Per Share

Loss per share is presented in accordance with the provisions of SFAS No. 128. "Computation of Earnings Per Share," and SEC Staff Accounting Bulletin No. 98. Under SFAS No. 128, basic earnings per share excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share is equal to basic loss per share since all common stock equivalents are anti-dilutive for each of the periods presented.

Diluted net loss per common share for the years ended December 31, 1997, 1998 and 1999, and for the three months ended March 31, 1999 and 2000 does not include the effects of options to purchase 60,000, 1,552,000, 4,820,476, 1,766,000 and 6,809,254 shares of common stock, respectively, and 2,303,460, 7,325,460, 12,423,240, 7,325,460 and 14,187,948 shares of convertible preferred stock on an "as if" converted basis, respectively. In addition, diluted net loss per common share for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 does not include the effects of options to purchase 608,978, 224,368, 685,908, 685,908, and 685,908 of common stock warrants and 0, 216,000, 1,536,616, 216,000 and 3,636,616 of preferred stock warrants on an "as if" converted basis, respectively.

The pro forma net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000 is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the automatic conversion of all of our outstanding convertible preferred stock on a two-for-one basis, totaling 14,187,948 as of March 31, 2000, respectively, as if such conversion occurred at the date of original issuance. The shares used in calculating the pro forma basic and diluted net loss per common share are as follows:

                                                       December 31,  March 31,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (unaudited)
   Actual weighted average common shares
    outstanding:.....................................    2,421,168   2,690,710
     Series A Convertible Preferred Stock............      765,000     765,000
     Series B Redeemable Convertible Preferred Stock.    1,560,460   1,560,460
     Series C Redeemable Convertible Preferred Stock.    5,000,000   5,000,000
     Series D Redeemable Convertible Preferred Stock.    1,823,334   2,960,000
     Series E Redeemable Convertible Preferred Stock.    1,157,964   2,137,780
     Series F Redeemable Convertible Preferred Stock.          --    1,176,472
                                                        ----------  ----------
                                                        12,727,926  16,290,422
                                                        ==========  ==========

 (q) Foreign Currency Translation Adjustments

Cumulative translation adjustments include the effects of using current rates in translating the financial statements of the Company's foreign subsidiary located in the United Kingdom. The net foreign currency translation loss affecting comprehensive loss was $0, $6,000, $10,000 and $8,000 for the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 2000, respectively, and is included as a component of stockholders' deficit and comprehensive loss.

 (r) Stock Split

In June 1997, the Board of Directors approved a 1.428571-for-one split of the Company's Series A convertible preferred stock ("Series A"). Accordingly, all Series A share and per share information in the accompanying consolidated financial statements has been retroactively restated to reflect the effect of the Series A stock split.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


In May 2000, the Board of Directors approved a two-for-one split of shares of the Company's common stock. Accordingly, all common share and per common share information, and warrants and options to purchase shares of common stock, in the accompanying financial statements have been retroactively restated to reflect the effect of the stock split.

 (s) Comprehensive Loss

The Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" in 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities.

 (t) Segments

During 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers, and geographic areas. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements. The Company has determined that it does not have any separately reportable segments.

The Company's revenues have been earned primarily from customers in the United States. In addition, all significant operations and assets are based in the United States.

 (u) Recent Accounting Pronouncements

In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was adopted by the Company on January 1, 1999. As the Company had not capitalized such costs, the adoption of SOP 98-5 did not have an impact on the consolidated financial statements of the Company.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101") which summarizes certain of the SEC staffs views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101 was adopted by the Company on January 1, 2000. The adoption of SAB No. 101 did not have a significant effect on the Company's results of operations.

In March 2000, the FASB issued Interpretation No. 44, "Accounting For Certain Transactions Involving Stock Compensation" ("FIN No. 44") which provides guidance for applying APB Opinion No. 25, "Accounting For Stock Issued To Employees." With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000. The Company does not believe that the implementation of FIN No. 44 will have significant effect on its results of operations.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


In March 2000, the Emerging Issues Task Force of the FASB reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs" which provides guidance on when to capitalize versus expense costs incurred to develop a web site. The consensus is effective for web site development costs in quarters beginning after June 30, 2000. The Company has not yet analyzed the impact of this issue on its consolidated financial statements.

(2) Balance Sheet Components

Property and equipment, including equipment under capital leases, are stated at cost and are summarized as follows:

                                              December 31,         March 31,
                                          ----------------------  -----------
                                             1998        1999        2000
                                          ----------  ----------  -----------
                                                                  (unaudited)
Computer and office equipment and
 software, including amounts related to
 capital leases of $24,000, $293,000 and
 $293,000 ............................... $  467,000  $1,937,000  $ 2,331,000
Furniture and fixtures ..................    446,000     636,000      680,000
Leasehold improvements ..................    923,000   1,334,000    3,449,000
Capitalized software ....................        --    1,288,000    1,696,000
                                          ----------  ----------  -----------
                                           1,836,000   5,195,000    8,156,000
                                          ----------  ----------  -----------
Less accumulated depreciation and
 amortization, including amounts related
 to capital leases of $24,000, $71,000
 and $95,000 ............................   (140,000)   (772,000)  (1,223,000)
                                          ----------  ----------  -----------
  Total.................................. $1,696,000  $4,423,000  $ 6,933,000
                                          ==========  ==========  ===========

Accrued expenses consist of the following:
                                              December 31,         March 31,
                                          ----------------------  -----------
                                             1998        1999        2000
                                          ----------  ----------  -----------
                                                                  (unaudited)
Product development...................... $  164,000  $  532,000  $   271,000
Professional fees........................     56,000     423,000      183,000
Dividends................................     61,000         --           --
Other....................................    106,000     172,000      493,000
                                          ----------  ----------  -----------
  Total.................................. $  387,000  $1,127,000  $   947,000
                                          ==========  ==========  ===========

(3) Bridge Loans

During September 1997, the Company received bridge loans from three related party investors amounting to $600,000 at an interest rate of 12% per annum due on December 31, 1998. In connection with the bridge loans, the Company granted the investors warrants to purchase 53,500 shares of common stock at $1.67 per share, exercisable over a five-year period. The Company recorded a $14,000 debt discount on the date of issuance using a Black-Scholes pricing model with a 10% volatility factor, $1.67 exercise price and $1.67 fair value. On December 18, 1997, these bridge loans converted into 92,307 shares of Series B redeemable convertible preferred stock (note 4).

During August 1998, the Company received bridge loans from seven related party investors amounting to $2,000,000 at an interest rate of 8% per annum due on October 19, 1998. In connection with the bridge loan offering, the Company granted the investors warrants to purchase 108,000 shares of Series B redeemable convertible preferred stock at $6.50 per share, exercisable over a five-year period. The Company recorded a $151,000 debt discount on the date of issuance using a Black-Scholes pricing model with a 40% volatility factor, $6.50 exercise price and $6.50 fair value. On October 9, 1998, these bridge loans converted into 307,692 shares of Series C redeemable convertible preferred stock.

Interest expense, including amortization of debt discount, on the bridge loans amounted to $41,000 and $176,000 for the years ended December 31, 1997, and 1998, respectively.

(4) Capitalization

Common Stock

During 1996, the Company issued 2,000,000 shares of common stock to its founders, who were also officers and directors of the Company, at $0.0171 per share.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


During August 1996, the Board of Directors authorized the issuance of 100,000 shares to an officer of the Company at no cost to the officer. Of the amount authorized, 60,000 and 20,000 shares were issued in 1996 and 1997, respectively. The Company recorded compensation expense of $1,000 in both 1996 and 1997. Upon termination of the officer's employment with the Company in July 1997, the remaining 20,000 authorized shares were forfeited.

During April 1997, the Board of Directors approved the issuance of 210,000 shares to an executive of the Company. Of the total shares issued, 120,000 shares vested immediately. In April 1998, 30,000 additional shares vested. In April 1999 and 2000, the remaining 60,000 shares vest in 30,000 share increments. The Company recorded the issuance of the shares at $0.2498 per share, the fair market value of the stock on the grant date as deferred compensation. The Company recorded $36,000, $9,000, and $8,000, $2,000 and $2,000 in compensation expense for the years ended December 31, 1997, 1998, and 1999, and the three months ended March 31, 1999 and 2000, respectively.

During May 1997, a founding shareholder of the Company entered into a stock option agreement with an executive of the Company, granting the executive options to purchase up to 90,000 shares of the Company's common stock in consideration for the executive's services to be rendered to the Company. The agreement provided for the vesting of options to purchase 30,000 shares of common stock on each of April 15, 1998, 1999 and 2000, exercisable at $0.2498 per-share. The executive may exercise the options in full or in part at any time prior to their expiration ten years from the grant date. In connection with the options, the Company recorded deferred compensation of $22,000, using the Black-Scholes pricing model with a 10% volatility factor, fair value of $0.50 and an exercise price of $0.2498. The Company recognized $4,000, $7,000, $7,000, $2,000 and $2,000 as compensation expense for the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 1999 and 2000, respectively. The Company will recognize an additional $2,000 of compensation expense over the remaining vesting period.

During June 1997, Landwell Financial Services Inc. ("Landwell"), a consultant to the Company, purchased 60,000 shares of common stock at $1.67 per share.

Warrants

The following summarizes the Company's issued and outstanding warrants:

                                             Exercise price Preferred  Common
                                               per share      Stock    Stock
                                             -------------- --------- --------
     Balance at December 31, 1996..........
       June 1997 warrants..................      $ 1.67           --    60,768
       September 1997 warrants.............      $ 1.67           --    80,000
       September 1997 warrants.............      $ 1.67           --    53,500
       October 1997 warrants...............      $ 1.67           --    30,100
       December 1997 warrants..............      $ 3.25           --   384,610
                                                            --------- --------
     Balance at December 31, 1997..........
                                                                  --   608,978
       Exchange of December 1997 warrants
        for 11,000 shares of Series B
        redeemable convertible preferred
        stock..............................         --            --  (384,610)
       August 1998 warrants................      $ 6.50       108,000       --
                                                            --------- --------
     Balance at December 31, 1998..........                   108,000  224,368
       April 1999 E&Y warrants.............      $10.00       468,000      --
       April 1999 E&Y warrants.............      $ 6.50       192,308      --
       June 1999 J&J warrants..............      $ 6.50           --   461,540
                                                            --------- --------
     Balance at December 31, 1999..........                   768,308  685,908
       January 2000 Chase warrants.........      $17.00     1,050,000      --
                                                            --------- --------
     Balance at March 31, 2000 (unaudited).                 1,818,308  685,908
                                                            ========= ========

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


During June 1997, the Company issued two sets of warrants to Landwell to purchase up to 60,768 shares of common stock at $1.67 per share. The first set of warrants representing the right to purchase 30,000 shares of common stock is exercisable in whole, but not in part, during the five-year period starting July 1, 1997. The latter set of warrants representing the right to purchase 30,768 shares of common stock was exercisable upon the successful private equity placement of the Company's shares which occurred during December 1997. The Company recorded $16,000 in expense using the Black-Scholes pricing model with a 10% volatility factor, $1.67 fair value and $1.67 exercise price during the year ended December 31, 1997 related to the issuance of the warrants.

During September 1997, the Company issued warrants to a related party investor to purchase 80,000 shares of common stock at $1.67 per share, expiring on September 1, 2002. In exchange, the related party investor agreed to provide marketing and advisory services for a three-year period. In connection with the warrants, the Company recorded deferred compensation of $22,000 using the Black-Scholes pricing model with a 10% volatility factor, $1.67 fair value and $1.67 exercise price, over the three-year service period applicable to the grant. The Company has recorded compensation expense of approximately $2,000, $7,000, $7,000, $2,000 and $2,000 for the years ended December 31, 1997, 1998 and for 1999, and the three months ended March 31, 1999 and 2000 respectively. The Company will recognize an additional $4,000 of compensation expense over the remaining service period.

During September 1997, the Company received three bridge loans from related party investors. In connection with the bridge loans, the Company granted the investors warrants to purchase 53,500 shares of common stock at $1.67 per share, exercisable over a five-year period.

During October 1997, the Company issued to its software development vendor, the Lante Corporation, warrants to purchase 30,100 shares of common stock at $1.67 per share expiring October 2, 2002. In exchange, the vendor provided development services for the Company during 1997, resulting in non-cash compensation of approximately $9,000 using the Black-Scholes pricing model with a 10% volatility factor, $1.67 fair value and $1.67 exercise price.

During December 1997, in connection with the issuance of Series B redeemable convertible preferred stock, the Company issued warrants to purchase 384,610 shares of common stock of an exercise price of $3.25 per share. On October 9, 1998, as authorized by the Board of Directors, these warrants were converted into 11,000 shares of Series B redeemable convertible preferred stock.

During August 1998, in connection with the bridge loan financing, the Company issued warrants to purchase 108,000 shares of Series B redeemable convertible preferred stock at $6.50 per share exercisable over a five-year period.

Immediately prior to the closing of the initial public offering ("IPO"), all remaining warrants to purchase shares of preferred stock will be converted on a two-for-one basis into warrants to purchase common stock.

Series A Convertible Preferred Stock

During September 1996, the Company issued 75,000 shares of Series A convertible preferred stock ("Series A") for $250,000 or $3.33 per share.

During January 1997, 45,000 shares of Series A stock were issued upon conversion of $150,000 of convertible notes payable.

During June 1997, the Company issued 262,500 shares of Series A stock for $875,000 or $3.33 per share to various existing and new investors.

The Series A shares are convertible into common stock on a two for one basis, subject to certain anti-dilution provisions, as defined, at any time at the option of the holder. The Company may require the conversion of such shares into common stock upon the earlier of five years from the date of issuance or an initial public offering of the Company's common stock.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


Series B Redeemable Convertible Preferred Stock

During 1997, the Company issued 769,230 shares of Series B redeemable convertible preferred stock (the "Series B") at $6.50 per share of which bridge loans in the amount of $600,000 converted into 92,307 Series B shares (see note
3). Total proceeds, net of offering costs of $60,000, amounted to $2,840,000. In connection therewith, an investor signed a stock subscription agreement dated December 17, 1997 to purchase 230,769 shares at $6.50 per share valued at $1,500,000. Such shares were paid for in January 1998, prior to the issuance of the 1997 financial statements.

During 1998, the Company increased the total authorized shares to 887,922 and exchanged warrants to purchase 384,610 shares of common stock for 11,000 shares of Series B stock at $6.50 per share. The value of the shares was approximately $72,000, which is less than the original value ascribed to the warrants, accordingly, no expense was recorded in 1998.

Through October 5, 1998, Series B stockholders were entitled to receive cash dividends at a rate of $0.52 per share per annum when, and if, declared by the Company's Board of Directors. During October, 1998, as approved by the Series B stockholders, the dividend rate was decreased to $0.325 per share, per annum when and if declared by the Company's Board of Directors. The dividends are cumulative and accrue from the issuance date. During April 1999, as approved by the Board of Directors, the dividend rate was increased to $0.585 per share, per annum. At December 31, 1997, 1998 and 1999 and March 31, 2000, accrued and unpaid dividends were $14,000, $379,000, $777,000, and $892,000 respectively.

The shares are subject to mandatory redemption, in total, by the Company on December 18, 2003, at an amount equal to $6.50 per share plus any accrued and unpaid dividends. The Series B stockholders have the right, at their option, to convert the shares into common stock at $3.25 per share as adjusted. At the Company's option, the redemption can be made in cash or by the issuance of notes payable. In the event that the Company consummates an IPO at a price per share of not less than $6.50 per share as adjusted, and net proceeds of at least $10,000,000, all of the then outstanding Series B shares shall automatically convert into common stock at a conversion price of $3.25 per share as adjusted and the Company will be relieved of its obligation to pay any undeclared accrued dividends.

Series C Redeemable Convertible Preferred Stock

During October 1998, the Company issued 2,500,000 shares of Series C redeemable convertible preferred stock ("Series C") at $6.50 per share. In total, 307,692 shares were issued to bridge loan holders (see note 3) in settlement of the Company's bridge loan, 38,462 shares were issued in partial settlement of issuance costs, and 2,153,846 Series C shares were issued for cash proceeds. Total proceeds from Series C, net of offering costs of $837,000, amounted to $13,413,000.

During the period from October 1998 through March 1999, Series C holders received quarterly cash dividends at a rate of $0.585 per share per annum. In March 1999, as approved by the Board of Directors, the dividend terms were modified to accrete unpaid dividends. Such dividends are cumulative, and accrue from the date of issue. The Company made dividend payments of $272,000 and $366,000 to Series C holders on December 15, 1998 and March 15, 1999, respectively. The 1999 dividend payment included $61,000 which was accrued in 1998. At December 31, 1998 and 1999 and March 31, 2000, accrued and unpaid dividends to Series C shareholders amounted to $61,000, $1,158,000, and $1,523,000 respectively.

The Series C shares are subject to mandatory redemption, in total, by the Company on October 9, 2003, at an amount equal to $6.50 per share plus any accrued and unpaid dividends. The Series C holders have the right, at their option, to convert the shares into common stock at $3.25 per share as adjusted. In the event that the Company consummates an IPO at a price per share of not less than $9.75 per share as adjusted, with net proceeds of at least $25,000,000, all of the then outstanding Series C shares shall automatically convert into common stock at a conversion price of $3.25 per share as adjusted and the Company will be relieved of its obligations to pay any accrued but undeclared dividends.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


Series D Redeemable Convertible Preferred Stock

During April 1999, the Company issued 660,000 shares of Series D redeemable convertible preferred stock ("Series D") to E&Y for $6.6 million, together with warrants to purchase an additional 660,000 shares of Series D at $10.00 per share expiring April 13, 2001. These warrants were exercised in connection with the Series E redeemable convertible preferred stock offering.

The Company also issued E&Y warrants to purchase an additional 468,000 shares of Series D stock with an exercise price of $10.00 per share, expiring April 13, 2004 and exercisable upon the Company achieving certain revenue targets or upon consummation of an IPO. The Company will record an expense if and when the revenue targets are achieved or an IPO is consummated and the warrants become vested using a Black-Scholes pricing model based on the then fair value of the Company's stock. Upon the consummation of an IPO, these warrants will be exercisable immediately. For purposes of the pro forma data, the amount is calculated based on the warrants becoming exercisable for 936,000 shares of common stock upon consummation of an IPO at a value of $11.00 per common share, which is the mid-point of the expected initial public offering price. The actual amount of the dividend will be determined using the initial public offering price upon consummation of the offering.

The Company also issued E&Y warrants to purchase 192,308 shares of the Series C stock with an exercise price of $6.50, expiring October 22, 2001.

The Company ascribed a value of approximately $1.9 million to the beneficial conversion feature associated with the Series D preferred stock. The value was determined using the relative fair value approach (average of the value ascribed to the two-year warrants using a Black-Scholes pricing model (45% volatility factor, $10 fair value and $6.50 exercise price) and the present value of the preferred stock.) The preferred stock converts at the option of the holder. The beneficial conversion feature is treated as a preferred dividend in the statement of operations.

As a condition of the Series D offering, the dividend rights of the holders of Series C were modified to accrue but not pay dividends. In consideration thereof, the Company made a one-time cash payment of $800,000 to the Series C holders and issued warrants to the Series C holders for 160,000 shares of Series D stock on the same terms as the aforementioned warrants to purchase 660,000 shares of Series D stock. The Company ascribed a value of $570,000 to the three-year warrants using a Black-Scholes pricing model with a 45% volatility factor, $10 fair value and $10 exercise price. The total ascribed value, $1,370,000, is treated as a preferred dividend in the December 31, 1999 statement of operations.

Series D holders are entitled to receive annual cash dividends at a rate of $0.90 per share. The dividends are cumulative and accrue from the date of issuance. Accrued dividends are payable when, and if declared by the Board of Directors or upon redemption of the Series D shares or liquidation of the Company. At December 31, 1999 and March 31, 2000, accrued and unpaid dividends to Series D shareholders amounted to $793,000 and $1,126,000, respectively.

The Series D shares are subject to mandatory redemption, in total, by the Company on October 9, 2003. The Company will redeem all of the outstanding Series D shares by paying an amount equal to $10.00 per share, plus an amount equal to any accrued and unpaid dividends, up to the redemption date, whether or not declared by the Board of Directors. The Series D shares may also be converted at any time, into shares of Common Stock of the Company at the option of the holder. In the event that the Company consummates an IPO at a price not less than $9.75 per share as adjusted, with net proceeds of at least $25,000,000 then all outstanding Series D shares shall automatically convert into common stock at a conversion price of $5.00 per share as adjusted and the Company will be relieved of its obligations to pay any accrued but unpaid dividends.

Series E Redeemable Convertible Preferred Stock and Pharmaceutical Research Institute Warrants

During June 1999, the Company issued 1,068,890 shares of Series E redeemable convertible preferred stock ("Series E") at $13.00 per share. Total proceeds from Series E, net of offering costs of $184,000, amounted to approximately $13.7 million.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


As specified in the warrant certificates, holders of warrants to purchase 820,000 shares of Series D stock exercised such warrants in connection with the Series E offering, with the Company receiving proceeds of $8.2 million.

Series E holders are entitled to receive annual cash dividends at a rate of $1.17 per share. The dividends are cumulative and accrue from the date of issuance. Accrued dividends are payable when, and if, declared by the Board of Directors or upon redemption of the Series E shares or liquidation of the Company. At December 31, 1999 and March 31, 2000 accrued and unpaid dividends to Series E shareholders amounted to $625,000 and $938,000, respectively.

The Series E shares are subject to mandatory redemption by the Company on October 9, 2003. The Company will redeem all of the outstanding Series E shares by paying an amount equal to $13.00 per share, plus any accrued and unpaid dividends, whether or not declared by the Board of Directors. The Series E shares may be converted at any time, into shares of Common Stock of the Company at the option of the holder. In the event that the Company consummates an IPO at a price not less than $9.75 per share as adjusted, with net proceeds of at least $25,000,000, all outstanding Series E shares shall automatically convert into common stock at a conversion price of $6.50 per share as adjusted and the Company will be relieved of its obligations to pay any accrued and undeclared dividends.

In connection with the development agreement (see note 8), the Company issued to R.W. Johnson Pharmaceutical Research Institute, a division of Ortho-McNeil Pharmaceutical, Inc., a wholly-owned subsidiary of Johnson & Johnson ("RWJ-PRI") three series of warrants to purchase an aggregate of 461,540 shares of common stock.

The first set of warrants are fully vested and exercisable for 76,924 shares expiring June 30, 2002, and are immediately exercisable at any time.

The second set of warrants are fully vested for 153,846 shares expiring December 31, 2002 or earlier under certain circumstances. The warrants shall not be exercisable until June 30, 2001 unless the Company consummates an IPO or RWJ-PRI is required to sell its shares prior to an IPO as defined in the Company's shareholders agreement. The Company has the right to require RWJ-PRI to exercise the warrants upon consummation of an IPO. There are no future performance obligations. The exercisability of the options is driven solely by the passage of time.

The Company calculated the value of the first and second set of 3 year warrants (approximately $436,000) using a Black-Scholes pricing model with a volatility factor of 45%, fair value of $5.84 and exercise price of $6.50. The value of the first and second set of warrants was recorded as an advance and is being ratably amortized to expense over the three year development agreement. The fair value of the warrants was capitalized on the balance sheet as a prepayment under an executory contract. The Company will re-evaluate the realizability of this asset at each reporting date (i.e. quarterly). If the Company determines that this asset is not realizable, the non-cash charge will be expensed in the fiscal quarter such determination is made. The Company amortized $72,000 and $108,000 as of December 31, 1999 and March 31, 2000, respectively.

The third set of warrants are for 230,770 shares, and are exercisable upon the Company achieving certain revenue targets, as defined. In the event that those targets are attained within a three-year period, the warrants will become fully exercisable and a pro rata number of warrants shall be exercisable for revenues less than the target amount. The cumulative revenue and related warrant amount will be calculated every six months. At any time, RWJ-PRI may exercise all or a portion of the then-exercisable warrants.

The Company accounts for the third set of warrants in accordance with Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services." Pursuant to EITF 96-18, the Company valued the warrant using a Black-Scholes pricing model. The $1.2 million ascribed to the warrant reflects the market value as of March 31, 2000. The Company has not recorded or amortized the third set of warrants as the achievement of

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)

the revenue targets is not yet considered probable. The value ascribed to these warrants will be adjusted at each balance sheet date to bring the total charge up to the then current market value. If and when the achievement of the revenue targets is considered probable, the Company will record and amortize the value of the warrants over the remaining period of the development agreement.

Series F Redeemable Convertible Preferred Stock

During the first quarter of 2000, the Company issued an aggregate of 882,354 shares of Series F Redeemable Convertible Preferred Stock ("Series F") at $17.00 per share. Total proceeds from Series F, net of offering costs of approximately $58,000, amounted to approximately $14.9 million.

Series F holders are entitled to receive annual cash dividends at a rate of $1.53 per share. The dividends are cumulative and accrue from the date of issuance. Accrued dividends are payable when, and if, declared by the Board of Directors or upon redemption of the Series F shares or liquidation of the Company. At March 31, 2000, accrued and unpaid dividends to Series F shareholders amounted to $251,000.

The Series F shares are subject to mandatory redemption by the Company on October 9, 2003. The Company will redeem all of the outstanding Series F shares by paying an amount equal to $17 per share, plus any accrued and unpaid dividends, whether or not declared by the Board of Directors.

The Company also entered into an agreement with The Chase Manhattan Corporation whereby the Company has the first option to make a proposal to Chase Manhattan to provide Internet-based document management and communications services to Chase Manhattan's Global Investment Bank. In connection with the agreement, the Company issued Chase Manhattan warrants to purchase 1,050,000 shares of Series F Preferred Stock at $17 per share. The first option to make a proposal to Chase expires after two years. The Company calculated the value of the four-year warrants (approximately $7.5 million) using a Black-Scholes pricing model with a volatility factor of 45%, fair value of $17 and exercise price of $17. The warrants are fully vested and immediately exercisable. The $7.5 million value of the warrant was immediately expensed because the warrants are fully vested and Chase Manhattan has no continuing performance obligations.

Voting Rights, Liquidation Preferences and Conversion

Series A, B, C, D, E and F stockholders have one vote for each full share of common stock into which their respective shares are convertible on the record date for the vote.

In the event of any liquidation, dissolution or winding up of the Company, the Series A and B stockholders liquidation preferences are pari passu and the Series C, D and E stockholders liquidation preferences are pari passu but senior to the Series A and B.

If the IPO is consummated, upon the closing, 382,500, 780,230, 2,500,000, 1,480,000, 1,068,890 and 882,354 shares of Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock, respectively, representing all of the outstanding shares of the convertible preferred stock, shall automatically convert on a two-for-one basis, into an aggregate of 14,187,948 shares of common stock.

(5) The Stock Option Plan

On June 10, 1997, the Board of Directors of the Company approved the stock incentive plan (the "Plan") which provides for the granting of incentive stock options, as defined under the Internal Revenue Code, nonqualified stock options or restricted shares. Under the Plan, stock options are granted at prices not less than 100% of the fair market value of the common stock on the date of option grant and are exercisable at such times as determined by the Company, but no later than ten years after the date of grant. A maximum of 9,000,000 shares of common stock may be issued pursuant to the Plan.

Restricted shares to be granted under the Plan shall not exceed 10% of the total shares eligible for grant and are subject to restrictions on transferability, as defined in the Company's shareholders' agreement, until the restrictions lapse as determined by the Compensation Committee (the "Committee") of the Board of Directors.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)

Upon termination of employment during the restriction period, the restricted shares and any accrued but unpaid dividends on such shares are forfeited to the Company, unless the restriction or forfeiture conditions are waived by the Committee.

The Plan terminates on December 31, 2000, unless terminated sooner by the Company's Board of Directors with the stockholders' approval.

The Company's stock option activity is as follows:

                                                                      Weighted
                                                                      average
                                                                     fair value
                                                Weighted   Options   of options
                                                average  exercisable  granted
                                                exercise  at period  during the
                                      Options    price       end       period
                                     ---------  -------- ----------- ----------
     Outstanding at December 31,
      1996.........................        --       --
     Granted.......................     60,000   $ 1.89
                                     ---------   ------
     Outstanding at December 31,
      1997.........................     60,000   $ 1.89          --    $ 0.72
                                     ---------   ------   =========    ======
     Granted.......................  1,493,000   $ 2.23
     Forfeited.....................     (1,000)  $ 2.00
                                     ---------   ------
     Outstanding at December 31,
      1998.........................  1,552,000   $ 2.21      32,400    $ 0.61
                                     ---------   ------   =========    ======
     Granted.......................  3,330,750   $ 4.83
     Forfeited.....................    (62,274)  $ 3.25
                                     ---------   ------
     Outstanding at December 31,
      1999.........................  4,820,476   $ 4.01     805,088    $ 2.71
                                     ---------   ------   =========    ======
     Granted.......................  2,177,510   $ 7.79
     Forfeited.....................   (100,360)  $ 4.90
     Exercised.....................    (88,372)  $ 8.49
                                     ---------   ------
     Outstanding at March 31, 2000.  6,809,254   $ 5.15   1,831,452    $ 2.84
                                     =========   ======   =========    ======

The following table summarizes information about stock options outstanding and exercisable at March 31, 2000:

                                       Weighted
                                        average   Weighted             Weighted
                                       remaining  average              average
     Range of               Number    contractual exercise   Number    exercise
     exercise prices      outstanding    life      price   exercisable  price
     ---------------      ----------- ----------- -------- ----------- --------
      $1.66..............     20,000      7.38     $ 1.66      13,400   $ 1.66
      $2.00..............    279,500      7.87     $ 2.00     201,290   $ 2.00
      $2.27..............  1,240,100      8.29     $ 2.27     499,280   $ 2.27
      $3.75..............    753,972      9.10     $ 3.75      95,856   $ 3.75
      $5.20..............  2,763,382      9.60     $ 5.20     481,626   $ 5.20
      $7.65..............    669,100      9.89     $ 7.65     110,000   $ 7.65
      $8.50..............  1,013,200      9.92     $ 8.50     360,000   $ 8.50
      $10.00.............     70,000     10.00     $10.00      70,000   $10.00
                           ---------     -----     ------   ---------   ------
                           6,809,254      9.31     $ 5.15   1,831,452   $ 4.93
                           =========     =====     ======   =========   ======

Options generally vest ratably over three years, except for certain options issued to members of management which have the following vesting schedules: (i) options to purchase 554,000 shares of common stock granted in 1999 vest based on the achievement of certain revenue targets, as defined; (ii) options to purchase 254,617 shares of common stock vest solely upon the completion of a qualified IPO; and (iii) options to purchase 1,066,027 shares of common stock were fully vested on the date of grant.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)

The fair value of each stock option granted to employees during 1998 and 1999 is estimated using the Black-Scholes method with the following assumptions: dividend yield 0%; risk-free interest rates ranging from 4.18% to 6.00%; expected volatility of 0.01%; and an expected life of five years.

For the period from January 1, 1999 through December 31, 1999, the Company granted stock options to purchase 3,327,750 shares of common stock to employees at a weighted average exercise price of $4.83 per share. The deemed fair value of the Company's common stock ranged from $3.63 to $7.25 per share during such period. For the period from January 1, 1999 through December 31, 1999, the Company recorded deferred compensation of approximately $5,165,000 in connection with the grant of certain options to employees, representing the difference between the deemed fair value of its common stock at the date of grant for accounting purposes and the exercise price of the related options. Included in this amount is deferred compensation of approximately $477,000 recorded in connection with the grant of options to purchase approximately 220,000 shares of common stock, the vesting of which is contingent upon the achievement of specified revenue targets. The achievement of these revenue targets is considered probable. The Company will remeasure this amount at each balance sheet date. The Company amortized $1,343,000 of deferred compensation in 1999. This amount is presented as deferred compensation in the consolidated statement of stockholders' deficit and is being amortized over the vesting period of the applicable options, typically three years. In addition, during the year ended December 31, 1999, the Company recorded an additional $28,000 of non-cash compensation in connection with employee severance agreements.

For the period from January 1, 2000 through March 31, 2000, the Company granted stock options to purchase 1,659,138 shares of common stock to employees at a weighted average exercise price of $7.51 per share. The deemed fair value of the Company's common stock ranged from $7.37 to $10 per share during such period. For the period from January 1, 2000 through March 31, 2000, the Company recorded deferred compensation of approximately $2,766,000 in connection with the grant of certain options to employees, representing the difference between the deemed fair value of its common stock at the date of grant for accounting purposes and the exercise price of the related options. This amount is presented as deferred compensation in the consolidated statement of stockholders' deficit and is being amortized over the vesting period of the applicable options, typically three years. In addition, during the three months ended March 31, 2000, the Company recorded an additional $161,000 of non-cash compensation in connection with employee severance agreements. The Company recorded deferred compensation based on a graded vesting methodology in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." The Company expects to amortize the following amounts of deferred compensation annually for both the 1999 and 2000 option grants:

  .  2000-$3,204,000, of which $859,000 was recorded in the first quarter;

  .  2001-$1,371,000;

  .  2002-$402,000; and

  .  2003-$11,000

During the year ended December 31, 1999, the Company recorded deferred compensation of $1.6 million in connection with the grant of 335,000 options to purchase common stock, the vesting of which is contingent upon the achievement of specified revenue targets. The achievement of the revenue targets is not considered probable. If and when the achievement of the revenue targets is considered probable, the Company will amortize the ascribed value of the options (remeasured at each balance sheet date) over the remaining term of the option agreement.

Upon the closing of this offering, $1.1 million of non-cash compensation expense will be recorded as a result of the immediate vesting of previously contingent options to purchase 254,617 shares of common stock. The amount of the non-cash compensation expense is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the expense will be determined using the initial public offering price upon the consummation of the offering.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


In addition, options to purchase 732,000 shares of common stock ratably vest over three years. However, options contain an acceleration clause that automatically accelerates their vesting terms upon an IPO. Based on a current fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering, options to purchase 366,000 shares of common stock will vest upon the closing of this offering. The vesting provisions for the remaining options to purchase 366,000 shares of common stock may accelerate if the Company's common stock trades at or above specified prices for 30 consecutive days.

Employee options to purchase 86,338 shares of common stock were granted in the first quarter of 2000 that provides for three-year vesting, however, such vesting will accelerate based on the achievement of certain revenue targets, as defined. If the revenue targets are not achieved, the options will vest over three years.

The Company applies APB Opinion No. 25 in accounting for its employee stock options and, accordingly, except as mentioned above, no compensation cost has been recognized for these options in the accompanying consolidated financial statements. The pro forma effect on the Company's net loss, had such options been accounted for at fair market value at the date of grant, is as follows:

                                         1997         1998          1999
                                      -----------  -----------  ------------
     Net loss attributable to common
      shareholders:
       As reported................... $(2,099,000) $(7,777,000) $(21,600,000)
                                      ===========  ===========  ============
       Pro forma..................... $(2,102,000) $(7,913,000) $(21,600,000)
                                      ===========  ===========  ============
     Net loss per common share:
       As reported................... $     (0.95) $     (3.31) $      (8.92)
                                      ===========  ===========  ============
       Pro forma..................... $     (0.96) $     (3.37) $      (8.92)
                                      ===========  ===========  ============

During 1997, the Company granted 10,000 options to purchase common stock to a consultant for services rendered with a three-year life. The Company recorded a non-cash charge of $3,000, based upon the fair market value of the stock option using a Black-Scholes option pricing model with a 10% volatility factor, $2.00 fair value and $2.00 exercise price.

During 1998, the Company granted 24,000 options to purchase common stock to a consultant for services rendered with a three-year life. The Company recorded a non-cash charge of $16,000, based upon the fair market value of the stock option using a Black-Scholes option pricing model with a 40% volatility factor, $2.00 fair value and $2.00 exercise price. The Company recognized $8,000 as compensation expense for each of the years ended December 31, 1998 and 1999, respectively.

During 1999, the Company granted 3,000 options to purchase common stock to a consultant for services rendered with a three-year life. The Company recorded a non-cash compensation expense of $5,000, based upon the fair market value of the stock option using a Black-Scholes option pricing model with a 45% volatility factor, $4.27 fair value and $3.75 exercise price.

In February 2000, the Company granted fully vested options to purchase an aggregate of 88,372 shares of common stock to two consultants for services performed. These options were exercised immediately and the Company received proceeds of $750,000. The Company recorded a non-cash compensation expense of $23,000, using a Black-Scholes option pricing model with a 45% volatility factor, one-month term, $8.55 fair value and $8.50 exercise price.

During the first quarter of 2000, the Company granted fully vested options to purchase an aggregate of 430,000 shares of common stock to members of the Company's advisory board for services performed. These options are exercisable for a period of five years. The Company recorded a non-cash compensation expense of $1,712,000, based upon the fair market value of the stock options using a Black-Scholes option pricing model with a 45% volatility factor, five-year term, fair values ranging from $8.10 to $10.00 per share and exercise prices ranging from $8.50 to $10.00 per share.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


(6) Acquisitions

Cambridge Technology Visions

During August 1999, IntraLinks acquired substantially all of the assets and assumed substantially all of the liabilities of Cambridge Technology Visions, Inc. for approximately $1.3 million, including acquisition costs pursuant to an asset purchase agreement among IntraLinks and the shareholders of CTV. The acquisition was accounted for as a purchase business combination. The consideration consisted of the following: $180,000 in cash and 174,336 shares of common stock valued at approximately $1,071,000, or $6.14 per share. The Company also incurred acquisition costs of approximately $31,000.

Savant

On January 28, 2000, the Company acquired certain assets from and assumed certain liabilities of Savant Technologies, Inc. for approximately $1,148,000, including acquisition costs pursuant to an asset purchase agreement among IntraLinks and the shareholders of Savant. The acquisition was accounted for as a purchase business combination. The consideration consisted of 144,000 shares of common stock valued at approximately $1,102,000, or $7.65 per share, and acquisition costs of $46,000. An additional 36,000 shares of common stock were issued into escrow and will be released from escrow if Savant's employees continue on as the Company's employees through January 28, 2002. The Company considers the 36,000 shares issued into escrow to be compensation for post-combination services rather than additional purchase price. The Company is amortizing the $275,000 value of these shares over two years.

The excess of the purchase price over the net book value of the acquired assets and assumed liabilities of CTV and Savant has been allocated to goodwill and other intangible assets. Goodwill and other intangible assets will be amortized over a period of three years, the expected period of benefit.

The following unaudited pro forma consolidated amounts give effect to the acquisition as if it occurred on January 1, 1998, or date of inception, if later by consolidating the results of operations of CTV and Savant with the results of the Company for 1998 and 1999.

                                December 31,                March 31,
                          -------------------------  -------------------------
                             1998          1999         1999          2000
                          -----------  ------------  -----------  ------------
Revenues................  $ 1,247,000  $  5,313,000  $   730,500  $  1,994,000
Net loss attributable to
 common stockholders....  $(7,661,000) $(21,300,000) $(2,808,000) $(18,440,000)
Basic and diluted net
 loss per common share..  $     (3.03) $      (7.98) $     (1.05) $      (6.91)
Weighted average shares
 used in net loss per
 common share
 calculation (1)........    2,524,336     2,668,336    2,668,336     2,668,336

--------
(1) The Company computes net loss per share in accordance with provisions of FAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. The weighted average common shares used to compute pro forma basic net loss per share includes the actual weighted average common shares outstanding, plus the common shares issued in connection with the acquisition of Cambridge from January 1, 1998 and Savant from January 1, 1999 (date of inception). The common stock issued in connection with the acquisition of Cambridge and Savant was 174,336 shares and 144,000 shares, respectively, which was adjusted for the weighted average period such shares were considered to be outstanding. In addition, diluted net loss per share is equal to basic net loss per share as common stock issuable upon exercise of the Company's employee stock options and upon exercise of outstanding warrants are not included because they are antidilutive. In future periods, the weighted average shares used to compute diluted earnings per share will include the incremental shares of common stock relating to outstanding options and warrants to the extent such incremental shares are dilutive.

The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


(7) Retirement Plan

The Company has a defined contribution plan (the "401(k) Plan") under Internal Revenue Code Section 401(k). All employees of the Company are covered by the 401(k) Plan.

The Plan also provides employees with employer matching contributions. All full-time employees who have twelve months of employment are eligible to participate in the 401(k) Plan. The 401(k) Plan allows participants to make a pretax deferred contribution of up to 15% of their compensation. The 401(k) Plan provides that the employer may contribute a discretionary amount at the end of the year. Matching contributions made by the Company amounted to $2,000 and $10,000 for year ended December 31, 1998 and 1999, respectively. No matching contributions were made for the year ended December 31, 1997.

(8) Development Agreements

During October 1998, the Company and Ernst & Young entered into an agreement to develop, market and build a business to provide secure access to multiple parties and permitted participants in connection with confidential financial transactions. The Company also agreed to develop a separate workspace on its internet site for use by E&Y. In consideration thereof, E&Y paid the Company a monthly fee, which aggregated $150,000 and $300,000 in the year ended December 31, 1998 and for the period from January 1, 1999 through April 13, 1999, respectively. Such amounts are recorded net of development costs incurred, which aggregated approximately $90,000 for the period from January 1, 1999 through April 13, 1999 with the remainder recorded as deferred development fees.

The Company entered into a new marketing and equity agreement with Ernst & Young (see note 4), and, since April 1999, the Company has no longer received monthly development fees from Ernst & Young. In connection with this agreement, the Company recorded the remaining deferred development fees as a contribution to capital as such amount is considered to be part of the total price paid for the Series D stock and warrants. Pursuant to the marketing agreement, E&Y will market the Company's services to its client base but has no minimum performance targets.

During June 1999, the Company and RWJ-PRI entered into a three year development agreement to develop, market and build a business to provide secure access to multiple parties and permitted participants in connection with the establishment of an internet based workspace for pharmaceutical research and development activities. As part of the development agreement, RWJ-PRI contributed their expertise in the pharmaceutical market including insight regarding the legal and regulatory processes particular to the pharmaceutical industry. RWJ-PRI received the right to have first access to any website hosting service among other things. In consideration of the Company's agreement with RWJ-PRI to create an application for a secure Internet-based workspace for pharmaceutical research, the Company received a non-refundable $350,000 fee. Such amount is being recorded as revenue ratably over the three-year agreement. The Company also received a non-refundable $150,000 fee, which is an advance of usage fees.

(9) Significant Vendors

The Company currently relies on IBM Global Services to host its services on the existing NT/Lotus platform and to provide the security features on which its services currently depend. IBM accounted for approximately 14%, 52% and 42% of the Company's costs of revenues in 1997, 1998 and 1999, respectively and 57% and 25% for the three months ended March 31, 1999 and 2000, respectively. IBM also accounted for 3%, 15% and 14% of total operating costs in 1997, 1998 and 1999, respectively and 20% and 5% for the three months ended March 31, 1999 and 2000, respectively.

During the first quarter of 2000, the Company began to use USinternetworking to host its services. For the three months ended March 31, 2000, USinternetworking accounted for 19% of the Company's cost of revenues and 4% of the Company's total operating costs. USinternetworking will provide the Company with approximately 1,500 hours of application development consulting. The Company will expense these costs as incurred.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


The Company relies on outside consulting firms to develop and maintain the software supporting its services. Lante Corporation ("Lante") developed and assists in maintaining the applications platform supporting the IntraLoan and DealSpace services and the ASAP secure messaging product. The Company has engaged Transaction Information Systems, Inc. to develop software for the pharmaceutical market.

Lante accounted for approximately 87%, 91% and 82% of the Company's product development cost in 1997, 1998 and 1999, respectively and 66% and 0% for the three months ended March 31, 1999 and 2000, respectively. Lante also accounted for 21%, 28% and 13% of total operating costs in 1997, 1998 and 1999, respectively and 15% and 0% for the three months ended March 31, 1999 and 2000, respectively.

(10) Income Taxes

There is no provision for federal, foreign, state or local income taxes for all periods presented, since the Company has incurred losses since inception. At December 31, 1999, the Company had approximately $22 million of federal net operating loss carryforwards available to offset future taxable income, such carryforwards expire in various years through 2019. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is not more likely than not that these assets will be realized. The tax effect of temporary differences that give rise to significant portions of federal deferred tax assets principally consists of the Company's net operating loss carryforward.

The Company realized an income tax benefit for the years ended December 31, 1998 and 1999. Income tax benefit as reported herein differs from the "expected" income tax benefit for the years ended December 31, 1997, 1998 and 1999, computed by applying the Federal corporate tax rate of 34% to the loss before income taxes, as follows:

                                              1997        1998         1999
                                            ---------  -----------  -----------
     Computed "expected" tax benefit....... $(707,000) $(2,380,000) $(5,133,000)
     State tax benefit, net of Federal
      income tax benefit...................  (202,000)    (681,000)  (1,428,000)
     Nondeductible expenses................     4,000        9,000      150,000
     Increase in valuation allowance.......   905,000    3,052,000    6,411,000
                                            ---------  -----------  -----------
                                            $     --   $       --   $       --
                                            =========  ===========  ===========

Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company's net operating loss and credit carryforwards may be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards. The Company has not analyzed the historical or potential impact of this offering on beneficial ownership and therefore, no determination has been made whether the net operating loss carry forward is subject to any IRC section 382 limitation.

The tax effect of temporary differences that give rise to deferred tax assets at December 31, 1998 and 1999 is as follows:

                                                         1998         1999
                                                      -----------  -----------
     Net operating loss carryforward................. $ 4,013,000  $ 9,707,000
     Fixed assets, principally due to differences in
      depreciation...................................      16,000     (194,000)
     Expenses not currently deductible for tax
      purposes.......................................     148,000    1,075,000
                                                      -----------  -----------
       Gross deferred tax assets.....................   4,177,000   10,588,000
     Less valuation allowance........................  (4,177,000) (10,588,000)
                                                      -----------  -----------
       Net deferred income taxes..................... $       --   $       --
                                                      ===========  ===========

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


(11) Commitments and Contingencies

Leases

The Company has entered into operating lease agreements for office space and equipment. Rent abatements have been granted to the Company for varying periods on certain of its facilities. Deferred rent relating to these abatements is being amortized on a straight-line basis over the applicable lease term, which is ten years.

Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year at December 31, 1999 are as follows:

       Year ending December 31,                                        Amount
       ------------------------                                      ----------
       2000......................................................... $1,143,000
       2001.........................................................  1,120,000
       2002.........................................................  1,100,000
       2003.........................................................  1,054,000
       2004.........................................................  1,067,000
       Thereafter...................................................  3,597,000
                                                                     ----------
         Total minimum lease payments............................... $9,081,000
                                                                     ==========

Total rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $96,000 $383,000 and $1 million, respectively and $111,000 and $555,000 for the three months ended March 31, 1999 and 2000, respectively.

Future minimum capital lease payments under the capital lease are as follows:

       Year                                                            Amount
       ----                                                           --------
       2000.........................................................  $ 71,000
       2001.........................................................    67,000
       2002.........................................................    33,000
                                                                      --------
       Net minimum lease payments...................................  (171,000)
       Less amounts representing interest at 13%....................   (22,000)
                                                                      --------
         Present value of minimum capital lease payments............   149,000
       Less current installments of obligations under capital
        leases......................................................    57,000
                                                                      --------
         Obligations under capital leases, excluding current
          installments..............................................  $ 92,000
                                                                      ========

Employment Agreements

As of June 30, 2000, the Company has employment agreements with eight senior employees that provide for severance benefits among other items. In the event these agreements are terminated, the Company may be liable for severance payments of up to an aggregate of $1.8 million of salary payable during the year following termination.

Legal Proceedings

The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations or liquidity.

(12) Related Party Transactions

Various related parties have participated in our preferred stock private placements. These related parties consist of family members of management and board members and stockholders who have the rights to appoint board members. Included in Series A, B, C and E, are 225,000, 756,824, 2,138,461 and 662,604
shares, respectively, owned by different related parties.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)

(13) Supplemental Cash Flow Information

Supplemental cash flow information is as follows:

                                                             Three Months Ended
                                                                 March 31,
                                                             ------------------
                                                                (Unaudited)
                            1997        1998        1999      1999      2000
                         ----------- ----------- ----------- ------- ----------
Noncash financing
 activities:
  Stock subscription
   receivable........... $ 1,500,000 $       --  $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Common stock issued to
   officers............. $    53,000 $       --  $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Conversion of notes
   payable into Series A
   stock................ $   150,000 $       --  $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Equipment acquired
   under capital leases. $    24,000 $       --  $   269,000 $   --  $      --
                         =========== =========== =========== ======= ==========
  Conversion of bridge
   loans into Series B
   stock................ $   600,000 $ 2,000,000 $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Warrants issued in
   connection with
   bridge loan.......... $    14,000 $   151,000 $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Warrants issued in
   connection with a
   development
   agreement............ $       --  $       --  $   436,000 $   --  $      --
                         =========== =========== =========== ======= ==========
  Warrants issued in
   connection with Chase
   agreement............ $       --  $       --  $       --  $   --  $7,500,000
                         =========== =========== =========== ======= ==========
  Warrants issued in
   lieu of compensation. $    47,000 $       --  $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Series C stock issued
   in settlement of
   offering costs....... $       --  $   250,000 $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Common stock issued in
   connection with
   acquisitions......... $       --  $       --  $ 1,071,000 $   --  $1,377,000
                         =========== =========== =========== ======= ==========
  Accrued dividends..... $       --  $   430,000 $ 2,974,000 $63,000 $1,377,000
                         =========== =========== =========== ======= ==========
  Development fees
   contributed to
   capital.............. $       --  $       --  $   360,000 $   --  $      --
                         =========== =========== =========== ======= ==========
  Conversion of warrants
   into Series B stock.. $       --  $    72,000 $       --  $   --  $      --
                         =========== =========== =========== ======= ==========
  Cash paid for
   interest............. $     7,000 $    25,000 $     9,000 $   --  $      --
                         =========== =========== =========== ======= ==========

(14) Valuation and Qualifying Accounts

                                                 Additions              Balance
                                      Balance at charged to              at end
                                      beginning  costs and  Deductions/    of
                                      of period   expenses  write-offs   period
                                      ---------- ---------- ----------- --------
For the year ended December 31,
 1997:
  Allowance for doubtful accounts...   $    --    $    --    $    --    $    --
                                       ========   ========   ========   ========
For the year ended December 31,
 1998:
  Allowance for doubtful accounts...   $    --    $ 75,000   $    --    $ 75,000
                                       ========   ========   ========   ========
For the year ended December 31,
 1999:
  Allowance for doubtful accounts...   $ 75,000   $125,000   $(90,000)  $110,000
                                       ========   ========   ========   ========
For the three months ended March 31,
 2000:
  Allowance for doubtful accounts
   (unaudited)......................   $110,000   $ 82,000   $(42,000)  $150,000
                                       ========   ========   ========   ========

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)

(15) Initial Public Offering and Pro Forma Data--Unaudited

In February 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of its common stock in connection with a proposed IPO.

The accompanying pro forma data as of March 31, 2000 gives effect to the following transactions as if such transactions occurred on March 31, 2000:

  . the recognition of $1,050,000 of non-cash compensation expense at the closing of the offering in connection with the immediate vesting of previously contingent options to purchase 254,617 shares of common stock (see Note 5). For purposes of the pro forma data, the amount of the non-cash compensation expense is based on a fair value of $11.00 per common share, which is the mid-point of the estimated price range for this offering. The actual amount of the non-cash compensation expense will be determined using the initial public offering price upon the consummation of the offering.

  . the recognition of a $7,226,000 non-cash dividend at the closing of the offering in connection with the immediate vesting of previously contingent warrants (see note 4) to purchase 468,000 preferred shares. The warrants will become exercisable for 936,000 shares of common stock upon consummation of the IPO. Such amount will be recorded as a non-cash dividend to the Company's Series D preferred stockholder. For purposes of the pro forma data, the amount of the non-cash dividend using a Black-Scholes pricing model is based on a fair value of $11.00 per common share, which is the mid-point of the expected IPO price. The actual amount of the non-cash dividend will be determined using the initial public offering price upon the consummation of the offering. Each $1 change in the per share IPO price will effect this dividend by approximately $889,000;

  . the automatic conversion on a two-for-one basis of all outstanding shares of convertible preferred stock into 14,187,948 shares of common stock upon the closing of the IPO (see note 4);

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


                                                          March 31, 2000
                                                     --------------------------
                                                       (Actual)    (Pro Forma)
                                                     ------------  ------------
                                                                   (unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents........................  $ 27,718,000  $ 27,718,000
  Accounts receivable..............................     2,761,000     2,761,000
  Prepaid expenses and other current assets........       869,000       869,000
                                                     ------------  ------------
    Total current assets...........................    31,348,000    31,348,000
Property and equipment, net........................     6,933,000     6,933,000
Partner advance, net...............................       328,000       328,000
Goodwill and other intangible assets, net..........     2,095,000     2,095,000
Other assets.......................................     1,936,000     1,936,000
                                                     ------------  ------------
    Total assets...................................  $ 42,640,000  $ 42,640,000
                                                     ============  ============
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................  $  2,728,000  $  2,728,000
  Accrued expenses.................................       947,000       947,000
  Deferred revenue.................................       763,000       763,000
  Current installments of obligations under capital
   leases..........................................        57,000        57,000
                                                     ------------  ------------
    Total current liabilities......................     4,495,000     4,495,000
Obligations under capital leases, excluding current
 installments......................................        77,000        77,000
Deferred rent......................................       497,000       497,000
Redeemable convertible preferred stock:
  Series B.........................................     5,964,000           --
  Series C.........................................    17,773,000           --
  Series D.........................................    15,926,000           --
  Series E.........................................    14,834,000           --
  Series F.........................................    15,251,000           --
Stockholders' equity (deficit):                                             --
  Series A.........................................         4,000           --
  Common stock, $0.01 par value; 42,000,000 shares
   authorized;
   2,792,708 shares issued and outstanding at March
   31, 2000 and 16,980,656 shares issued and
   outstanding on a pro forma basis................        28,000       170,000
  Additional paid-in capital.......................    22,845,000    93,505,000
  Accumulated deficit..............................   (41,813,000)  (50,089,000)
  Deferred compensation............................   (13,217,000)   (5,991,000)
  Other comprehensive loss.........................       (24,000)      (24,000)
                                                     ------------  ------------
    Total stockholders' equity (deficit)...........   (32,177,000)   37,571,000
                                                     ------------  ------------
Total liabilities and stockholders' equity
 (deficit).........................................  $ 42,640,000  $ 42,640,000
                                                     ============  ============

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)



                                                                   Three Months
                                                                      Ended
                                                                    March 31,
                                                                       2000
                                                                   ------------
                                                                   (unaudited)
Revenues.........................................................  $  1,894,000
Cost of revenues.................................................     2,068,000
Non-cash cost of revenues........................................        81,000
                                                                   ------------
    Gross loss...................................................      (255,000)
Operating expenses:
  General and administrative.....................................     2,250,000
  Sales and marketing............................................     2,963,000
  Product development............................................     1,590,000
  Amortization of intangible assets..............................       207,000
  Non-cash equity based charge...................................     7,500,000
  Non-cash compensation..........................................     2,697,000
                                                                   ------------
    Total operating expenses.....................................    17,207,000
                                                                   ------------
    Loss from operations.........................................   (17,462,000)
                                                                   ------------
Interest income (expense):
  Interest income................................................       409,000
  Interest expense...............................................        (2,000)
                                                                   ------------
    Total interest income (expense), net.........................       407,000
                                                                   ------------
Net loss.........................................................   (17,055,000)
Cumulative dividends on redeemable convertible preferred stock...    (1,377,000)
                                                                   ------------
Net loss attributable to common stockholders.....................  $(18,432,000)
                                                                   ============
Basic and diluted net loss per common share......................  $      (6.85)
                                                                   ============
Weighted average shares outstanding used in basic and diluted net
 loss per common share calculation...............................     2,690,710
                                                                   ============
Pro forma:
  Net loss attributable to common stockholders...................  $(18,432,000)
  Non-cash compensation in connection with the vesting of
   previously contingent employee options........................    (1,050,000)
  Cumulative dividends in connection with the vesting of
   contingent Series D preferred stock warrants..................    (7,226,000)
                                                                   ------------
  Pro forma net loss attributable to common stockholders.........  $(26,708,000)
                                                                   ============
  Pro forma basic and diluted net loss per common share..........  $      (1.64)
                                                                   ============
  Shares used in pro forma basic and diluted net loss per common
   share calculation.............................................    16,290,422
                                                                   ============

(16) Subsequent Events--Unaudited

For the period April 1, 2000 through July 15, 2000, the Company granted options to purchase 1,583,864 shares of common stock to employees at a weighted average exercise price of $10.00 per share. Additionally, during this time period, options to purchase 115,820 shares of common stock at a weighted average exercise price of $5.45 per share were cancelled and 11,000 options were exercised at $3.75 per share. The Company recorded deferred compensation of approximately $8,000 in connection with the granting of these options. In addition, warrants to purchase 124,500 shares of common stock were exercised at $1.67 per share during this period.

                                INTRALINKS, INC.

                           December 31, 1998 and 1999
         (All information subsequent to December 31, 1999 is unaudited)


In April 2000, the Company entered into a thirteen-month lease for office space. Monthly rent payments under this agreement approximate $20,000.

On May 12, 2000, the Company acquired certain assets from and assumed no liabilities of Zephyr Document Exchange ("Zephyr"), for $2.5 million, including acquisition costs. The acquisition was accounted for as a purchase business combination. The consideration consisted of the following: $150,000 in cash, 13,200 shares of common stock valued at $132,000, or $10.00 per share, 320,000 options valued at $2.2 million using the Black-Scholes pricing model and acquisition costs of 50,000. The Company will amortize the resulting goodwill over three years, the expected period of benefit. An additional $200,000 in cash will be paid in November 2000, provided certain revenue targets are achieved. In addition, 26,800 shares of common stock were issued into escrow and will be released from escrow if and when certain revenue targets are achieved. If the revenue targets are achieved, the Company will adjust the purchase price at that time.

On June 29, 2000, the Company acquired certain assets and assumed no liabilities of Moonweasel, Inc. ("Moonweasel") for $600,000, including acquisition costs. The acquisition was accounted for as a purchase business combination. The consideration consisted of the following: $80,000 in cash, 47,500 shares of common stock at $10.00 per share valued at $475,000, and acquisition costs of $45,000. The Company will amortize the resulting goodwill over three years, the expected period of benefit. An additional 12,500 and 7,500 shares of common stock were issued into escrow and will be released from escrow if Moonweasel's employees continue on as the Company's employees through June 29, 2001 and June 29, 2002, respectively. The Company considers the 20,000 shares issued into escrow to be compensation for post-combination services rather than additional purchase price and, accordingly, will ratably amortize the value ascribed to these shares to expense through the applicable anniversary dates.

Upon the closing of this offering, the Company intends to authorize the issuance of 1,000,000 shares of preferred stock.

In June 2000, the Company adopted the 2000 Employee Stock Purchase Plan with 500,000 shares of common stock initially reserved for issuance and the International Employee Stock Purchase Plan with 200,000 shares of common stock initially reserved for issuance.

During the period from April 1, 2000 through June 30, 2000, the Company entered into two leases for office space, one of which is for nine months and the other is for eight years. Monthly payments for the nine-month lease approximate $20,000 while monthly payments for the eight-year lease approximate $20,000 to $25,000 over the lease term.

                                                                  communicate


                                                                     innovate


                                                                  collaborate
                         is it work if you love it?TM









                                  IntraLinksTM

                          the new digital workspaceTM

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

     SEC Registration Fee...........................................   $ 19,783
     NASD Fees......................................................      5,500
     Nasdaq Listing Fees............................................     80,000
     Printing and Engraving Expenses................................    400,000
     Legal Fees and Expenses........................................    400,000
     Accountants' Fees and Expenses.................................    550,000
     Expenses of Qualification Under State Securities Laws,
      Including Attorneys' Fees.....................................      7,500
     Transfer Agent and Registrar's Fees............................      3,000
     Miscellaneous Costs............................................     34,217
                                                                     ----------
       Total........................................................ $1,500,000
                                                                     ==========

The Company will bear all of the foregoing expenses.

The foregoing, except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee, are estimates.

Item 14. Indemnification of Directors, Officers and Employees

Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The form of the Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of the forms of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The above discussion of the Third Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, and statute. The Registrant will agree to indemnify the Underwriters and their controlling persons, and the Underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

For information regarding the Registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 15. Recent Sales of Unregistered Securities

Since its inception, the Registrant has sold the following securities that were not registered under the Securities Act:

Between October 1996 and September 1997, the Registrant issued an aggregate of 2,350,000 shares of its common stock to its executive officers and members of their immediate families (including trusts for their benefit) at prices ranging from $.0171 to $.0250 per share. See "Principal Stockholders" in the accompanying prospectus for a more complete breakdown of these persons' ownership. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

In September 1996 the Registrant issued 52,500 shares of its Series A Convertible Preferred Stock ("Series A Preferred Stock") to several accredited investors, including executive officers of the Registrant and members of their immediate families (including trusts for their benefit) at a price of $4.76 per share. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering. On June 10, 1997 the Registrant's Board of Directors approved a 1.428571-for-one stock split of the Series A Preferred stock outstanding as of April 1, 1997. Following the declaration of the stock split, there were 75,000 shares outstanding at $3.33 per share.

On June 13, 1997, the Registrant issued 262,500 shares of Series A Preferred stock at $3.33 per share to several accredited investors, including the Registrant's executive officers and members of their immediate families (including trusts for their benefit). See "Principal Stockholders" in the accompanying prospectus for a more complete breakdown of these persons' ownership. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

On September 9, 1997, the Registrant issued promissory notes to for a total principal amount of $600,000, together with warrants to purchase 53,500 shares of common stock at an exercise price of $1.67 per share. A portion of these notes were purchased by unaffiliated accredited investors. The remainder of these notes were purchased by the Registrant's executive officers and members of their immediate families (including trusts for their benefit). See "Principal Stockholders" in the accompanying prospectus for a more complete breakdown of these persons' ownership. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering. On December 18, 1997 the principal amount of such notes was converted by all of the holders thereof into a total of 92,307 shares of the Registrant's Series B Convertible Preferred Stock ("Series B Preferred Stock").

Also on December 18, 1997, the Registrant entered into an agreement for the private placement of 676,923 shares of Series B Preferred Stock at a price of $6.50 per share, together with warrants to purchase 384,610 shares of common stock. These shares were purchased by several accredited investors, which included Euclid Partners IV, L.P., Perseus Capital LLC, Catalyst Investments (Belgium) N.V. and certain of the Registrant's directors and officers and members of their immediate families (including trusts for their benefit). The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering. In connection with these purchases, the holders of the Series B Preferred Stock received the right, which will expire upon the closing of this offering, to appoint two members of the Registrant's board of directors. Milton J. Pappas and William B. Ford are the current directors appointed by the Series B Preferred stockholders. See "Management" and "Principal Stockholders" in the accompanying prospectus.

On August 20, 1998, the Registrant issued promissory notes for a total principal amount of $2,000,000 together with warrants to purchase 108,000 shares of Series B Preferred Stock at an exercise price of $6.50. Lenders for these notes were existing stockholders of the Registrant, including the Registrant's executive officers and members of their immediate families (including trusts for their benefit). The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering. On October 9, 1998, these notes were converted into 307,692 shares of Series C Preferred Stock.

Simultaneously, on October 9, 1998, an additional 2,153,846 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") were sold in a private placement at a price of $6.50 per share. The purchasers of these shares were accredited investors, including APA Excelsior Fund V and other affiliates of Patricof & Co. Ventures, Inc., Catalyst Investments (Belgium) N.V., Euclid Partners IV, L.P., New York Small Business Venture Fund, LLC, C.E. Unterberg Towbin, LLC and certain of the Registrant's executive officers and members of their immediate families (including trusts for their benefit). The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering. In connection with such placement, the Registrant paid $350,000 in cash and issued 38,462 shares of Series C Preferred Stock to C.E. Unterberg Towbin as a fee for placement agency services. In addition, on such date, the warrants to purchase 384,610 shares of common stock issued on December 18, 1997 were exchanged by their holders for a total of 11,000 shares of Series B Preferred Stock. In connection with these purchases, each of Catalyst Investments (Belgium)

N.V. and APA Excelsior V, L.P. (together with related funds managed by Patricof & Co. Ventures, Inc.), which were both investors in the Series C Preferred Stock private placement, received the right, which will expire upon the closing of this offering, to appoint two members of the Registrant's board of directors. Thomas P. Hirschfeld and Julie Kunstler are the current directors appointed by the Series C Preferred Stock holders. See "Management" and "Principal Stockholders."

On April 13, 1999, the Registrant sold in a private placement to Ernst & Young U.S. LLP, an accredited investors, 660,000 shares of the Registrant's Series D Convertible Preferred Stock ("Series D Preferred Stock") at a purchase price of $10.00 per share, together with warrants to purchase an additional 660,000 shares of Series D Preferred Stock at such price. Also on April 13, 1999, the holders of the Series C Preferred Stock received, pro rata to their ownership of the Series C Preferred Stock, warrants to purchase a total of 160,000 shares of Series D Preferred Stock at an exercise price of $10.00 per share. These warrants were issued, together with a one-time cash payment of $800,000, in exchange for the cancellation of the rights of the holders of Series C Preferred Stock to receive quarterly dividend payments. In connection with its purchase of the Series D Preferred Stock and entering into a joint marketing venture with the Registrant, Ernst & Young also received warrants to purchase an additional 468,000 shares of Series D Preferred Stock at an exercise price of $10.00 per share and 192,308 shares of Series C Preferred Stock $6.50 per share. These warrants will become exercisable upon the earlier of the closing of this offering or our achieving certain defined revenue targets. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering. In connection with all of the foregoing, Ernst & Young received the right, which will expire upon the closing of this offering, to appoint three members of the Registrant's board of directors. Carolyn Buck Luce, Steven D. Oesterle and J. Douglas Phillips were the directors appointed by Ernst & Young. See "Management" and "Principal Stockholders" in the accompanying prospectus.

On June 30, 1999, IntraLinks sold in a private placement 1,068,890 shares of Series E Preferred Stock at a purchase price of $13.00 per share. Of these shares, 399,660 were purchased by existing stockholders, consisting of members of the immediate family of one of the Registrant's executive officers and other accredited investors, pursuant to pre-emptive rights granted to all of IntraLinks's stockholders under a shareholders' agreement. The remainder of these shares were purchased by unaffiliated accredited investors consisting of Reuters Holdings Switzerland SA, Johnson & Johnson Development Corporation, Younes Nazarian and three trusts for the benefit of Mr. Nazarian's family. Simultaneously with this private placement, Ernst & Young exercised the 660,000 warrants to purchase Series D Preferred Stock issued on April 13, 1999 and the Series C Preferred Stock holders exercised the 160,000 warrants to purchase Series D Preferred Stock issued on April 13, 1999. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

In August 1999, the Registrant issued 174,336 shares of its common stock to Cambridge Technology Visions, Inc. as partial consideration for acquiring certain assets and liabilities of CTV. These shares were valued for purposes of the acquisition at approximately $907,000, or $5.21 per share. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

As of July 15, 2000, the Registrant had issued options to purchase an aggregate of 8,645,124 shares of common stock under the Registrant's 1997 Stock Incentive Plan. Of these options, options to purchase a total of 99,372 shares of common stock have been exercised. These grants and exercises of options, and the exercise of warrants to purchase 124,500 shares of Common Stock were made in reliance on the exemptions from registration under the Securities Act provided by Rule 701 thereunder or by Section 4(2) thereof.

On January 24, 2000, by agreement dated January 14, 2000, IntraLinks sold in a private placement 882,354 shares of Series F Preferred Stock at a purchase price of $17.00 per share. The shares were purchased by The Chase Manhattan Corporation and Euclid e Corporate Partners, L.P., both unaffiliated accredited investors. In connection with the transaction and an agreement entered into by IntraLinks and Chase, IntraLinks issued to Chase warrants to purchase 1,050,000 shares of Series F Preferred Stock at $17.00 per share. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

On January 28, 2000, the Registrant issued 144,000 shares of its common stock to Savant Technologies, Inc. as partial consideration for acquiring certain assets and liabilities of Savant. These shares were valued for purposes of the acquisition at approximately $1,101,600, or $7.65 per share. In addition the Registrant issued an additional 36,000 shares of common stock into escrow, with such shares to be released from escrow if the current shareholders of Savant are employees of the Registrant as of January 28, 2002. These shares were issued into escrow as compensation for post-closing services to be rendered rather than additional purchase price. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

On May 12, 2000, the Registrant issued 13,200 shares of its common stock to Zephyr Document Exchange as partial consideration for acquiring certain assets of Zephyr. In addition, the Registrant issued 26,800 shares of its common stock into escrow, which will be released from escrow to Zephyr if and when specified revenue targets are achieved. These shares were valued for purposes of the acquisition at an aggregate of approximately $400,000, or $10.00 per share. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

On June 29, 2000, the Registrant issued 47,500 shares of its common stock to Moonweasel, Inc. as partial consideration for acquiring certain assets of Moonweasel. In addition, the Registrant issued 20,000 shares of its common stock into escrow, which will be released from escrow if Moonweasel's employees remain employees of the Registrant on specified dates. These shares were valued for purposes of the acquisition at an aggregate of approximately $675,000, or $10.00 per share. The sale and issuance of these securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering.

The purchasers in each of the foregoing transactions represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a) The following is a list of exhibits filed as a part of this registration statement:

Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement
  3.1    Form of Articles of Incorporation of the Registrant, as Amended**
  3.2    Form of Amended and Restated By-Laws of Registrant**
  3.3    Form of Amended and Restated Certificate of Incorporation of
          Registrant (to be in effect following this offering)**
  3.4    Form of Amended and Restated By-Laws of Registrant (to be in effect following this offering)**
  4.1    Specimen Certificate for shares of the Registrant's Common Stock**
  5.1    Opinion of Heller Ehrman White and McAuliffe LLP, counsel to the
          Registrant, regarding the legality of the shares of Common Stock**
 10.1    Registrant's Amended and Restated 1997 Stock Incentive Plan**
 10.2    Registration Rights Agreement by and among certain shareholders and
          Registrant dated December 18, 1997**
 10.3    Second Amendment to Registration Rights Agreement by and among
          Registrant and certain shareholders dated as of October 9, 1998**
 10.4    Third Amended and Restated Registration Rights Agreement by and among
          Registrant and certain shareholders dated as of January 24, 2000**
 10.5    Amended and Restated Shareholders' Agreement by and among Registrant and its shareholders dated as of January 24, 2000**
 10.6    Employment Agreement dated as of January 1, 2000 by and between Mark
          S. Adams and Registrant**
 10.7    Employment Agreement dated as of January 10, 2000 by and between James
          Dougherty and Registrant**
 10.8    Employment Agreement dated as of January 10, 2000 by and between John
          M. Muldoon and Registrant**
 10.9    Employment Agreement dated as of January 10, 2000 by and between
          Patrick J. Wack, Jr. and Registrant**

 Exhibit
 Number                                Description
 -------                               -----------
 10.10   Employment Agreement dated as of January 10, 2000 by and between
          Leonard G. Goldstein and Registrant**
 10.11   Employment Agreement dated as of February 14, 2000 by and between
          Myles Trachtenberg and Registrant**
 10.12   Employment Agreement dated as of February 14, 2000 by and between Gene
          W. Fuller and Registrant**
 10.13   Consulting Agreement dated September 1, 1997 by and between Registrant and John Sculley**
 10.14   Office Lease, dated as of March 23, 1998 by and between Registrant and
          SL Green Operating Partnership LP**
 10.15   Assignment of Lease, dated as of December 17, 1996 by and between
          Registrant and Prospectus Plus, Inc.**
 10.16   Warrant to purchase 15,384 shares of common stock dated December 18,
          1997 issued to Landwell Financial Services, Inc.**
 10.17   Warrant to purchase 27,000 shares of Series B Preferred Stock dated
          August 20, 1998 issued to Perseus Capital, LLC**
 10.18   Warrant to purchase 27,000 shares of Series B Preferred Stock dated
          August 20, 1998 issued to Catalyst Investments (Belgium) NV**
 10.19   Warrant to purchase 27,000 shares of Series B Preferred Stock dated
          August 20, 1998 issued to Euclid Partners IV, L.P.**
 10.20   Warrant to purchase 2,700 shares of Series B Preferred Stock dated
          August 20, 1998 issued to Patrick J. Wack, Jr. Family Trust**
 10.21   Warrant to purchase 2,700 shares of Series B Preferred Stock dated
          August 20, 1998 issued to Eugene A. Tomei**
 10.22   Warrant to purchase 5,400 shares of Series B Preferred Stock dated
          August 20, 1998 issued to Duncan W. Brown**
 10.23   Warrant to purchase 16,200 shares of Series B Preferred Stock dated
          August 20, 1998 issued to Sculley Brothers LLC**
 10.24   Warrant to purchase 192,308 shares of Series C Preferred Stock dated
          April 13, 1999 issued to Ernst & Young U.S. LLP**
 10.25   Warrant to purchase 468,000 shares of Series D Preferred Stock dated
          April 13, 1999 issued to Ernst & Young U.S. LLP**
 10.26   Warrant to purchase 38,462 shares of common stock dated June 30, 1999 issued to R.W. Johnson Pharmaceutical Research Institute**
 10.27   Warrant to purchase 76,923 shares of common stock dated June 30, 1999 issued to The R.W. Johnson Pharmaceutical Research Institute**
 10.28   Warrant to purchase 115,385 shares of common stock dated June 30, 1999 issued to
          The R.W. Johnson Pharmaceutical Research Institute**
 10.29   Warrant to purchase 15,050 shares of common stock dated October 2,
          1997 issued to Lante Corporation**
 10.30   Warrant to purchase 15,000 shares of common stock dated June 10, 1997 issued to Landwell Financial Services, Inc.**
 10.31   Warrant to purchase 40,000 shares of common stock dated September 1,
          1997 issued to John Sculley**
 10.32   Warrant to purchase 2,250 shares of common stock dated September 9,
          1997 issued to Duncan W. Brown**
 10.33   Warrant to purchase 22,250 shares of common stock dated September 16,
          1998 issued to John Sculley**
 10.34   Warrant to purchase 2,250 shares of common stock dated September 9,
          1997 issued to Robert Lerner**
 10.35   Warrant to purchase 1,050,000 shares of common stock dated January 24,
          2000 issued to The Chase Manhattan Corporation**
 10.36   Registrant's 2000 Employee Stock Purchase Plan**
 10.37   Employment Agreement dated as of June 26, 2000 by and between Joseph
          Simon and the Registrant**

 Exhibit
 Number                                Description
 -------                               -----------
 10.38   Assignment and Marketing Agreement dated as of April 13, 1999 by and between Ernst &
          Young LLP and the Registrant**
 10.39   Enterprise Agreement dated as of May 15, 2000 by and between the Chase
          Manhattan Corporation and the Registrant**
 10.40   Registrant's International Stock Purchase Plan**
 21.1    Subsidiaries of Registrant**
 23.1    Consent of KPMG LLP
 23.2    Consent of Heller Ehrman White and McAuliffe LLP, counsel to the
          Registrant (included in Exhibit 5.1)**
 24.1    Powers of Attorney (Included in the signature page to the Registration
          Statement)**
 27.1    Financial Data Schedule**

--------
 * To be filed by amendment.
** Previously filed.


Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

  (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, IntraLinks Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of July, 2000.

                                          INTRALINKS, INC.

                                          By:       /s/ Mark S. Adams
                                            -----------------------------------
                                                      Mark S. Adams
                                           Chairman of the Board of Directors

                               POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below, hereby authorize, constitute and appoint each of Mark S. Adams and John M. Muldoon their true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, that relates to the offering of securities covered by this Registration Statement, and to file the same with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2000.

             Signatures                       Capacity               Date

          /s/ Mark S. Adams             Chairman of the
                                         Board of Directors     July 26, 2000

-------------------------------------
            Mark S. Adams

       /s/ James P. Dougherty           President, Chief
-------------------------------------    Executive Officer      July 26, 2000
         James P. Dougherty              and Director
                                         (Principal
                                         Executive Officer)

         /s/ Joseph W. Simon            Chief Financial
-------------------------------------    Officer (Principal     July 26, 2000
           Joseph W. Simon               Financial and
                                         Accounting Officer)

                  *                     Director
-------------------------------------                           July 26, 2000
           William B. Ford

                                        Director
                                                                July 26, 2000
                  *
-------------------------------------
          Craig D. Goldman

                  *                     Director
-------------------------------------                           July 26, 2000
        Thomas P. Hirschfeld

                  *                     Director
-------------------------------------                           July 26, 2000
           Julie Kunstler

             Signatures                       Capacity               Date

                  *                     Director
                                                                July 26, 2000

-------------------------------------
          Milton J. Pappas

                  *                     Director
-------------------------------------                           July 26, 2000
          Arthur B. Sculley

                  *                     Director
-------------------------------------                           July 26, 2000
           Devin N. Wenig

          /s/ Mark S. Adams
*By: ________________________________
            Mark S. Adams
          Attorney in fact

                                 EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number  Description                                                   Page
 ------- -----------                                               ------------
  1.1    Form of Underwriting Agreement
  3.1    Form of Articles of Incorporation of the Registrant, as
          Amended**
  3.2    Form of Amended and Restated By-Laws of Registrant**
  3.3    Form of Amended and Restated Certificate of
          Incorporation of Registrant (to be in effect following
          this offering)**
  3.4    Form of Amended and Restated By-Laws of Registrant (to
          be in effect following this offering)**
  4.1    Specimen Certificate for shares of the Registrant's
          Common Stock**
  5.1    Opinion of Heller Ehrman White and McAuliffe LLP,
          counsel to the Registrant, regarding the legality of
          the shares of Common Stock**
 10.1    Registrant's Amended and Restated 1997 Stock Incentive
          Plan
 10.2    Registration Rights Agreement by and among certain
          shareholders and Registrant dated December 18, 1997**
 10.3    Second Amendment to Registration Rights Agreement by
          and among Registrant and certain shareholders dated as
          of October 9, 1998**
 10.4    Third Amended and Restated Registration Rights
          Agreement by and among Registrant and certain
          shareholders dated as of January 24, 2000**
 10.5    Amended and Restated Shareholders' Agreement by and
          among Registrant and its shareholders dated as of
          January 24, 2000**
 10.6    Employment Agreement dated as of January 1, 2000 by and
          between Mark S. Adams and Registrant**
 10.7    Employment Agreement dated as of January 10, 2000 by
          and between James Dougherty and Registrant**
 10.8    Employment Agreement dated as of January 10, 2000 by
          and between John M. Muldoon and Registrant**
 10.9    Employment Agreement dated as of January 10, 2000 by
          and between Patrick J. Wack, Jr. and Registrant**
 10.10   Employment Agreement dated as of January 10, 2000 by
          and between Leonard G. Goldstein and Registrant**
 10.11   Employment Agreement dated as of February 14, 2000 by
          and between Myles Trachtenberg and Registrant**
 10.12   Employment Agreement dated as of February 14, 2000 by
          and between Gene W. Fuller and Registrant**
 10.13   Consulting Agreement dated September 1, 1997 by and
          between Registrant and John Sculley**
 10.14   Office Lease, dated as of March 23, 1998 by and between
          Registrant and SL Green Operating Partnership LP**
 10.15   Assignment of Lease, dated as of December 17, 1996 by
          and between Registrant and Prospectus Plus, Inc.**
 10.16   Warrant to purchase 15,384 shares of common stock dated
          December 18, 1997 issued to Landwell Financial
          Services, Inc.**
 10.17   Warrant to purchase 27,000 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Perseus Capital,
          LLC**
 10.18   Warrant to purchase 27,000 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Catalyst
          Investments (Belgium) NV**
 10.19   Warrant to purchase 27,000 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Euclid Partners
          IV, L.P.**
 10.20   Warrant to purchase 2,700 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Patrick J. Wack,
          Jr. Family Trust**
 10.21   Warrant to purchase 2,700 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Eugene A.
          Tomei**
 10.22   Warrant to purchase 5,400 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Duncan W.
          Brown**
 10.23   Warrant to purchase 16,200 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Sculley Brothers
          LLC**
 10.24   Warrant to purchase 192,308 shares of Series C
          Preferred Stock dated April 13, 1999 issued to Ernst &
          Young U.S. LLP**

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number  Description                                                   Page
 ------- -----------                                               ------------
 10.25   Warrant to purchase 468,000 shares of Series D
          Preferred Stock dated April 13, 1999 issued to Ernst &
          Young U.S. LLP**
 10.26   Warrant to purchase 38,462 shares of common stock dated
          June 30, 1999 issued to R.W. Johnson Pharmaceutical
          Research Institute**
 10.27   Warrant to purchase 76,923 shares of common stock dated
          June 30, 1999 issued to The R.W. Johnson
          Pharmaceutical Research Institute**
 10.28   Warrant to purchase 115,385 shares of common stock
          dated June 30, 1999 issued to The R.W. Johnson
          Pharmaceutical Research Institute**
 10.29   Warrant to purchase 15,050 shares of common stock dated
          October 2, 1997 issued to Lante Corporation**
 10.30   Warrant to purchase 15,000 shares of common stock dated
          June 10, 1997 issued to Landwell Financial Services,
          Inc.**
 10.31   Warrant to purchase 40,000 shares of common stock dated
          September 1, 1997 issued to John Sculley**
 10.32   Warrant to purchase 2,250 shares of common stock dated
          September 9, 1997 issued to Duncan W. Brown**
 10.33   Warrant to purchase 22,250 shares of common stock dated
          September 16, 1998 issued to John Sculley**
 10.34   Warrant to purchase 2,250 shares of common stock dated
          September 9, 1997 issued to Robert Lerner**
 10.35   Warrant to purchase 1,050,000 shares of common stock
          dated January 24, 2000 issued to The Chase Manhattan
          Corporation**
 10.36   Registrant's 2000 Employee Stock Purchase Plan
 10.37   Employment Agreement dated as of June 26, 2000 by and
          between Joseph Simon and the Registrant**
 10.38   Assignment and Marketing Agreement dated as of April
          13, 1999 by and between Ernst & Young LLP and the
          Registrant**
 10.39   Enterprise Agreement dated as of May 15, 2000 by and
          between the Chase Manhattan Corporation and the
          Registrant**
 21.1    Subsidiaries of Registrant**
 23.1    Consent of KPMG LLP
 23.2    Consent of Heller Ehrman White and McAuliffe LLP,
          counsel to the Registrant (included in Exhibit 5.1)**
 24.1    Powers of Attorney (Included in the signature page to
          the Registration Statement)**
 27.1    Financial Data Schedule**

--------
  * To be filed by amendment.
** Previously filed.

Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and notes thereto.